As filed with the Securities and Exchange Commission on September 12, 2000
                                                      Registration No. _________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          FIDELITY D & D BANCORP, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

          Pennsylvania                              6021                          23-3017653
---------------------------------        ----------------------------          -------------------
  (State or other jurisdiction           (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)         Classification Code Number)          Identification No.)

                                           Michael F. Marranca, President
Fidelity D & D Bancorp, Inc.                FIDELITY D & D BANCORP, INC.
Blakely and Drinker Streets                  Blakely and Drinker Streets
Dunmore, Pennsylvania 18512                  Dunmore, Pennsylvania 18512
     (570) 342-8281                                 (570) 342-8281
---------------------------                ------------------------------
(Address, including ZIP Code,             (Name, address, including zip code,
and telephone number, including            and  telephone number, including area
area code, of registrant's                 code, of agent for service)
principal executive offices)

                                 With A Copy To:
                          Nicholas Bybel, Jr., Esquire
                            Cheryl A. Zeman, Esquire
                             Shumaker Williams, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                            Telephone: (717) 763-1121

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If any the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
Title of Each                       Amount           Proposed Maximum              Proposed Maximum            Amount of
Class of Securities                  to be            Offering Price                  Aggregate              Registration
Being Registered                  Registered             Per Unit                  Offering Price                Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock,
without par value                   100,000              $36.50 (1)                  $ 3,650,000              $ 963.60
---------------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(c), solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.
--------------------------------------------------------------------------------

                                   Prospectus


                          FIDELITY D & D BANCORP, INC.
                         2000 Dividend Reinvestment Plan
                         100,000 Shares of Common Stock
                              Trading Symbol: FDBC


     This prospectus relates to 100,000 shares of common stock of Fidelity D & D Bancorp, Inc., a Pennsylvania corporation, that the company may issue, from time to time, under the Fidelity D & D Bancorp, Inc. 2000 Dividend Reinvestment Plan. The plan offers holders of shares of common stock of Fidelity D & D an opportunity to automatically reinvest their cash dividends in shares of the company's common stock.

     The plan administrator will purchase shares acquired for the plan directly from Fidelity D & D Bancorp at fair market value, in the open market, or in negotiated transactions, as described in the plan. As of September 1, 2000, the market price of the common stock was $36.50 per share. The common stock is traded on the Over-the-Counter Bulletin Board under the symbol "FDBC."




     See "Risk Factors" beginning on page 7 for information that prospective participants in the 2000 Dividend Reinvestment Plan should consider before joining the plan.

     Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares of common stock offered in this prospectus are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency. Neither Fidelity D & D Bancorp, Inc. nor its wholly owned subsidiary, The Fidelity Deposit and Discount Bank, has guaranteed the shares being offered. There can be no assurance that the trading price of the common stock being offered will not decrease at any time.





               The date of this prospectus is September __, 2000.

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

                                Table of Contents

                                                                                                                Page
                                                                                                                ----
Summary...........................................................................................................1
         General  ................................................................................................1
         The Company..............................................................................................1
         Administration of the Plan...............................................................................2
         Eligibility..............................................................................................2
         Purchases................................................................................................2
         Reports  ................................................................................................2
         Termination of Participation.............................................................................2
         Withdrawal of Shares.....................................................................................3

Selected Financial Information....................................................................................5

Risk Factors......................................................................................................7

2000 Dividend Reinvestment Plan..................................................................................12
         Purpose  ...............................................................................................12
         Advantages..............................................................................................12
         Administration..........................................................................................12
         Participation...........................................................................................13
         Purchases...............................................................................................14
         Reports to Participants.................................................................................15
         Share Certificates; Safekeeping.........................................................................16
         Withdrawal of Shares in Plan Accounts...................................................................16
         Termination of Participation in Dividend Reinvestment Plan..............................................17
         Federal Tax Information.................................................................................18
         Other Information.......................................................................................19

Market Prices and Dividends......................................................................................21

Use of Proceeds..................................................................................................22

Management's Discussion and Analysis of Consolidated Financial Condition and Results of
         Operation and Quantitative and Qualitative Disclosures about Market Risk................................23
         Management's Discussion and Analysis of Financial
         Condition for the Fiscal Years 1999, 1998 and 1997......................................................24
         Management's Discussion and Analysis of Consolidated Financial
         Condition for the Six Months Ended June 30, 2000 and 1999...............................................50

Business ........................................................................................................60
         The Company.............................................................................................60
         The Bank ...............................................................................................60
         Employees...............................................................................................63
         Properties..............................................................................................63

Supervision and Regulation.......................................................................................64
         Securities Regulation...................................................................................64
         Bank and Bank Holding Company Regulation................................................................64
         Regulation of Bank Holding Companies....................................................................65
         Regulation of the Bank..................................................................................68
         Regulatory Restrictions on Dividends....................................................................72
         New Legislation.........................................................................................73
         Legal Proceedings.......................................................................................73

Management.......................................................................................................73
         Compensation of Directors...............................................................................76
         Principal Officers of the Company.......................................................................77
         Principal Officers of the Bank..........................................................................77
         Executive Compensation..................................................................................78
         Stock Option Plans......................................................................................79
         Stock Option Grants in Fiscal Year 1999.................................................................81
         Exercises of Stock Options in Fiscal Year 1999 and Fiscal Year-End Option Values........................82
         401(k) Profit Sharing Plan..............................................................................82
         Compensation Committee Report on Executive Compensation.................................................83
         Compensation Committee Interlocks and Insider Participation.............................................85
         Shareholder Performance Graph...........................................................................85
         Family Relationships and Transactions with Management...................................................87

Beneficial Ownership of Shares...................................................................................88

Description of Securities........................................................................................91
         Common Stock............................................................................................91
         Preferred Stock.........................................................................................92
         Issuance of Additional Securities.......................................................................93
         Legal Opinion...........................................................................................93
         Anti-Takeover Provisions in Articles and By-laws........................................................93
         Anti-takeover Provisions Applicable to Registered Corporations..........................................96

Experts.........................................................................................................100

Available Information...........................................................................................100

Index to Financial Statements...................................................................................F-1

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                                       iii

                                     SUMMARY

General

     Fidelity D & D Bancorp, Inc. has filed a Registration Statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission to register securities offered by this prospectus under the terms of the company's 2000 Dividend Reinvestment Plan. The plan offers the company's shareholders an opportunity to automatically reinvest their cash dividends in shares of the company's common stock.

     The plan administrator will automatically reinvest cash dividends on shares registered in a participant's name or that are kept in a participant's account under the plan in additional shares of common stock. The administrator will purchase shares directly from the company, in the open market, or in negotiated transactions. The purchase price of the shares purchased from the company will be the fair market value per share on the date of purchase. The purchase price of shares purchased in the open market or in negotiated transactions will be the weighted average of the prices actually paid for the shares, excluding all fees, brokerage commissions and expenses. Shareholders who do not elect to participate in the plan will receive dividends, as declared and paid, by check or advice of credit to their account.

     The plan does not represent a change in the company's dividend policy or a guarantee of future dividends. The board's declaration of dividends continues to depend on earnings, financial requirements and other factors. Any holder of record of common stock is eligible to participate in the plan. We recommend that beneficial owners interested in participating in the plan directly contact their brokers or nominee holders to determine whether and to what extent indirect participation is available to them.

     An investment in common stock held in the plan account has the same market risks as an investment in common stock held in certificate form. Participants bear the risk of loss, and receive the benefit of gain, occurring by reason of fluctuations in the market price of the common stock held in the participants' plan account. The following summary is qualified in its entirety by, and subject to, the more detailed information and financial statements and the notes the financial statements included in this prospectus. We encourage each investor to read this entire prospectus. Investors should carefully consider the information discussed under the caption "Risk Factors."

The Company

     Fidelity D & D Bancorp, Inc. is a one-bank holding company, incorporated on August 10, 1999, and headquartered in Dunmore, Pennsylvania. The company became a bank holding company on June 30, 2000, when it acquired all of the outstanding shares of The Fidelity Deposit and Discount Bank. Through its sole, wholly-owned subsidiary, The Fidelity Deposit and

Discount Bank, the company is primarily engaged in commercial and retail banking services and in related services.

     The principal executive offices of the bank and Fidelity D & D Bancorp, Inc. are located at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, and the telephone number is (570) 342-8281.

Administration of the Plan

     The Fidelity D & D Bancorp will administer the plan. Fidelity D & D Bancorp, Inc. is its own stock transfer agent. The administrator, among other things, keeps the records and sends detailed statements of account to participants.

Eligibility

     Generally, all record and beneficial owners are eligible to participate in the plan. Shareholders who hold more than 50 shares may participate with respect to a portion of their shares. An eligible shareholder may join the plan by completing and signing an authorization form appointing the Fidelity D & D Bancorp as his or her agent to reinvest the dividends paid on some or on all shares of common stock.

Purchases

     The number of shares purchased date depends upon a number of factors including:

     o    The amount of dividends payable on shares in the plan; and

     o    The purchase price of the common stock for the payment period.

     The administrator will use the cash dividends to purchase common stock as soon as reasonably practicable after the dividend payment date, but not more than thirty (30) days after the dividend payment date.

Reports

     The administrator will send each participant a statement of account after each dividend payment date. The statement will describe cash dividends received, the number of shares purchased, the price per share and the total number of shares accumulated under the plan.

Termination of Participation

     A participant may terminate participation under the plan by sending written notice to the administrator. The administrator will issue a certificate for whole shares credited to the participant's account and a check representing the value of any fractional shares based on the then current market value per share of the company's common stock.

Withdrawal of Shares

     A participant may withdraw some or all of the shares credited to his or her account by completing a withdrawal notification specifying the number of shares to be withdrawn. A participant may also request that the administrator sell shares withdrawn from his or her account. If selling shares, participants are responsible for fees, brokerage commissions, and service charges incurred in connection with the sale.

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                                        4

                         SELECTED FINANCIAL INFORMATION

     Please read the following selected financial data in conjunction with the company's consolidated financial statements, related notes, other financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

                                        As of June 30, 2000, June 30, 1999 and for the Years Ended December 31, 1999 through 1995
                                        -----------------------------------------------------------------------------------------
                                  As of June 30,      As of June 30,
                                       2000               1999               1999               1998               1997
                                       ----               ----               ----               ----               ----
                                   (unaudited)         (unaudited)        (audited)          (audited)           (audited)
Assets, Deposits and Capital
    Total assets                  $  485,441,491     $   407,371,595   $   447,211,017      $  348,604,421       $290,252,442
    Total investment securities      113,871,957         104,454,621       109,262,221          78,607,860         72,712,902
    Net loans                        327,687,105         259,463,214       296,193,518         235,430,079        194,516,933
    Loans Available-for-sale          10,588,245          19,075,120         5,254,316           8,858,157          8,202,404
    Total deposits                   332,995,639         279,729,042       294,700,965         240,000,751        218,025,010
    Total shareholders' equity        33,315,498          32,578,029        32,126,236          34,013,705         28,423,777
Operating Results
    Total interest income             16,896,335          13,359,425        28,566,085          23,471,372         21,037,613
    Total interest expense            (9,809,064)         (6,905,720)      (15,375,799)        (12,308,632)       (10,639,884)
    Net interest income                7,087,270           6,453,705        13,190,286          11,162,740         10,397,729
    Provision for loan losses           (243,000)           (320,000)         (530,000)           (646,000)          (622,800)
    Net interest income after
    provision for loan losses          6,844,270           6,133,705        12,660,286          10,516,740          9,774,929
        Other income                   1,136,622             779,573         2,227,787           1,902,734          1,303,470
        Other expense                 (5,908,999)         (4,726,941)      (10,170,458)         (7,609,162)        (6,583,334)
    Income before provision
    for income taxes                   2,071,893           2,186,337         4,717,615           4,810,312          4,495,065
    Provision for income taxes          (363,700)           (481,130)         (903,400)         (1,246,760)        (1,185,008)
Net Income                             1,708,193           1,705,207         3,814,215           3,563,552          3,310,057
Dividends paid                    $      676,026     $       536,589   $     1,344,140      $    1,200,409       $  1,062,530
Actual shares outstanding              1,804,011           1,800,784         1,800,784           1,787,294          1,674,520
Dividend payout ratio                      39.58%              31.47%            35.24%              33.69%             32.10%
Return on average assets                    0.75%               0.92%             0.94%               1.14%              1.20%
Return on average equity                   10.61%              10.04%            11.38%              11.77%             12.40%
Equity to assets                            7.74%               9.88%             7.18%               9.76%              9.79%




                                         1996              1995
                                         ----              ----
                                      (audited)          (audited)
Assets, Deposits and Capital
    Total assets                      $269,136,881       $240,812,179
    Total investment securities         87,237,566         71,461,979
    Net loans                          159,644,245        143,282,316
    Loans Available-for-sale             2,964,081          2,825,634
    Total deposits                     212,069,670        180,904,613
    Total shareholders' equity          25,366,382         23,791,705
Operating Results
    Total interest income               19,112,187         17,546,782
    Total interest expense              (9,878,012)        (9,471,983)
    Net interest income                  9,234,175          8,074,799
    Provision for loan losses             (338,000)          (313,000)
    Net interest income after
    provision for loan losses            8,896,175          7,761,799
        Other income                       987,106          1,246,713
        Other expense                   (6,063,236)        (5,283,320)
    Income before provision
    for income taxes                     3,820,044          3,725,192
    Provision for income taxes            (995,340)          (916,800)
Net Income                               2,824,704          2,808,392
Dividends paid                        $    906,793       $    820,327
Actual shares outstanding                1,655,556          1,644,840
Dividend payout ratio                        32.10%             29.21%
Return on average assets                      1.09%              1.17%
Return on average equity                     11.69%             12.54%
Equity to assets                              9.43%              9.88%


The following information for the years 1999-1995 has been adjusted for the two-for-one stock exchange on June 30, 2000, by which Fidelity D & D Bancorp, Inc. became the holding company for The Fidelity Deposit and Discount Bank.

                                      As of June 30, 2000, June 30, 1999 and for the Years Ended December 31, 1999 through 1995
                                      -----------------------------------------------------------------------------------------
                             As of June 30,   As of June 30,
                                   2000           1999            1999          1998         1997         1996          1995
                             --------------------------------------------------------------------------------------------------
                                                                             (unaudited)
Net income per share
(adjusted for stock split and   $      .95      $      .95     $     2.13    $     2.10        1.985   $    1.715    $    1.715
stock exchange)
Dividends per share (adjusted
for stock split and stock       $     .375      $      .30     $      .75    $      .70        .6375   $      .55    $      .50
exchange)
Weighted average number of
shares outstanding (adjusted
for stock split and stock        1,803,017       1,789,339      1,792,232     1,697,108    1,665,988    1,648,900     1,640,540
exchange)
Book value per share            $    18.48      $    18.17     $   17.925    $    20.04        17.06   $   15.385    $    14.50

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                                        6

                                  RISK FACTORS

     Before you invest in Fidelity D & D's common stock or participate in the dividend reinvestment plan, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this prospectus, before you decide whether to participate in the dividend reinvestment plan.

Our profitability is dependent on the profitability of our subsidiary bank.

     Our profitability is dependent on the financial results of our operating subsidiary, The Fidelity Deposit and Discount Bank. Adverse results or events at the bank would have a significant impact on our profitability. Although the bank's operations have been profitable recently, we cannot assure you that the bank will be as profitable or profitable at all in the future.

A downturn in the economic conditions in our market areas may adversely affect our business.

     Currently, our lending and deposit-gathering activities are concentrated primarily in northeastern Pennsylvania. Our success depends in large part on general economic conditions in northeastern Pennsylvania and its surrounding areas. Adverse changes in the northeastern Pennsylvania economy could reduce our growth rate, impair our ability to collect loans and generally affect our financial condition and results of operations.

You will have a minimal influence on shareholder decisions.

     Together, our directors and executive officers hold 359,375 shares, representing 19.76% of the total number of shares outstanding as of June 30, 2000. See "Beneficial Ownership of Shares." Our directors and officers are able to significantly influence our management policies and decisions as well as issues which require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Possible future sales of our common stock by our directors and executive officers could cause the market value of our common stock to decline.

     Sales of additional shares of our stock, or the perception that shares may be sold, could negatively affect the market price of our stock. In addition, the potential subsequent sale of the shares being offered under our 2000 Dividend Reinvestment Plan could reduce the market price for our common stock and result in a dilution to our shareholders.

Our issuance of additional shares of common stock or preferred stock could dilute or depress the value of your shares of our common stock.

     Fidelity D & D Bancorp's articles of incorporation authorize the issuance of up to 10 million shares of common stock and 5 million shares of preferred stock. The issuance of additional stock within these limits will not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the holding company's stock. The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions on dividend payments from our subsidiary bank may affect our ability to pay dividends to our shareholders.

     We conduct our principle business operations through the bank, and the cash that we use to pay dividends is derived from dividends paid to us by the bank. The bank's ability to pay dividends to us and our ability to pay dividends to our shareholders are also subject to and limited by certain legal and regulatory restrictions. See "Supervision and Regulation -- Regulatory Restrictions on Dividends."

The issuance of preferred stock could limit our ability to pay dividends to common stock shareholders.

     Our issuance of preferred stock could limit our ability to pay dividends to common stock shareholders if the company granted the preferred shares preferential dividend rights. Fidelity D & D Bancorp may issue preferred stock and determine the rights of preferred stock shareholders without prior approval by the holders of common stock.

The trading market for our common stock is not active.

     There is a very limited public market for the common stock of Fidelity D & D Bancorp, Inc. We cannot assure you that a more liquid or active trading market will develop. In a less active market, you may not be able to sell your shares when you would like to sell them.

Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and result in a lower market price for our common stock.

     Our articles of incorporation and by-laws contain certain provisions that enhance the ability of our board of directors to deal with attempts to acquire control of our company. In addition, Pennsylvania law contains certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the common stock. See "Description of Securities -- Anti-Takeover

Provisions in Articles and By-laws, Anti-Takeover Provisions Applicable to Registered Corporations."

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

     We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors. Within the bank's Lackawanna and Luzerne County marketplace, the bank is 1 of approximately 28 commercial banks and savings associations competing for customers. As of June 30, 1999, the bank held 7.44% of FDIC- insured deposits in Lackawanna County and 1.00% of FDIC-insured deposits in Luzerne County. See "Business-- The Bank."

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

     We are subject to extensive state and federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulations may have in the future.

Increases in interest rates could make us less profitable.

     Our profitability is dependant to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged increase in market interest rates could adversely affect our operating results.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

     Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. We cannot assure that our allowance for loan losses will be sufficient to absorb actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

     We determine the adequacy of our allowance of loan losses by considering various factors, including:

     o An analysis of the risk characteristics of various classifications of loans;
     o    Previous loan loss experience;
     o    Specific loans that would have loan loss potential;
     o    Delinquency trends;
     o    Estimated fair value of the underlying collateral;
     o    Current economic conditions;
     o    The view of our regulators; and
     o    Geographic and industry loan concentration.

Changes in real estate values may adversely impact our loans that are secured by real estate.

     A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in northeastern Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in northeastern Pennsylvania, the value of the real estate collateral securing the bank's loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance. Additionally, the bank has increased its level of commercial real estate loans, which are considered to involve a higher degree of credit risk than that of the one-to-four family residential loans.

The forward-looking statements we make in this document are inherently uncertain.

     This prospectus contains forward-looking statements, including statements regarding intent, belief, anticipation or current expectations about matters that may or may not occur in the future. A forward-looking statement is any statement that is not an historical fact. These statements are subject to risks, uncertainties and assumptions. These include the risk that projected trends for the continued growth of the bank will not occur. If one or more of these risks or uncertainties occur or if underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those stated.

Please read the following warnings as to limitations on the information covered by this prospectus.

     o This prospectus does not cover resales of shares of Fidelity D & D Bancorp common stock after issuance under the 2000 Dividend Reinvestment Plan, and no person is authorized to make use of this prospectus in connection with any resale.

     o No person has been authorized to give any information or to make any representation not contained in this prospectus, and you should not rely on any such information or representation.

                         2000 DIVIDEND REINVESTMENT PLAN

     The Fidelity D & D Bancorp, Inc. 2000 Dividend Reinvestment Plan follows. We present the plan in a question and answer format. Shareholders who do not chose to participate in the plan will continue to receive cash dividend payments, if and when dividends are declared and paid.

Purpose

1.   What is the purpose of the plan?

     The plan provides shareholders with a convenient and economical method of investing cash dividends to purchase additional shares. Participants pay no brokerage commissions or service charges when they acquire additional shares of common stock through the plan.

Advantages

2.   What are the advantages of the Dividend Reinvestment Plan?

     Shareholders may:

     o Reinvest cash dividends in additional shares of common stock, without paying service charges or brokerage commissions;

     o Invest the full amount of all dividends in shares of common stock including fractional shares, which also earn dividends under the plan;

     o Avoid safekeeping and record keeping costs through the free custodial and reporting services under the plan; and

     o Regularly receive a detailed statement of account transactions in book entry form.

Administration

3.   Who administers the plan for participants?

     Fidelity D & D Bancorp, Inc. will initially serve as plan administrator and will act as the agent for the participants. As agent for participants, the administrator will:

     o    Hold shares in the name of its nominee as agent for plan participants;
     o    Keep and maintain records;
     o    Provide detailed statements of account to participants; and

     o    Perform other duties related to the plan.

     Any notices, questions, or other communications relating to the plan should include the participant's account number and tax identification number and should be addressed to:

                          Fidelity D & D Bancorp, Inc.
                      Attention: Dividend Reinvestment Plan
                           Blakely and Drinker Streets
                           Dunmore, Pennsylvania 18512
                                 (570) 342-8281

     Fidelity D & D Bancorp, Inc. has the right to terminate and appoint in its place another plan administrator to serve as plan agent at any time.

Participation

4.   Who is eligible to participate?

     All common stock shareholders are eligible to participate in the plan. Shareholders may participate in the plan with respect to all of their shares, or with respect to a portion of their shares if the shareholder holds of record more than 50 shares. Record holders of common stock are eligible to participate in the plan directly. Beneficial owners of the common stock, whose shares are registered in names other than their own (e.g., in the name of a broker, bank nominee or trustee), must either become shareholders of record by having all or a portion of their shares transferred into their own names. Shareholders will not be eligible to participate in the plan if they reside in a jurisdiction in which it is unlawful under state or local securities or "blue sky" laws for the company to permit their participation. Further, the company may determine, at its discretion, that the number of shareholders or number of shares held in a particular state where registration of the shares is required, or where the registration as broker of any of the company's officers or employees is required, do not justify the expense of registration.

5.   How does an eligible shareholder become a participant?

     All eligible shareholders may join the plan at any time by completing and signing the accompanying authorization form and returning it to the administrator. Additional authorization forms may be obtained from Fidelity D & D Bancorp, Inc.

6.   What does the authorization form provide?

     The authorization form appoints the administrator as the agent to reinvest dividends on the shares registered under the plan.

7.   When may a shareholder join the plan?

     A shareholder may join the plan at any time. If the administrator receives a properly completed authorization form at least 5 business days before a dividend record date, the administrator will reinvest the dividends payable on that date. Historically, the Board of Directors has declared and paid dividends on a quarterly basis. The Board of Directors reserves the right to change the dividend record and payment dates.

8.   Is partial participation possible under the plan?

     Yes, but a partial participant must enroll at least 50 shares in the plan. As a result, a participant with 50 or less shares held of record in his or her name must enroll all of his or her shares in the plan.

9.   Is the right to participate in the plan transferable?

     No. The right to participate in the plan is not transferable. A shareholder, participating in the plan, continues as a participant until the plan is terminated or until the shareholder gives notice of withdrawal or termination to the administrator.

Purchases

10.  What is the source for shares of common stock purchased under the plan?

     The administrator purchases shares at the company's discretion, directly from Fidelity D & D Bancorp, in the open market, in negotiated transactions, or using a combination of these methods.

11. How many shares of common stock will the administrator purchase for a participant under the plan?

     The number of shares depends on:

     o    The amount of dividends to be reinvested; and

     o    The applicable purchase price of the common stock.

     The administrator will credit each participant's account with that number of shares, including any fractional shares computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price. All dividends on shares held in a participant's account are automatically reinvested in additional shares of common stock.

12. When will shares of common stock be purchased for a participant under the plan?

     The administrator will use cash dividends to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than 30 business days after the payment date. The administrator will allocate full and fractional shares to each participant's account after the administrator has purchased shares of common stock sufficient to cover the purchases for all participants under the plan for the applicable dividend date.

13.  At what price will shares of common stock be purchased under the plan?

     When the administrator purchases shares of common stock from the company, the purchase price will be the fair market value of the common stock on the relevant date. The fair market value of the common stock will be the average of the low bid and high asked quotations for the shares purchased by the plan administrator on the purchase date. If no bid and asked prices are quoted on that date, the fair market value will be the average of the low bid and high asked quotations on the most recent prior date on which quotations are available.

     When the administrator purchases shares of common stock in the open market or in negotiated transactions, the purchase price will be the weighted average of the prices actually paid for shares purchased for the relevant date, excluding all fees, brokerage commissions and expenses. Fidelity D & D Bancorp will bear the cost of all brokerage fees and commissions on purchases under the plan. However, the plan administrator may deduct a $3.00 service charge from a participant's account at the time of his or her termination or withdrawal of shares from the plan.

Reports to Participants

14.  What kind of reports will be sent to participants in the plan?

     Each participant in the plan will receive a statement of account subsequent to each dividend payment date describing cash dividends received, the number of shares purchased, the price per share and the total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases on a quarterly basis. Participants should retain the statements for income tax purposes. Participants will also receive Fidelity D & D Bancorp's annual and quarterly reports to shareholders, notices of shareholder meetings, prospectus, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf. Participants will also receive any supplements or updates to Fidelity D & D Bancorp's Registration Statement for shares issued under the plan, as filed with the Securities and Exchange Commission (SEC).

Share Certificates; Safekeeping

15. Will the plan administrator issue certificates for shares of common stock purchased?

     Unless requested in writing by a participant, the plan administrator will not issue certificates for shares of common stock purchased under the plan. The number of shares credited to a participant's account under the plan will be shown on the participant's periodic statements of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The plan administrator will issue certificates for whole shares withdrawn from the plan. All certificates delivered for safekeeping must be enrolled in the plan. The plan administrator will cancel certificates delivered for safekeeping and will issue new certificates in the name of the plan administrator. Upon withdrawal, the plan administrator will cancel the plan administrator's certificates and issue new certificates in the name of the participant. Fidelity D & D Bancorp will not issue certificates for fractional shares under any circumstance.

16.  In whose name will certificates be registered when issued to participants?

     Unless the participant directs otherwise, upon withdrawal from the plan, the plan administrator will issue shares in the name in which the participant maintains the dividend reinvestment account. If a participant requests that a certificate be issued in a different name, the request must bear the participant's own signature. If the account is registered in multiple names, all signatures must appear on the request. In both cases, a financial institution or broker or dealer must guarantee the signature(s). Upon a participant's death, the plan administrator will follow the instructions of the decedent's personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

17.  How may participants withdraw shares purchased under the plan?

     Participants may withdraw all or any portion of the shares credited to their account by completing the withdrawal notification information set forth on the reverse side of their account statement and specifying the number of shares to be withdrawn. The participant should mail the request for withdrawal to the plan administrator at the address provided on the account statement. The plan administrator may deduct a $3.00 service charge from a participant's account at the time of his or her withdrawal from the plan.

     The plan administrator will register certificates for whole shares so withdrawn in the name of the participant. Fractional shares that are withdrawn will be paid in cash based on the average of the low bid and high asked quotations on the day the plan administrator receives written notice of termination or the day of termination of the plan by Fidelity D & D Bancorp. If no bid and asked prices are quoted on that date, the low bid and high asked quotations from the most recent prior date on which quotations are available will be used.

     If the administrator receives any request for withdrawal of all shares credited to a participant's account less than 5 business days before the record date, the administrator will not effect the withdrawal until after the dividends are reinvested and the shares are credited to the participant's account. The administrator will effect any other request for withdrawal of a portion of the shares credited to a participant's account upon receipt of the request by the plan administrator. The administrator will continue to reinvest dividends on shares remaining in the participant's account, unless the participant withdraws all of the whole and fractional shares from the account, which will terminate participation in the plan.

18.  May participants elect to sell withdrawn shares?

     Yes. Participants may request in writing that the plan administrator sell withdrawn shares. If the plan administrator receives a request to sell all shares credited to a participant's account after, or during the five business days prior to, the record date for a dividend, the plan administrator will not effect the request until it reinvests the participant's dividends for the applicable record date and credits the shares to the participant's account. Upon receipt, the plan administrator will declare a request to sell a portion of the shares credited to a participant's account effective. Participants should specify the number of shares to be sold in their request for withdrawal.

     The plan administrator will arrange for the sale of the shares within 10 business days after receipt of the notice, and deliver a check for the net proceeds of the sale to the participant. The proceeds of the sale will be applied first to pay fees, brokerage commissions, applicable withholding taxes and transfer taxes, if any, incurred in connection with the sale. The plan administrator charges a fee of $10 (but not more than the proceeds of the sale of a fractional share) for the sale of shares held under the plan. All persons in whose names the account appears must sign a request for shares to be sold. The signatures must be guaranteed as specified in No. 16 above.

Termination of Participation in Dividend Reinvestment Plan

19.  How does a participant withdraw from the plan?

     Participation in the plan is entirely voluntary. Participants may terminate their participation at any time by sending written notice to the plan administrator. When a participant terminates from the plan or upon termination of the plan by Fidelity D & D Bancorp, the plan administrator will deliver a certificate for the number of whole shares credited to the participant's account, and a check representing the value of any fractional shares, based on the then current market value per share as described under No. 17 above, to the participant. The plan administrator may deduct a $3.00 service charge from a participant's account at the time of his or her withdrawal from the plan. Thereafter, all dividends will be paid in cash, or in stock dividends, if so declared by the Board of Directors, to the shareholder who withdraws from the plan.

     Any notice of termination received less than 5 business days prior to the record date for a dividend will not be effective until the administrator has reinvested dividends and the shares have been credited to the participant's account. A shareholder may elect to re-enroll in the plan at any time.

Federal Tax Information

20.  What  are the federal income tax consequences of participation in the plan?

     We summarize the general current federal income tax consequences of participation in the plan in this response. Please consult your own tax advisor as to the specific tax consequences of particular account transaction, including the state tax consequences.

     Reinvestment of Dividends. A participant in the plan is treated as having received, with respect to the cash dividend and reinvestment, a distribution to which Section 301 of the Internal Revenue Code applies. The amount of the distribution is the fair market value of the stock received on the date the stock is purchased. The amount of the distribution that the participant includes in income, as a dividend, is the amount that is paid out of the company's current and/or accumulated earnings and profits. Most regular quarterly cash dividends paid from earnings will be treated as a contribution subject to ordinary income. The distribution, to the extent it exceeds the company's earnings and profits, is a return of capital and reduces the adjusted basis of the stock. The portion of the distribution that exceeds the company's earnings and profits and the adjusted basis of the stock is treated as gain from the sale or exchange of property.

     Brokerage Commissions. A participant who receives a distribution, as discussed above, is also treated as receiving a distribution to which Section 301 of the Code applies in an amount equal to a pro rata share of any brokerage commission or other related charges paid by the company in connection with the purchase of stock on behalf of the shareholder. The federal income tax treatment of any the distribution depends upon the amount of the company's current and/or accumulated earnings and profits as discussed above. Most brokerage commissions paid by the company will be treated as taxable ordinary income.

     Additional Information. A participant's tax basis in the stock acquired under the plan will generally equal the total amount of the distribution that the shareholder is treated as receiving, as discussed above. A shareholder's holding period in stock acquired under the plan generally begins on the date following the date on which the stock is credited to the participant's plan account. In the case of any shareholder as to whom federal income tax withholding on distributions is required, and in the case of any foreign shareholder whose taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the required amount of tax withheld.

Other Information

21. What happens if Fidelity D & D Bancorp declares a stock dividend or effects a stock split?

     The administrator credits any shares issued in connection with a stock split or stock dividend on common stock held under the plan to the participant's plan account. Similarly, the number of shares available under the plan will be adjusted pro rata to give effect to any stock split.

22. If Fidelity D & D Bancorp has a rights offering, how will a participant's entitlement be computed?

     A participant's entitlement in a rights offering is based upon his or her total holdings, in the same manner as dividends are computed currently. The company will issue rights certificates for the number of whole shares only, however, and sell rights based on the fractional shares held in a participant's account. We will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

23. How are shares in a participant's account voted at a meeting of the shareholders?

     If, on a record date for a meeting of shareholders, there are shares in a participant's plan account, the administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all shares of common stock credited to his or her account. The participant may also vote his or her shares at the meeting in person or by proxy.

24. What are the responsibilities and liabilities of Fidelity D & D Bancorp and the plan administrator?

     Fidelity D & D Bancorp and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability:

     o Arising out of a failure to terminate a participant's account upon his or her death;

     o With respect to the prices at which shares of Fidelity D & D Bancorp's common stock are purchased or sold:

          o The times when or the manner in which purchases or sales are made;

          o The decision whether to purchase shares of common stock on the open market, from Fidelity D & D Bancorp or in private transactions; or

          o    Fluctuations in the market value of the common stock; and

          o    Any matters relating to the operation or management of the plan.

     Fidelity D & D Bancorp cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased by or for participants under the plan.

     All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania, and are subject to all applicable federal tax or securities laws.

25.  May the plan be amended, modified or discontinued?

     Yes. The Board of Directors of Fidelity D & D Bancorp, at its discretion, may amend, modify, suspend or terminate the plan and will endeavor to notify participants of any amendment, modification, suspension or termination. The Board of Directors may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant's participation in the plan after mailing a notice of intention to terminate to the participant at the participant's address as it appears on the plan administrator's records. In addition, the Board of Directors of Fidelity D & D Bancorp and the plan administrator may each adopt reasonable procedures for the administration of the plan. The Board of Directors has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

26.  Who will bear the costs of the purchases made under the plan?

     Fidelity D & D Bancorp will pay all costs of administration of the plan. Participants will incur no brokerage commissions or other charges for purchases made under the plan. However, a participant who requests that the plan administrator sell shares of common stock held in the plan will incur brokerage fees incurred in connection with the sale, in addition to a $10 service fee.

27.  May a participant pledge shares purchased under the plan?

     No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 17, above.

                           MARKET PRICES AND DIVIDENDS

     The company's common stock is not actively traded. The principal market area for the company's stock is northeastern Pennsylvania. Fidelity D & D Bancorp, Inc. is listed in the Over-The-Counter Bulletin Board under the symbol "FDBC." Quarterly market highs and lows and dividends paid for each of the past two years and the first two quarters in 2000, prior to the reorganization of the bank as the subsidiary of Fidelity D & D Bancorp on June 30, 2000, are presented below for The Fidelity Deposit and Discount Bank. The prices have been adjusted to reflect the 2-for-1 exchange ratio of holding company common stock for bank common stock in the reorganization. These prices do not necessarily represent actual transactions and may include retail markups, markdowns or commissions. The company expects that comparable cash dividends will be paid in the future.


                                                                            Dividends Paid
                                                                             Per Share (As
                                 Trade Prices: Bank's Common Stock          Adjusted for 2-     Dividends Paid,
                                       (Price per share,                      for-1 Stock           In the
                               As Adjusted for 2-for-1 Stock Exchange)         Exchange)           Aggregate
                               ---------------------------------------      ---------------     ---------------
                                        High                Low
For Quarter Ended:
------------------
March    1998                          $27.00              $25.50                $0.15             $251,178
June     1998                           31.00               30.00                 0.15              251,596
Sept.    1998                           30.00               30.00                 0.15              251,987
Dec.     1998                           31.00               31.00                 0.25              445,649

March    1999                           32.50               32.25                 0.15              268,094
June     1999                           32.50               31.00                 0.15              268,494
Sept.    1999                           34.75               32.50                 0.15              268,921
Dec.     1999                          35.625              33.125                 0.30              538,632

March    2000                          36.125               35.75               0.1875              337,703
June     2000                          37.375               35.75               0.1875              338,323

     As of June 30, 2000, there were approximately 1,292 holders of record of the bank's common stock and 1,804,011 shares of common stock were issued and outstanding. The latter amount has been adjusted to reflect the June 30, 2000 stock exchange.

     The Fidelity D & D Bancorp board of directors reviews its dividend policy at least annually. The amount of the dividend, while in the sole discretion of the board, depends upon the performance of the bank. The company's ability to pay dividends is also subject to the restrictions imposed by Pennsylvania law. Generally, under the Pennsylvania Business Corporation Law, the company may not pay a dividend if it is insolvent or if afterwards:

     o    The company would be unable to pay its debts as they became due, or

     o The company's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

We cannot assure you that dividends will be declared in the future or the rate of dividends, if any.

     Fidelity D & D is also subject to the dividend restrictions applicable to Pennsylvania-chartered, FDIC-insured banks because its only source of income is from the dividends paid by the bank to the holding company. The Pennsylvania Banking Code of 1965 provides that a bank may declare and pay dividends only out of accumulated net earnings and only if the bank meets minimum capital requirements. Directors are specifically liable for unlawful dividends. The Federal Deposit Insurance Act generally prohibits payment of dividends that would be an unsafe or unsound banking practice. Further, an insured bank may not declare and pay dividends if the FDIC obtains a cease and desist order for the bank.

                                 USE OF PROCEEDS

     Fidelity D & D knows neither the number of shares that will ultimately be purchased under the plan nor the prices at which the shares will be purchased. The company intends to use the proceeds from purchases, when and as received, for working capital and general corporate purposes, which may include contributions to the bank to increase the bank's capital and to permit additional growth in the bank's assets. A change in the use of proceeds or timing of the use of proceeds will be at the company's discretion.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATION
         AND QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     On the following pages we present management's discussion and analysis of the consolidated financial condition and results of operations of The Fidelity Deposit and Discount Bank at December 31, 1999, and of Fidelity D & D Bancorp, Inc. and its subsidiary at June 30, 2000. The reorganization of The Fidelity Deposit and Discount Bank as the wholly owned subsidiary of Fidelity D & D Bancorp, Inc. occurred on June 30, 2000. Prior to the reorganization, Fidelity D & D Bancorp had no operations. The following discussion highlights the significant changes in the results of operations, capital resources and liquidity presented in our accompanying financial statements. Current performance does not guarantee and may not be indicative of similar performance in the future.

     You should also refer to the financial statements and notes to the financial statements appearing elsewhere in this prospectus, starting at page F-1. We qualify the following discussions by this more detailed financial information.

     In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this prospectus are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section and in "Risk Factors."

     We also caution you not to place undue reliance on forward-looking statements in this section, as they reflect management's analysis only as of December 31, 1999, or as of June 30, 2000. Under the rules of the Securities Exchange Act of 1934, however, we do have a duty to correct or revise statements made in this prospectus if the statements either have become materially misleading by virtue of subsequent events, or are later discovered to have been materially false and misleading from the outset. This duty applies only if we know or should have known that persons are continuing to rely on any material portion of the statements.

Management's Discussion and Analysis of Financial Condition for the Fiscal Years 1999, 1998 and 1997

     The following financial review is intended to provide a comparison of our financial performance for the years ended December 31, 1999, 1998 and 1997. This review is derived from management's discussion and analysis included in The Fidelity Deposit and Discount Bank's Annual Report on Form 10-K for the 1999 Fiscal Year, as filed with the Federal Deposit Insurance Corporation on March 30, 2000. The information presented below should be read in conjunction with our financial statements and accompanying notes appearing at the end of this document, beginning at page F-1.

     A comparison of balance sheet accounts and percentage to total assets at December 31, 1999, 1998 and 1997:


                                                                               (Thousands of Dollars)
                                                        ----------------------------------------------------------------------
                                                                 1999                   1998                     1997
                                                        --------------------     --------------------    ---------------------
                                                        Amount       Percent     Amount       Percent    Amount        Percent
                                                        ------       -------     ------       -------    ------        -------
Assets:
Cash and due from banks                               $   6,416        1.43     $  3,315        0.95    $  2,967         1.02
Interest-bearing deposits with
   Depository institutions                               11,542        2.58        5,404        1.55       4,341         1.50
Federal funds sold                                            0        0.00        6,500        1.87           0         0.00
Investment securities                                   109,262       24.43       78,608       22.56      72,713        25.05
Net loans                                               296,194       66.23      235,430       67.57     194,517        67.01
Loans Available-for-sale                                  5,254        1.18        8,858        2.54       8,202         2.82
Accrued interest receivable                               3,262        0.73        2,405        0.69       2,374         0.82
Bank premises and equipment                               9,506        2.13        6,449        1.85       4,138         1.43
Foreclosed assets held for sale                             413        0.09          201        0.06         276         0.10
Other assets                                              5,362        1.20        1,434        0.36         724         0.25
Total assets                                          $ 447,211      100.00     $348,604      100.00    $290,252       100.00

Liabilities:
Deposits, non-interest-bearing                        $  37,575        8.40     $ 33,450        9.60    $ 25,373         8.75
Certificates of deposit of $100,000 or more              66,643       14.90       49,436       14.18      47,344        16.31
Other interest-bearing deposits                         190,483       42.60      157,115       45.07     145,308        50.06
Short-term borrowings                                    60,249       13.47       29,405        8.44      29,100        10.03
Other borrowed funds                                     57,305       12.81       42,252       12.12      12,252         4.22
Accrued interest payable and other liabilities            2,830        0.64        2,933        0.83       2,451         0.84
Total liabilities                                       415,085       92.82      314,591       90.24     261,828        90.21
Shareholder's equity                                     32,126        7.18       34,014        9.76      28,424         9.79
Total liabilities and shareholder's equity            $ 447,211      100.00     $348,604      100.00    $290,252       100.00

The year 1999:

     Personal demand deposit accounts (DDA's) increased $548,000 or 3.28% during 1999.

     Commercial DDA's and Public Fund DDA's grew $4,836,000 or 35.14% during the twelve-month period ending December 31, 1999. Commercial deposits grew as a result of increased commercial lending and the successful marketing of bank products designed for the commercial segment. Commercial products include:

     Sweep accounts                                 Flex Cash Manager
     Merchant Credit Card Processing                Fidelity @ Work
     Lock box operation

     Official bank checks issued and outstanding decreased $1,259,000 from the previous year-end.

     As a net result of these balance sheet changes, non interest-bearing deposits grew $4,125,000 or 12.33% from year-end 1998.

     Interest-bearing deposits increased $50,575,000 or 24.49% from $206,551,000 at December 31, 1998 to $257,126,000 at December 31, 1999.

     NOW's, Money Market Deposit Accounts and Savings accounts grew $23,402,000 or 36.61% during 1999. The increase in these liquid interest-bearing accounts represents 46.27% of the growth in interest-bearing deposits. The introduction of a tiered Super Now account and the ability to attract Public Fund deposits, account for the growth in these accounts.

     Certificates of deposit rose $27,143,000 or 19.19% and represent 53.67% of the total increase in interest-bearing deposits. Personal CD's grew $16,769,000 or 13.65%. Non-personal CD's grew $3,031,000 or 33.62%. Public Fund CD's increased $7,343,000 or 76.44% over year- end 1998.

     The maturity distribution of CD's $100,000 or more is as follows:


     3 Months           3 - 6          6 - 12          Over
     or less           Months          Months        12 months         Total
     --------          ------          ------        ---------         -----
   $23,550,847      $6,555,930      $19,910,269     $16,625,610     $66,642,656

     At the end of 1999 total deposits had grown $54,700,000 or 22.79% over the amount reported at December 31, 1998. Among the reasons cited by depositors as to why they selected the bank are:

     o    Courtesy and professionalism of staff
     o    Expanded branch network
     o    Extended Banking hours
     o    Products and services offered

     The success at gathering new deposits by branch expansion is evidenced by the deposit totals at the locations opened during the last twelve months. Total deposits at the three new branches amounted to $31,979,000 at December 31, 1999.

     The bank borrowed $5,947,000 from the Federal Home Loan Bank, (FHLB), in 1999 to pay off maturing obligations. The bank also borrowed $45,653,000, in long-term funds and credit line draws from the FHLB to fund loan demand and for other liquidity needs. The weighted average rate on funds borrowed at December 31, 1999 was 5.31%. The weighted average rate is 267 basis points below the tax equivalent yield on loans at December 31, 1999 of 7.98%.

     Total Assets of the bank increased $98,607,000 or 28.29% during 1999. This dollar growth represents the largest single year increase in the history of the bank. The increase is the result of growth in the liability section, as previously discussed and the retention of profits.

     Total Assets by branch at December 31, 1999 are as follows:

               Main Office                         $301,798,888
               Green Ridge                           17,903,355
               Scranton                              30,790,516
               Clarks Summit                         27,276,872
               KIP                                    8,009,016
               Pittston                              17,755,438
               Financial Center                       6,195,528
               Moosic                                14,787,652
               West Pittston                         22,463,579

     The $230,173 difference between Branch Assets and Total Bank Assets is the net carrying amount invested in the two residential properties in Clarks Green, Pennsylvania, owned by the bank. Assets of the Clarks Summit State Hospital office are included in Clarks Summit.

     Despite maturities and early calls of US Government Agency Bonds and Municipal securities, the Investment Portfolio had a net increase during 1999 of $37,938,000, -- $30,654,000 net of the change in the market value of available-for-sale investments). The increase was predicated upon the need to pledge acceptable assets for Public Fund deposits, which increased $26,518,000 during 1999.

     The bank entered into an agreement with FNMA whereby certain qualifying residential mortgage loans were sold to FNMA and immediately repurchased by the bank as investments -- mortgage backed securities. During 1999 the bank developed two separate pools of loans. The pools totaled $3,584,000. The purpose of this strategy was threefold:

     A) The principal and interest is guaranteed by FNMA, thereby mitigating any potential loss of repayment.

     B)   The investments are eligible to be pledged for Public Fund deposits.

     C) The bank retained servicing rights. This means the borrower still deals directly with the bank and the bank receives a fee for servicing the loans.

     To facilitate the increased borrowings at the FHLB, the bank was required to purchase $3,229,900 shares of FHLB common stock during 1999.

     In 1999, the bank sold an investment from the available-for-sale category, having a net book value of $200,000 at the time of sale. The security was purchased on September 10, 1992 and was within six months of being called. Market conditions at the time of sale were favorable for the bank.

     There were no sales from investments categorized as held-to-maturity.

     Investments constituted 24.43% of Total Assets at December 31, 1999. The entire portfolio is classified as available-for-sale. The decision to classify all securities as available-for-sale gives the bank greater flexibility in the management of the investment portfolio. There are no trading securities.

     A comparison of investments at December 31 for the three previous periods is as follows:


                                                  1999                       1998                          1997
                                     --------------------------    ------------------------     ---------------------------
                                        Amount             %          Amount          %            Amount             %
                                     ------------       -------    -----------      -------     -----------         -------
U.S. Treasury Securities             $          0         0.00%      7,055,938        8.98%       9,116,800          12.54%
U.S. Government Agencies               73,348,911        67.20      39,465,142       50.21       35,471,263          48.78
Mortgage Backed Securities              7,686,688         7.04       5,369,706        6.83        8,420,816          11.58
State & Municipal Subdivisions         22,556,775        20.66      24,450,358       31.10       18,513,811          25.46
Common Stock                            5,569,847         5.10       2,266,716        2.88        1,190,212           1.64
---------------------------------------------------------------------------------------------------------------------------
Total                                $109,162,221       100.00%    $78,607,860      100.00%     $72,712,902         100.00%
===========================================================================================================================

     The distribution of debt securities by stated maturity date at December 31, 1999 is as follows:


                                         1 Year       1 Through       5 Through       More than
                                        or less        5 years        10 years        10 years            Total
                                       --------      ----------     ------------     -----------      ------------
U.S. Government Agencies               $      0      $        0     $ 23,961,099     $49,387,812      $ 73,348,911
Mortgage Backed Securities                    0          85,787          982,100       6,618,800         7,686,687
State & Municipal Subdivisions          592,839       2,545,937        7,110,383      12,307,616        22,556,775
------------------------------------------------------------------------------------------------------------------
Total debt securities                  $592,839      $2,631,724     $ 32,053,582     $68,314,228      $103,592,373
==================================================================================================================

     Debt securities are net of unrealized loss on available-for-sale securities. Unrealized loss on available-for-sale debt securities at December 31, 1999 was $7,167,606. Debt securities do not include common stock, having a market value of $5,669,848 at December 31, 1999.

     The tax equivalent yield on debt securities by stated maturity date at December 31, 1999 is as follows, yields are based on amortized cost:


                                        1 Year        1 Through       5 Through       More than
                                        or less        5 years         10 years        10 years        Total
                                        -------        -------         --------        --------        -----
U.S. Government Agencies                 0.000%         0.000%          6.433%          6.923%        6.764%
Mortgage Backed Securities               0.000          7.667           5.464           6.418         6.312
State & Municipal Subdivisions           8.047          7.770           7.465           7.469         7.513
-------------------------------------------------------------------------------------------------------------
Total debt securities                    8.047%         7.777%          6.632%          6.972%        6.894%
=============================================================================================================

     Gross loans, increased $61,357,000 or 25.67% from $238,991,000 in 1998 to
$300,348,000, in 1999. Gross loans represent 67.16% of Total Assets at December 31, 1999. All components of the loan portfolio grew during 1999.

     Commercial loans increased $27,635,000. This represents 45.04% of the growth in the entire loan portfolio. The bank increased the portfolio to improve profitability and to better service our community. However, this strategy was not accomplished by compromising prudent underwriting policies.

     An example of this policy is the bank's use of Small Business Administration, (SBA), guaranteed loans. At year-end 1999, the outstanding balance of SBA loans was $4,368,000, a 60.14% increase over 1998.

     Tax-free loans made to local municipalities increased to $7,152,000 at December 31, 1999. That amount represents a $3,096,000 or 76.31% increase over the balance at December 31, 1998.

     Participation in the Pennsylvania Capital Access Program (PENNCAP) is another way in which the bank observes prudent lending practices. PENNCAP is a small business lending program whereby the State allocates a reserve fund to be used in the event the bank were to experience a loss on a loan registered in the program. At December 31, 1999, commercial loans having outstanding balances of $2,760,000 were registered in this program. PENNCAP notified the bank that it was the number one participant in this program in the entire state.

     Some of the more notable commercial loan projects that the bank initiated in 1999 included:

     A) PEI Power Park - A Lackawanna County industrial park developed for manufacturing

     B) Tier II - 65,000 square feet of professional office space, which recently attracted CIGNA as a tenant

     C)   St. Ann's Basilica Monastery

     The bank continues to serve the local market with real estate loans and consumer loan products. Real estate and consumer loans increased $30,260,000 or 20.00% during 1999. This growth reflects national economic trends, which are bolstered by a strong economy and low rate of unemployment.

     By adding staff to the lease department, outstanding lease balances grew $3,462,000 or 153.92% from $2,249,000, at December 31, 1998 to $5,711,000 at
December 31, 1999.

     A comparison of loans by amount at December 31 for the five previous periods is as follows; all loans are domestic:

                                       1999             1998             1997              1996              1995
                                   ------------    -------------     ------------      ------------      ------------
Real estate                        $111,242,490     $ 99,955,640     $ 87,931,770      $ 79,936,722      $ 78,769,618
Consumer                             64,998,362       47,549,512       38,673,662        31,555,744        29,605,034
Commercial                          113,061,093       85,425,708       67,201,013        47,832,107        38,394,111
Direct financing leases               5,710,579        2,248,990        1,536,074           691,098           616,047
Real estate construction              5,335,753        3,810,975        2,568,997         3,590,175         1,486,982
---------------------------------------------------------------------------------------------------------------------
Gross loans                         300,348,277      238,990,825      197,911,516       163,605,846       148,871,792
Less:
Unearned discount                       982,384          553,033          585,517         1,371,625         3,119,716
Allowance for loan loss               3,172,375        3,007,713        2,809,066         2,589,976         2,469,760
---------------------------------------------------------------------------------------------------------------------
Net Loans                          $296,193,518     $235,430,079     $194,516,933      $159,644,245      $143,282,316
---------------------------------------------------------------------------------------------------------------------

=====================================================================================================================
Loans available-for-sale           $  5,254,316     $  8,858,157     $  8,202,404      $  2,964,081      $  2,825,634
=====================================================================================================================

     A comparison of gross loans by percent at December 31 for the five previous periods is as follows:

                                           1999             1998             1997              1996             1995
                                         -------          -------          -------           -------           -------
Real estate                               37.04%           41.82%           44.43%            48.86%            52.91%
Consumer                                  21.64            19.90            19.54             19.29             19.89
Commercial                                37.64            35.74            33.96             29.24             25.79
Direct financing leases                    1.90             0.94             0.78              0.42              0.41
Real estate construction                   1.78             1.60             1.29              2.19              1.00
----------------------------------------------------------------------------------------------------------------------
         Gross loans                     100.00%          100.00%          100.00%           100.00%           100.00%
======================================================================================================================

     As in previous years, the bank sold residential real estate mortgage loans in 1999. The bank sells loans for liquidity and interest rate risk considerations. However, servicing rights are retained so that our customers still deal directly with the bank. At December 31, 1999, the outstanding balance of sold residential mortgage loans in which the bank retained servicing rights was $29,233,000.

     The following table sets forth the maturity distribution of the loan portfolio at December 31, 1999. Excluded from the table are real estate loans, consumer loans and direct financing leases, amounts in thousands.


                                  1 Year         1 - 5      More than
                                  or less        Years       5 years        Total
                                  -------       -------     ---------      --------
Commercial loans                  $34,210       $30,243      $56,240       $120,693
Real estate construction            5,336                                     5,336
-----------------------------------------------------------------------------------
Total                             $39,546       $30,243      $56,240       $126,029
===================================================================================

     The following table sets forth the sensitivity changes in interest rates for commercial and real estate construction loans at December 31, 1999, amounts in thousands.


                                   1 - 5           More than
                                   Years            5 years          Total
                                  -------           -------         -------
   Fixed interest rate            $16,942           $20,250         $37,192
   Variable interest rate          13,301            35,990          49,291
   ------------------------------------------------------------------------
   Total                          $30,243           $56,240         $86,483
   ========================================================================

     Fixed assets increased $3,820,000 before depreciation in 1999.

     Additions to the bank premise of $1,505,000 and leasehold improvements of $329,000 were capitalized during 1999. These funds were used to open new retail branches (the Financial Center, Moosic, West Pittston) and improve existing facilities (Main, KIP). The purpose of these activities was to expand the branch network to better serve the bank's customer base and to improve general operating efficiencies.

     The bank capitalized additions to furniture and fixtures of $1,986,000 during 1999. Of that total, approximately $474,000 was for Y2K upgrades. Another $580,000 was used to acquire new operating systems.

     One of the major acquisitions was for an imaging system that provides on-line document retrieval. This system enhances operating efficiencies, reduces storage considerations and eliminates the possibility of losing a document. Bank service representatives now have immediate access to customer transactions, thereby improving response time to inquiries. In the near future, the bank will be able to return imaged copies of paid checks in depositors' statements.

     In conjunction with the imaging system, the bank acquired a state of the art proof and deposit system which has improved operating efficiencies.

     The remaining portion of the increase in furniture and fixtures was divided between the new branches and general improvements at all locations.

     Three significant items led to a material increase in other assets in 1999.

     The bank became a limited partner in the Olyphant Housing Project. The project restored an abandoned high school into a low-income housing development for the elderly. Run by Lackawanna County, the project has 43 units for occupancy. In addition to CRA credits, which will help the bank with future branch expansion, the bank benefits from material tax credits over the next ten years. The investment by the bank was $873,000.

     Due to the market depreciation of available-for-sale investments the bank recorded a $2,477,000 deferred tax asset.

     In compliance with generally accepted accounting principles, during 1999 the bank recorded the value of mortgage servicing rights. This represents the discounted future cash flow of income the bank will receive for servicing sold loans. The amount of that asset was approximately $123,000.

The year 1998:

     Total deposits and long-term debt increased $51,796,000 during 1998. Along with that increase, the bank generated $2,939,000 through an issuance of common stock. Those funds were used to increase investments and gross loans $46,974,000 and also provided the necessary capital for branch expansion and improvements in operations.

     Total Assets of the bank increased $58,352,000 or 20.10% from $290,252,000 at December 31, 1997 to $348,604,000 at December 31, 1998.

     Capital Resources

     The bank's major source of capital has been from the retention of earnings as reflected below:

     ==========================================================================
                                Net               Dividends           Earnings
     December 31,              Income               Paid              Retained
     ==========================================================================
        1999                 $3,814,215          $1,344,141          $2,470,074
     --------------------------------------------------------------------------
        1998                  3,563,552           1,200,409           2,363,143
     --------------------------------------------------------------------------
        1997                  3,310,057           1,062,530           2,247,527
     --------------------------------------------------------------------------
        1996                  2,824,704             906,793           1,917,911
     --------------------------------------------------------------------------
        1995                  2,808,392             820,327           1,988,065
     ==========================================================================

     Capital was further increased in 1999 through the Dividend Reinvestment Plan. Stockholders reinvested $450,038 in dividends to purchase additional shares of stock. Since the 1995 inception of the Dividend Reinvestment Plan shareholders have reinvested dividends totaling $1,466,061 to acquire Common Stock of the bank.

     Capital was affected by changes in market rates, which caused a $4,807,581 decrease, net of deferred taxes, in the fair value of investments classified as available-for-sale, (AFS). At December 31, 1999, the bank reported a net unrealized loss on AFS securities of $4,673,713. In 1998, the bank reported a net gain of $133,868.

     Fluctuations in the capital markets cause frequent changes in the fair value of AFS securities. A future decline in value should not indicate a material weakness in the capital position of the bank. The bank monitors market conditions closely and is prepared to take remedial action, if management deems such action appropriate.

     A yearly comparison of growth trends is as follows:


===================================================================================================================================
                                                                                     Short-term                   Other
                                       Earning                                       Borrowings                 Borrowings
Dec.           Assets                   Assets                 Deposits               Increase/                 Increase/
 31           Increase         %       Increase        %       Increase       %       Decrease         %         Decrease       %
===================================================================================================================================
1999         $98,606,596      28%    $88,199,310      26%    $54,700,214     23%    $30,843,747       105%     $15,053,000      36%
-----------------------------------------------------------------------------------------------------------------------------------
1998          58,351,979      20      54,900,356      19      21,975,741     10         304,848         1       30,000,000     245

-----------------------------------------------------------------------------------------------------------------------------------
1997          21,115,559       8      21,383,323       8       5,955,340      3       9,510,675        49        2,252,000      22
-----------------------------------------------------------------------------------------------------------------------------------
1996          28,324,702      12      25,508,216      11      31,165,057     17      (1,313,756)       (6)      (3,000,000)     (4)
-----------------------------------------------------------------------------------------------------------------------------------
1995          12,565,964       6      11,518,372       5      11,575,369      7      (2,951,754)      (12)               0       0
===================================================================================================================================


     Earning assets are based on book value. Book value is net of unrealized losses in the available-for-sale investment and loan portfolios. The total of unrealized losses in both portfolios is $7,227,000.

     Some important ratios are as follows:


===============================================================================================================
                             Capital to            Capital to                Return on            Dividends to
     December 31               Assets               Deposits              Average Capital          Net Income
===============================================================================================================
        1999                    7.2%                  10.9%                     11.4%                 35.2%
---------------------------------------------------------------------------------------------------------------
        1998                    9.8                   14.2                      11.7                  33.7
---------------------------------------------------------------------------------------------------------------
        1997                    9.8                   13.0                      12.4                  32.1
---------------------------------------------------------------------------------------------------------------
        1996                    9.4                   12.0                      11.7                  32.1
---------------------------------------------------------------------------------------------------------------
        1995                    9.9                   13.2                      12.5                  29.2
===============================================================================================================

     If the after tax depreciation in the AFS portfolio was disallowed, (net unrealized loss), the Capital to Asset Ratios for 1999 and 1998 would be 8.1% and 9.7% respectively.

     Capital is evaluated in relation to total assets and the risk associated with those assets. With greater capital resources, a bank is more likely to be able to meet its cash obligations and absorb unforeseen losses. Federal regulatory definitions of capital adequacy take the form of minimum ratios. The bank exceeds all minimum regulatory capital requirements, see Note 14, at page F-26 in Notes to Financial Statements.

Liquidity Management and Interest Rate Sensitivity

     Liquidity for a bank is the ability to fund customers' needs for borrowings and withdrawals. Sources of liquidity are:

     o    Asset maturities, paydowns and sales
     o    Growth of core deposits
     o    Growth of Repurchase Agreements
     o    Increase of other borrowed funds

     Bank management monitors asset and liability maturities to match anticipated cash flow requirements. These cash flow requirements are reviewed with the use of internally generated reports. The bank has instituted certain procedures and policy guidelines to manage the rate sensitive position. Those internal rules enable the bank to react to changes in market rates and protect net interest income from significant fluctuations.

     Over the years, the bank has sold fixed rate Mortgage Loans to the secondary market. The decision to pursue this course of action was based upon two parameters:

     o    Meeting consumer demand for mortgages
     o    Mitigating the interest rate risk inherent in fixed rate loans

     Interest rate risk management is an integral part of the Asset Liability Management Process. Interest rate risk is defined as the degree to which interest rate movements may affect Net Interest Income and the Balance Sheet. Fluctuations in rates can affect income through the balance of repricing assets and source funds. If more assets reprice than liabilities, the Balance Sheet is positively gapped. This position contributes favorably to net interest income in a rising interest rate environment. Conversely, if the Balance Sheet has more liabilities repricing than assets, the Balance Sheet is liability sensitive and negatively gapped. In a declining rate environment, net interest income would improve.

     The bank uses a simulation model to better understand the risks to the bank that may be brought about by changes in market interest rates. The model measured the impact of changing interest rates for several scenarios. The following table illustrates the theoretical impact of interest rate changes. The rate movements shown below represent parallel shifts in the yield curve, occurring immediately and lasting for the twelve-month projection.

     The analysis assumes that December 31, 1999 levels of assets and liabilities remain constant over the next twelve months. The interest rate movements are immediate and the revenue impacts are estimated for the subsequent twelve-month period. In the normal course of events, the bank anticipates growth in both assets and liabilities during a given twelve-month period. Such growth would affect both revenues and expenses.

     The table below shows the increase or (decrease) from 1999 reported figures that would occur under these interest rate changes over a twelve-month period beginning January 1, 2000:


=========================================================================================================================
  Basis Point Change,              +400          +200         +100        12/31/99     -100 bps      -200 bps       -400
  change in thousands              bps           bps          bps                                                   bps
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income                9,017        11,179       12,257        13,190       14,382        15,197       16,379
-------------------------------------------------------------------------------------------------------------------------
Net Income                           498         1,117        1,742         3,814        3,890         4,517        5,428
-------------------------------------------------------------------------------------------------------------------------
Present Value of Equity           17,057        23,754       27,765        32,126       36,634        37,442       52,027
=========================================================================================================================


=========================================================================================================================
      Pro forma                    +400          +200         +100        12/31/99     -100 bps      -200 bps       -400
                                   bps           bps          bps                                                   bps
-------------------------------------------------------------------------------------------------------------------------
Earnings Per Share                 $0.56         $1.25        $1.94         $4.26        $4.34         $5.04        $6.06
=========================================================================================================================

     At January 1, 2000, if there were an immediate 200 basis point increase in all market interest rates, net interest income is projected to decrease by $2,011,000 over the next twelve months, a 15.2% decrease from 1999's net interest income. The present value of bank capital is projected to decrease 26.1% to $23,754,000.

     If there were an immediate 200 basis point decrease in rates, net interest income is projected to increase $2,007,000 or 15.2% over twelve months. The present value of the bank's capital is projected to increase 16.5% to $37,442,000.

     The interest rate changes described above are extreme and have occurred only rarely in the past. These projections require a variety of assumptions and, as such, the results should be viewed as approximations only. In addition, should changing interest rates have a negative effect on the financial position of the bank, prompt corrective measures would be undertaken to minimize any adverse impact.

     A comparison of the maturity and repricing ability of assets and deposits at December 31, 1999, is as follows, in thousands of dollars:


===================================================================================================================
                                                                Years to Maturity or Repricing
-------------------------------------------------------------------------------------------------------------------
                                          90 days        1 or less         1 to 5         5 or more         Total
===================================================================================================================
Loans:
-------------------------------------------------------------------------------------------------------------------
   Fixed rate                            $  5,346        $  4,574         $ 61,237        $146,995        $ 218,152
-------------------------------------------------------------------------------------------------------------------
   Adjustable rate                         57,166          12,538           15,227           1,309           86,240
-------------------------------------------------------------------------------------------------------------------
Debt Securities:
-------------------------------------------------------------------------------------------------------------------
   Fixed rate                                 151             442            2,632          97,171          100,396
-------------------------------------------------------------------------------------------------------------------
   Adjustable rate                          3,105              91                -               -            3,196
-------------------------------------------------------------------------------------------------------------------
Federal funds sold                              0               -                -               -                0
-------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits                  11,542               -                -               -           11,542
-------------------------------------------------------------------------------------------------------------------
                  Total                  $ 77,310        $ 17,645         $ 79,096        $245,475        $ 419,526
===================================================================================================================

     Nonaccrual loans of $1,210,186 at December 31, 1999, and investments in Common Stock of $5,669,848 at December 31, 1999, are not included in the loan maturity distribution tables. Loans include those designated as available-for-sale.

     Earning assets are based on book value. Book value is net of unrealized losses in the available-for-sale investment and loan portfolios. The total of unrealized losses in both portfolios before tax is $7,227,000.


========================================================================================================================
                                                                     Years to Payment or Repricing
------------------------------------------------------------------------------------------------------------------------
                                                       90 days      1 or less       1 to 5       5 or more      Total
========================================================================================================================
Deposits, noninterest-bearing                         $  1,518      $  5,019       $ 14,172      $ 16,866     $  37,575
------------------------------------------------------------------------------------------------------------------------
Certificates of deposit over $100,000                   23,551        26,466         16,526           100        66,643
------------------------------------------------------------------------------------------------------------------------
Other interest-bearing deposits                         14,727        35,170         87,436        53,150       190,483
------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreement              26,412         1,589            487             -        28,488
------------------------------------------------------------------------------------------------------------------------
Demand notes, U.S. Treasury                             31,761             -              -             -        31,761
------------------------------------------------------------------------------------------------------------------------
Long term debt                                           6,305        41,000         10,000             -        57,305
------------------------------------------------------------------------------------------------------------------------
                  Total                               $104,274      $109,244       $128,621      $ 70,116     $ 412,255
========================================================================================================================

     Assets due to mature in one year or less do not include expected significant principal reductions on loans, leases and investments having maturity dates exceeding one year. Fixed rate investments with a par value of $73,535,000, subject to call during 2000, have been scheduled by maturity dates exceeding one year.

     Liabilities not having stated maturity dates have been scheduled based upon an aging of the liabilities. The time frames relied upon suggest that the liabilities will either reprice or liquidate within the stated period. For example, at December 31, 1999, the one-year cumulative gap stated that $6,537,000 Non Interest-bearing deposits would either reprice or payout over the next twelve months. In reality Non Interest-bearing deposits grew $4,125,000 during 1999. Historical data tends not to support the theory that a material portion of these accounts will either reprice or liquidate within a twelve-month period.

     At December 31, 1999, the bank had the following additional sources of funds which totaled $26,146,000, available to meet liquidity requirements:

     o    A $5,000,000 unsecured credit line from a financial institution
     o Borrowing capacity at the Federal Reserve Bank of Philadelphia of $2,795,000
     o Available funding at the Federal Home Loan Bank of Pittsburgh of $18,351,000

     Management continually monitors the gaps between assets and liabilities and makes adjustments as market rates change. Presently management believes that there is adequate liquidity to meet normal requirements.

Results of Operations

Earnings Summary


===============================================================================
    December 31               1999                 1998                1997
===============================================================================
Net income                 $3,814,215           $3,563,552          $3,310,057

-------------------------------------------------------------------------------
Earnings per share              $4.26                $4.20               $3.97
-------------------------------------------------------------------------------
Increase per share               1.43%                5.79%              15.74%
===============================================================================

The year 1999:

     After lowering the Discount Rate by 75 basis points in the second half of 1998, the Federal Reserve Bank did not take any further action in the first half of 1999. The Discount Rate is the rate at which the Federal Reserve Bank lends overnight funds to banks. During the second half of 1999 the Federal Reserve raised the discount rate on three separate occasions by 75 basis points. In response to these increases, national prime interest rate rose from 7.75% to 8.50%.

     There is a 37 basis point differential between the weighted average of national prime in 1999 and 1998. The weighted average of national prime in 1999 and 1998 was 8.00% and 8.37% respectively. This difference reflects on the yield on earning assets and the cost of funds when comparing both years.

     The actions of the Federal Reserve Bank caused increases in the rates charged on loans that were subject to repricing and on the rates offered on new loans in the second half of 1999. Approximately 17% of the entire loan portfolio is subject to immediate repricing.

     During the first half of 1999 investment securities were prematurely called and reissued at lower rates. However as rates increased investments were no longer called, as the issuers took advantage of the lower rates.

     The combination of these factors caused a 36 basis point decline in the tax equivalent yield on earning assets.

     Due to the increase in rates during 1999, the bank began to raise the interest rates paid on deposits and Repos. Interest expense was also effected by a rise in the rates charged on borrowed funds. In addition, the cost of funds was increased by deposit promotions offered at the new branches and from new products introduced during 1999. However, since market rates did not begin to rise until the second half of 1999, the bank was able to reduce the cost of funds by 21 basis points.

     Despite a 16 basis point reduction in tax-equivalent net interest spread, net interest income rose $2,028,000 or 18.1% during 1999. This was primarily accomplished through volume increases in loans and investments.

The year 1998:

     The Federal Reserve Bank lowered the Discount Rate by 75 basis points during the fourth quarter of 1998.

     The actions of the Federal Reserve caused reductions in the rates charged on loans that were subject to repricing and on the rates offered on new loans. Investment securities were prematurely called and reissued at lower rates. The combination of these factors caused a 15 basis point decline in the tax equivalent yield on earning assets.

     Market competition prevented the bank from proportionately lowering the rates on NOW's, MMDA's and savings accounts. In addition, the cost of funds was increased by deposit promotions offered late in 1997 and throughout 1998. Due to this, the cost of funds increased 10 basis points during 1998.

     Despite a 25 basis point reduction in tax-equivalent net interest spread, net interest income rose $765,000 during 1998. This was accomplished through a volume increase in loans and cost reduction in other interest-bearing liabilities.

The year 1997:

     The Federal Reserve Bank raised the Discount Rate by 25 basis points. The bank increased its lending rates with the movement in market rates but lagged deposit rate increases. The rate lag between loans and deposits helped the bank to increase the tax equivalent net interest spread by 17 basis points. The improvement in yield and a volume increase in lending allowed net interest income to rise $1,164,000.

     A comparison of Average Earnings Assets and the Net Tax Equivalent yields at December 31, 1999, 1998, and 1997, in thousands, is as follows:

                                          1999                            1998                             1997
                           ---------------------------------------------------------------------------------------------------
                              Average    Revenue      Yield   Average    Revenue     Yield     Average    Revenue     Yield
                              Balance   (Expense)    (Cost)   Balance   (Expense)    (Cost)    Balance   (Expense)   (Cost)
                              -------    -------      ----    -------    -------      ----     -------    -------     ----
      Earning assets

Interest-bearing deposits      $6,629        $89       1.34%   $5,212       $103       1.98%    $4,141        $78      1.88%

Investments:
US Treasuries                   2,985        205       6.87     8,670        585       6.75      9,768        655       6.71
US Government Agencies         63,863      4,257       6.67    35,285      2,458       6.97     39,417      2,873       7.29
Mortgage-backed                 6,946        444       6.39     6,013        376       6.25     12,927        808       6.25
securities
State & Municipal              23,698      1,649       6.96    19,867      1,404       7.07     17,126      1,254       7.32
Other                           3,390        219       6.46     1,297         86       6.63      1,048         68       6.49
------------------------------------------------------------------------------------------------------------------------------
Total Investments             100,882      6,774       6.71    71,132      4,909       6.90     80,286      5,658       7.05
==============================================================================================================================
Loans:
Commercial                    110,791      9,029       8.15    78,432      6,809       8.68     59,623      5,361       8.99
Consumer                       47,588      3,996       8.40    34,948      3,025       8.66     26,706      2,444       9.15
Real estate                   118,637      8,826       7.44   104,783      8,416       8.03     92,344      7,512       8.13
Direct financing leases         3,101        296       9.55     2,144        163       7.60      1,518        125       8.23
Credit cards                    1,230        147      11.95     1,216        151      12.42      1,138        139      12.21
------------------------------------------------------------------------------------------------------------------------------
Total loans                   281,347     22,294       7.92   221,523     18,564       8.38    181,329     15,581       8.59
==============================================================================================================================

Federal funds sold              2,682        128       4.77     7,328        394       5.38      2,816        166       5.89

------------------------------------------------------------------------------------------------------------------------------
Total earning assets         $391,540    $29,285       7.48% $305,195    $23,970      7.85%   $268,572    $21,483       8.00%
==============================================================================================================================
Interest-bearing liabilities

Deposits:
Savings                       $35,548      ($723)      2.03%  $33,919      ($776)      2.29%   $33,727      ($792)      2.35%
NOW                            17,838       (333)      1.87    12,678       (178)      1.40     11,440       (165)      1.44
MMDA                           14,569       (500)      3.43    12,039       (340)      2.82     11,611       (257)      2.21
CD's < $100,000               107,531     (5,685)      5.29    95,005     (5,378)      5.66     87,794     (4,948)      5.64
CD's > $100,000                66,095     (3,584)      5.42    47,856     (2,850)      5.96     41,267     (2,357)      5.71
Clubs                           1,176        (33)      2.81     1,050        (32)      3.05        986        (30)      3.04
------------------------------------------------------------------------------------------------------------------------------
Total Deposits                242,757    (10,858)      4.47   202,547     (9,554)      4.72    186,825     (8,549)      4.58
==============================================================================================================================

Repurchase agreements          31,639     (1,519)      4.80    27,442     (1,396)      5.09     25,668     (1,351)      5.26

Borrowed funds                 56,943     (2,999)      5.27    23,464     (1,359)      5.79     11,429       (740)      6.47

------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing       $331,339   ($15,376)      4.64% $253,453   ($12,309)      4.86%  $223,922   ($10,640)      4.75%
liabilities
==============================================================================================================================
Net interest income                      $13,909                         $11,661                          $10,843

Net interest spread                                    2.84%                           3.00%                            3.25%
Net yield on earning                                   3.55%                           3.82%                            4.04%
assets

Total average assets         $404,253                        $313,924                         $275,699

Average noninterest-          $36,729                         $27,287                          $22,777
bearing deposits

     Interest income was adjusted to a tax equivalent basis to recognize the income from tax exempt assets as if the interest was taxable. This treatment allows a uniform comparison to be made between yields on assets. The calculations were computed on a fully tax equivalent basis using the corporate federal tax rate of 34%.

     Nonaccrual loans and any related interest recorded have been included in computing the average rate earned on the loan portfolio. All deposits are in domestic bank offices. The average balances are based on amortized cost and do not reflect unrealized gains or losses.

     The following table reflects the change in net interest income attributable to fluctuations in volume and rate.


==========================================================================================================================
                                                                        Years ended December 31
                                                                             (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
                                                      1999 Compared to 1998                 1998 Compared to 1997
                                                    Increase (Decrease) Due to           Increase (Decrease) Due to
--------------------------------------------------------------------------------------------------------------------------
                                                    Volume       Rate        Total       Volume      Rate         Total
--------------------------------------------------------------------------------------------------------------------------
Interest income:
--------------------------------------------------------------------------------------------------------------------------
   Loans and leases:
--------------------------------------------------------------------------------------------------------------------------
      Mortgage                                     $ 1,025     $  (615)    $    410      $   996   $    (92)    $     904
--------------------------------------------------------------------------------------------------------------------------
      Commercial                                     2,548        (457)       2,091        1,600       (172)        1,428
--------------------------------------------------------------------------------------------------------------------------
      Consumer                                       1,154         (54)       1,100          769       (138)          631
--------------------------------------------------------------------------------------------------------------------------
   Total loans and leases                            4,727      (1,126)       3,601        3,365       (402)        2,963
--------------------------------------------------------------------------------------------------------------------------
Investment securities, interest-                     1,628        (134)       1,494         (246)      (283)         (529)
   bearing deposits and federal
   funds sold
--------------------------------------------------------------------------------------------------------------------------
Total interest income                              $ 6,355     $(1,260)    $  5,095      $ 3,119    $  (685)     $  2,434
--------------------------------------------------------------------------------------------------------------------------
Interest expense:
--------------------------------------------------------------------------------------------------------------------------
   Deposits:
--------------------------------------------------------------------------------------------------------------------------
      Certificates of deposit greater              $ 1,030     $  (269)    $    761      $   412    $    108     $    520
      than $100,000
--------------------------------------------------------------------------------------------------------------------------
   Other                                               567         (24)         543          424          61          485
--------------------------------------------------------------------------------------------------------------------------
Total deposits                                       1,597        (293)       1,304          836         169        1,005
--------------------------------------------------------------------------------------------------------------------------
Other interest-bearing liabilities                   1,964        (201)       1,763          785        (121)         664
--------------------------------------------------------------------------------------------------------------------------
Total interest expense                             $ 3,561     $  (494)    $  3,067      $ 1,621    $     48      $ 1,669
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                $ 2,794     $  (766)    $  2,028      $ 1,498    $   (733)     $   765
==========================================================================================================================


     The portion of the total change attributable to both volume and rate changes during the periods has been allocated to the volume and rate components based upon the absolute dollar amount of the change in each component prior to the allocation. Tax exempt income was not converted to a tax equivalent basis on the Rate Volume Analysis.

Provision for Loan Losses

     The provision is an estimated expense charged to earnings for potential losses from uncollectible loans. Management continuously reviews the risks inherent in the loan portfolio. Factors evaluated during this process include:

     o    Specific loans that could have loss potential
     o    Levels of delinquent loans
     o    Changes in risk characteristics in the portfolio
     o    Current and projected economic conditions.

     The bank does not have significant concentrations of loans in specific industries or outside the Northeastern Pennsylvania geographic area. There are no significant nonperforming loans. The bank has not exceeded the ten percent, industry and borrower threshold.

     The following table sets forth loans and lease financing charge-offs and recoveries by category at December 31 for the past five years:

==============================================================================================================================
                                                                                   (In Thousands)
                                                           -------------------------------------------------------------------
                                                              1999           1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                              $  3,008       $  2,809      $  2,590      $  2,470      $  2,357
------------------------------------------------------------------------------------------------------------------------------
Charge-offs:
------------------------------------------------------------------------------------------------------------------------------
   Commercial and all other                                      139            193           286           153            70
------------------------------------------------------------------------------------------------------------------------------
   Real estate                                                   146             43             -            20           125
------------------------------------------------------------------------------------------------------------------------------
   Consumer                                                      196            258           183           218           185
------------------------------------------------------------------------------------------------------------------------------
   Lease financing                                                 -             86            15             -             -
------------------------------------------------------------------------------------------------------------------------------
         Total                                                   481            580           484           391           380
------------------------------------------------------------------------------------------------------------------------------
Recoveries:
------------------------------------------------------------------------------------------------------------------------------
   Commercial and all other                                       46             56            47           136           150
------------------------------------------------------------------------------------------------------------------------------
   Real estate                                                     6             36             5             9             3
------------------------------------------------------------------------------------------------------------------------------
   Consumer                                                       63             39            28            28            27
------------------------------------------------------------------------------------------------------------------------------
   Lease financing                                                 -              2             -             -             -
------------------------------------------------------------------------------------------------------------------------------
         Total                                                   115            133            80           173           180
------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                  366            447           404           218           200
------------------------------------------------------------------------------------------------------------------------------
Additions charge to operations                                   530            646           623           338           313
------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                    $  3,172       $  3,008      $  2,809      $  2,590      $  2,470
------------------------------------------------------------------------------------------------------------------------------
Net charge-offs to average loans outstanding                    0.13%          0.20%         0.23%         0.13%         0.14%
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss to net loans                            1.05%          1.23%         1.39%         1.59%         1.69%
------------------------------------------------------------------------------------------------------------------------------
Loans 30 - 89 days past due and accruing                    $  4,914       $  2,829      $  3,521      $  2,667      $  2,804
------------------------------------------------------------------------------------------------------------------------------
Loans 90 days or more past due and accruing                 $  2,917       $  2,689      $  2,189      $    796      $    977
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss to loans 90 days or                   108.74%        111.86%       128.32%       325.38%       256.22%
 more past due and accruing
------------------------------------------------------------------------------------------------------------------------------
Nonaccruing loans                                             $1,210       $  1,364      $  1,076      $  1,680      $  1,146
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss to nonaccruing loans                  262.15%        220.49%       261.09%       154.13%       215.53%
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss to non-performing loans                76.86%         74.21%        86.03%       104.60%       117.06%
------------------------------------------------------------------------------------------------------------------------------
Average net loans                                           $278,154       $218,494       178,673       151,491      $141,328

==============================================================================================================================

     The following table sets forth the allowance for loan losses by loan category for the past five years:


      Category           December 31, 1999   December 31, 1998    December 31, 1997   December 31, 1996   December 31, 1995
      --------           -----------------   -----------------    -----------------   -----------------   -----------------
Real Estate                $1,165,295.00       $1,066,687.00            $877,939            $982,131          $1,031,151
Consumer                      692,878.00          507,946.00             399,063             373,209             389,114
Commercial                  1,196,789.00          914,305.00             678,407             569,635             505,848
Direct financing leases        62,989.00           25,397.00              19,953                   0                   0
Real estate construction       31,494.00           25,397.00              19,953              39,285              19,455
Unallocated                    22,930.00          467,981.00             813,751             625,716             524,192
---------------------------------------------------------------------------------------------------------------------------
       Total               $3,172,375.00       $3,007,713.00          $2,809,066          $2,589,976          $2,469,760
===========================================================================================================================

     The following table sets forth non-performing assets for the past five years:

                                                                  1999        1998       1997        1996       1995
                                                                --------    --------   --------    --------   --------
Net loans                                                       $301,448    $244,288   $202,719    $162,608   $146,108
Restructured loans                                                     0           0          0           0          0

Loans past due 90 days or more and accruing                     $  2,917    $  2,689   $  2,189    $    796   $    977
Nonaccrual loans                                                   1,210       1,364      1,076       1,680      1,146
                                                                --------    --------   --------    --------   --------
Non-performing loans                                               4,127       4,053      3,265       2,476      2,123
Foreclosed real estate                                               413         201        276           0          0
Restructured loans                                                     0           0          0           0          0
                                                                --------    --------   --------    --------   --------
Total non-performing assets                                     $  4,540    $  4,254   $  3,541    $  2,476   $  2,123
                                                                ========    ========   ========    ========   ========
Nonaccrual loans to net loans                                       0.40%       0.56%      0.53%       1.03%      0.78%
Non-performing assets to net loans and foreclosed real estate       1.50%       1.74%      1.74%       1.52%      1.45%
Non-performing assets to total assets                               1.02%       1.22%      1.22%       0.92%      0.88%
Non-performing loans to net loans                                   1.37%       1.66%      1.61%       1.52%      1.45%

     Net loans include Loans available-for-sale. The bank is unaware of any potential problem loans. Potential problem loans are those where there is known information that leads the bank to believe repayment of principal and/or interest is in jeopardy. The loans are neither non-accrual nor past due 90 days or more.

     In addition to the allowance for loan loss, there are other reserves not recorded on the bank's records that are available to mitigate potential loan loss. The guaranteed portion of non- performing SBA and Student Loans was $183,000, at December 31, 1999. Reserves set aside by the Commonwealth of Pennsylvania for loans registered in the PENNCAP program were $127,000 at year-end. Unrecognized gross income in 1999 due to nonaccrual loans outstanding as of December 31, 1999 was $154,523.

     The decrease in ratio of allowance for loan loss to year-end loans was caused by the overall growth in the loan portfolio. The bank is confident that the Allowance provides adequate protection against any unforeseen portfolio loss.

Other Income

The year 1999:

     The $12,000 increase in service charges on deposit accounts realized in 1999, is a result of the increase in non interest-bearing deposit accounts. The increase is not as great as in prior years. Promotions at the new branches whereby fees were waived for the first year on new accounts, hindered a larger increase.

     Market conditions were not favorable in terms of selling securities during 1999. Only one issue nearing call was sold. The investment was classified as available-for-sale. The bank realized a $1,400 gain on the sale of that asset. There were no sales of investments classified as held-to-maturity.

     Market conditions again were prohibitive in the sale of loans in 1999. Sales generated net gains of $74,000 in 1999. That amount, however, was increased by the recognition of the discounted future value of servicing rights on sold loans. The amount of realized income from servicing rights was approximately $123,000.

     In compliance with FASB Statement No. 65, the bank had to write down to market value the loans classified as available-for-sale. Loans earmarked as available-for-sale must be carried at the lower of cost or market. As a result of this, $146,000 was charged against current earnings. In previous years, the book value was below market, so no charge was made to current earnings.

     The $57,980,000 increase in loans before the Allowance for Loan Loss, helped to generate an additional $185,000 in service charges during 1999. Service charges on loans are classified as a component of Other Operating Income.

     Some components of Other Operating Income and their related increase during 1999:

                                                                   Increase
                                                                   --------
         Fees on sold loans                                        $ 37,000
         Reverse Mortgage fees                                       10,000
         Merchant Credit Card income                                 88,000
         Trust income, gross                                        103,000
         Rental Income                                               23,000
         Annuity & Brokerage fees                                    30,000
         ATM service charges                                         31,000
         Safe deposit box rentals                                    12,000

     Fees on sold loans, Reverse Mortgage fees, Merchant Credit Card income and Trust income rose through volume increases. The market value of Trust Assets at December 31, 1999 was $34,693,000. Rental income increased from a full twelve months of lease income from the Financial Center. A full-time employee dedicated to sales only, caused the increase in Annuity and Brokerage fees. The new branch locations helped to generate additional income over 1998 from ATM service charges and safe deposit rentals. See "Description of the Bank - Properties."

The year 1998:

     The 32% increase in service charges on deposit accounts realized in 1998, is a result of the 32% increase in non interest-bearing deposit accounts.

     Taking advantage of favorable market conditions, the bank sold three investment securities, classified as available-for-sale. The net amortized book value of the sold securities was $3,838,000. In providing funds for loan demand, the bank improved its yield on earning assets. The 1998 tax equivalent yield on loans and investments was 8.38% and 6.90% respectively. The net gain on investment sales for 1998 was $110,000. There were no sales of investments classified as held-to-maturity.

     The sale of residential mortgage loans and student loans in 1998 generated net gains of $161,000, a $158,000 increase over 1997.

     The $41,768,000 increase in loans before the Allowance for Loan Loss, helped to generate an additional $144,000 in service charges during 1998.

     Some components of Other Operating Income and their related increase during 1998:

                                                                   Increase
                                                                   --------
         Fees on sold loans                                         $10,000
         Merchant Credit Card income                                 40,000
         Trust income, gross                                         60,000
         Rental Income                                               25,000

     Fees on sold loans and Merchant card income rose through volume increases. Gross Trust income reflects the first full twelve months of operations. The market value of Trust Assets at December 31, 1998 was $27,881,856. Rental income increased with the acquisition of the Financial Center.

The Year 1997:

     The increase of $2,332,000 in non interest-bearing demand deposit accounts over the twelve months ending December 31, 1997, contributed to the 19% rise in service charges on deposit accounts.

     In 1997, the bank sold investment securities classified as available-for-sale, with a net amortized book value of approximately $14,100,000. Investment sales provided liquidity not only for deposit runoff but also funded loan demand, thereby increasing the yield on earning assets. The tax equivalent yield on investments for 1997 was 7.05% compared to the tax equivalent yield on loans for 1997 of 8.59%. The bank realized a net gain on the sales of $123,600. There were no sales of investments classified as held-to-maturity.

     The $40,330,000 increase in loans before the Allowance for Loan Loss, helped to generate an additional $53,000 in service charges during 1997.

     In 1997, the bank instituted a surcharge on foreign depositors who used the bank's ATM's. This charge helped increase ATM service charge income from approximately $37,000 in 1996 to $119,000 in 1997.

     Some components of Other Operating Income and their increases during 1997:

                                                                   Increase
                                                                   --------
         Merchant credit card income                                $40,000
         Utility bill collection fees                                13,000
         Fees on sold loans                                           4,000
         Fees on mutual fund/annuity sales                           12,000

         These increases are all based on growth in volume.

Other Expense

The year 1999:

     The average number of full time equivalent employees increased by 35 to 156 in 1999. The 29% average staff increase and merit pay raises caused 1999 Salaries and Employee benefits to increase $1,315,000 above the amount reported for 1998.

     The opening of the West Pittston, Financial Center and Moosic retail branches in 1999 increased Premise and Equipment expense $523,000 over 1998. Over 52% of the increase resulted from a $275,000 rise in depreciation. Depreciation on building and premise was $201,000 and depreciation on furniture and fixtures was $562,000. Furniture and fixture depreciation exceeded 1% of gross income. Another factor contributing to the increase was the portion of the Financial Center restricted to operations. Operations were conducted at the Financial Center during the twelve months of 1999. The bank acquired the Financial Center in June of 1998 and did not begin to move operations there until September of 1998.

     The bank incurred a net loss in 1998 on the sale of two residential properties that it had foreclosed upon. The net loss amounted to $29,000.

     The only item contained within other expense that exceeded 1% of gross income was advertising. Advertising increased $115,000 over 1998 to $403,000. The increase was caused in part, by the new branches opened during 1999.

     Some components of Other Expense and their increases during 1999:

                                                                   Increase
                                                                   --------
         Appraisals                                                 $44,000
         Merchant credit card expense                                91,000
         Stationery and supplies                                    111,000
         Equipment purchases                                         24,000
         Armored transportation                                      37,000
         Correspondent banks                                         36,000
         Postage                                                     22,000
         Telecommunications                                          33,000
         Consumer leasing                                            20,000
         Donations                                                   38,000
         Miscellaneous expense                                       72,000

     Appraisal expense rose in part because of a no-cost residential mortgage loan promotion. Appraisal expense is reported gross and does not include payments made by borrowers. Those fees are credited to other income. Merchant card and consumer leasing expense rose due to volume increases. Miscellaneous expense includes accruals for future expected expense, such as preparations for the annual meeting. The other items rose due to the increase in the number of bank locations and the bank's Year 2000 considerations.

     Other areas of expense declined during 1999:

                                                                   Decrease
                                                                   --------
         Legal services                                             $66,000
         Audit expense                                               18,000
         Annual Meeting                                              17,000

The year 1998:

     The average number of full time equivalent employees increased by 11 to 121 in 1998. The additional staff and merit pay increases caused 1998 Salaries and Employee benefits to increase $421,000 above the amount reported for 1997.

     With the opening of the Pittston Branch in June and the move to the Financial Center in September, Occupancy and Equipment expenses increased $66,000 over 1997.

     The bank incurred a net loss in 1998 on the sale of two residential properties that it had foreclosed upon. The net loss amounted to $27,000.

     The only item contained within other expense that exceeded 1% of gross income was advertising. Advertising increased $90,000 over 1997 to $288,000. Branch openings during 1998 contributed to the increase.

     Some components of Other Expense and their increases during 1998:

                                                                   Increase
                                                                   --------
                  Audit services                                    $23,000
                  Appraisals                                         87,000
                  Legal fees                                         30,000
                  Merchant credit card expense                       62,000
                  Directors fees                                     26,000
                  Stationery and supplies                            43,000
                  Sales tax                                          23,000
                  Equipment purchases                                26,000
                  Mac expense                                        26,000

     Audit expense increased because of an accrual accounting change and not due to an actual dollar expense. Actual Audit fees remained relatively unchanged in 1998. Appraisal expense rose in part because of a no-cost residential mortgage loan promotion. Merchant card expense rose due to volume increases. Legal fees are expensed based upon invoices received for services rendered. The addition of a new Director contributed to the increase in directors' fees. The other items rose due to the increase in the number of bank locations and the bank's Year 2000 considerations.

     Other areas of expense declined during 1998:

                                                                   Decrease
                                                                   --------
                  Outside professional services                     $28,000
                  Visa expense                                       16,000
                  Donations                                          31,000

     The year 1997

     The average number of full time equivalent employees increased by 11 to 110 in 1997. The additional staff and merit pay increases caused 1997 Salaries and Employee benefits to increase $400,000. Included in the $400,000 increase are $51,000 salary and benefit costs of the new Trust Department.

     During 1997 the bank retired fixed assets no longer in service at a net book value of $11,983.

     There were no individual components within other expense that exceeded 1% of gross income.

     Some components of Other Expense and their increases during 1997 were:

                                                                   Increase
                                                                   --------
                  FDIC insurance assessment                         $24,000
                  Merchant credit card and MAC                       63,000
                  Donations                                          32,000

     The bank's 1997 FDIC Insurance assessment was $24,000 more than its 1996 charge, even though the bank maintained a 1A rating.

     Other expenses declined during 1997:

                                                                   Decrease
                                                                   --------
                  Advertising                                       $22,000
                  Stationery and supplies                            19,000

Other Items:

New Financial Accounting Standards:

     The bank is unaware of any pending changes in accounting procedures that could have a material effect on future presentations of the bank's financial position and results of operations.

Year 2000:

     The bank successfully completed its preparations for the beginning of the new millennium. At January 1, 2000 all automated systems were functioning properly. During the first days of 2000 the bank initiated and received transmissions of electronic data without any problems. There were no difficulties conducting business with those outside vendors upon which the bank relies.

     In preparation for the New Year holiday and in anticipation of consumer concern, the bank increased the amount of currency it normally carries. Subsequent to that weekend, the bank reduced its cash reserves and short-term borrowings.

     The final Y2K hurdle was February 29, 2000, the leap year day. The bank did not experience any problems, and business proceeded as usual.

Federal and State Legislation:

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulations and restrictions on the business of the bank. It cannot be predicted whether such legislation will be adopted, or if adopted, how such laws would affect the business of the bank. As a consequence, the bank is susceptible to legislation that may increase the cost of doing business. Management believes that the effects of the aforementioned proposals on the liquidity, capital resources and the results of operations, of the bank, will be immaterial.

     Management is unaware of any other specific regulatory recommendations, which if implemented, would have a material effect upon the liquidity, capital resources or results of operations. However the general cost of compliance with numerous federal and state laws does have, and in the future may have, a negative impact on the bank's results of operations.

     Further, the business of the bank is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience an increase in consolidations as the financial industry strives for greater cost efficiencies and market share. Management is optimistic that such consolidations may enhance the bank's competitive position as a community bank.

     On November 12, 1999 President Clinton signed into law the
Gramm-Leach-Bliley Financial Services Modernization Act. The Act has a profound impact on the financial services industry.

     o The Act repeals prior legislation to permit commercial banks to affiliate with securities firms and insurance companies. More importantly, the Act significantly expands the authority of each of these financial industries to engage in a full array of financial services. Thus, each industry may now engage in activities previously reserved to one or the other.

     o The Act authorizes bank holding companies meeting defined standards to engage in a substantially broader range of non-banking activities than was permissible before the legislation passed.

     o A new hierarchy of existing state and federal regulators will monitor both the bank and the proposed holding company. The Act coordinates the efforts of these regulators. The goal is to lessen regulatory burden and prevent duplication of examination efforts.

     o Also, all financial institutions are required to take reasonable precautions to protect the security and confidentiality of personal customer information. The bank or holding company may only share customer information with its affiliates under certain circumstances.

Outlook for 2000:

     After several years of historic growth for the bank, management believes it must make a concerted effort to increase net earnings. The present state of the economy will make that goal challenging as market pressure will continue to bear down on the net interest margin. The bank will reassess its charges for services provided and will explore other avenues for producing revenue. With the promotions for the new branches coming to an end, the bank will reduce overhead as much as possible. This too will present a challenge, as the bank will experience a full twelve months expense on the new branches and operating systems. These goals must be successfully addressed, in order for the bank to reach the desired performance levels.


Management's Discussion and Analysis of Consolidated Financial Condition for the Six Months Ended June 30, 2000 and 1999

     The following discussion is derived from management's discussion and analysis of consolidated financial condition included in Fidelity D & D Bancorp, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, as filed with the SEC on August 14, 2000. The information presented below should be read in conjunction with our financial statements and accompanying notes appearing at the end of this document, beginning at page F-1.

Changes in Financial Condition

     Total deposits increased $38,295,000 or 12.99% from $294,701,000 at December 31, 1999 to $332,996,000 at June 30, 2000. The success at attracting new customers and additional funds from existing depositors can be linked to the new and renovated branches and competitive product pricing.

Non interest-bearing deposits rose $4,303,000 or 11.45% during 2000.

     Interest-bearing deposits increased $33,992,000 or 13.22%. The introduction of the tiered balance Super NOW accounts helped to generate a $16,740,000 overall increase in NOW accounts. An increase of $24,805,000 in public fund CD's of $100,000 or more, caused CD's of $100,000 or more to increase $28,969,000 or 43.47% during 2000. Withdrawals from savings and money market accounts, particularly public funds, reduced the amount of the increases.

     Short-term Borrowings, which are comprised of Repurchase Agreements (Repos), Treasury, Tax and Loan Retained Funds and Federal Funds Purchased, decreased $1,655,000 or 2.75%. Of the total decrease, Fed Funds Purchased was reduced $5,850,000. The reduction in Fed Funds Purchased was due, in part, to reductions in currency, which had been increased for Year 2000 considerations. Repos increased $4,321,000, due in part to real estate tax collections from local municipalities.

     The rise in Deposits less the decrease in Short-term Borrowings, the increase in Common Stock and Surplus, through the Dividend Reinvestment Plan, and the retention of earnings, caused Total Liabilities and Shareholders' Equity to increase $38,230,000 or 8.55% since December 31, 1999.

     During 2000, net loans grew $31,494,000 or 10.63%. Commercial loans increased $26,036,000 and consumer loans and leases increased $9,845,000. Residential mortgages and student loans totaling $2,592,000 were sold during 2000 to provide liquidity and improve yield. In addition, residential mortgages of $5,994,000 were securitized and reclassified as investments. This activity provided the company with a FNMA guarantee on the loans within the investment pools, thereby reducing the potential for loss due to delinquency. The investment pools became an acceptable asset to pledge as collateral for Public Fund deposits. The company has classified residential mortgages, student loans and SBA guaranteed loans of $10,588,000 as available-for-sale.

     The following table reflects the composition of the loan portfolio:


                                           June 30, 2000      December 31, 1999
                                           -------------      -----------------
Real estate                                 $109,365,985           $111,242,490
Consumer                                      71,046,462             64,998,362
Commercial                                   139,097,491            113,061,093
Direct financing leases                        9,507,935              5,710,579
Real estate construction                       3,594,052              5,335,753
                                            ------------           ------------
Gross Loans                                  332,611,925            300,348,277
Less:
Unearned discount                              1,630,630                982,384
Allowance for loan loss                        3,294,190              3,172,375
                                            ------------           ------------
Net Loans                                   $327,687,105           $296,193,518
                                            ============           ============

     Paydowns and early calls of US Agency and Municipal bonds totaled $574,000. Municipal bonds of $4,790,000, classified as available-for-sale, were sold prior to being called. A $2,000,000 US Government Agency bond and municipal bonds totaling $1,896,000 were purchased during the first half of 2000. These activities and the addition of the $5,994,000 securitized loans, plus a $32,000 increase in the market value of available-for-sale securities were the major changes in the investment portfolio.

     Fluctuations in capital markets cause frequent changes in the market value of investments. This particular decline does not indicate a material weakness in the company. Market conditions are monitored daily and the bank is prepared to take remedial actions if deemed appropriate.

     Securities held-to-maturity and available-for-sale, at June 30, 2000, consist of the following:

                                   Amortized      Unrealized    Unrealized          Fair
                                     Cost           Gains         Losses            Value
                                ------------      --------      ----------      ------------
      Held-to-maturity
Mortgage backed securities      $  5,960,630      $      0      $  340,877      $  5,619,753
                                ------------      --------      ----------      ------------
   Total held-to-maturity       $  5,960,630      $      0      $  340,877      $  5,619,753
                                ------------      --------      ----------      ------------
     Available-for-sale
Agencies                        $ 81,294,133      $      0      $5,975,273      $ 75,318,861
State and municipal               20,394,695        82,510         804,853        19,672,352
Mortgage backed securities         7,684,088         7,863         373,665         7,318,286
                                ------------      --------      ----------      ------------
          Sub total              109,372,916        90,374       7,153,791       102,309,499
Stock                              5,571,126       111,270          80,568         5,601,828
                                ------------      --------      ----------      ------------
  Total available-for-sale      $114,944,042      $201,644      $7,234,359      $107,911,326
                                ============      ========      ==========      ============
         Grand total            $120,904,672      $201,644      $7,575,236      $113,531,080
                                ============      ========      ==========      ============

     We list below the contractual maturities of securities held-to-maturity and securities available-for-sale at June 30, 2000. Mortgage backed securities, which are subject to monthly principal reductions, are listed in total. Equity securities have no stated maturity dates and are listed in total.

                                                          Book              Market
              Held-to-maturity                            Value             Value
                                                      ------------      ------------
Mortgage backed securities                            $  5,960,630      $  5,619,753
                                                      ------------      ------------
           Total held-to maturity                     $  5,960,630      $  5,619,753
                                                      ============      ============
             Available-for-sale
One year or less                                      $    200,087      $    200,156
One through five years                                   2,950,000         2,846,047
Five through ten years                                  31,118,029        29,417,863
Over ten years                                          67,420,712        62,527,147
                                                      ------------      ------------
                  Sub total                            101,688,828        94,991,213
Mortgage backed securities                               7,684,088         7,318,286
Equity securities                                        5,571,126         5,601,828
                                                      ============      ============
           Total available-for-sale                   $114,944,042      $107,911,327
                                                      ============      ============

           Grand total                                $120,904,672      $113,531,080
                                                      ============      ============

     Continued branching and improvements to both plant and equipment caused bank premises and equipment to increase $1,667,000, net of depreciation, in 2000. During the first quarter of 2000 the company opened a new branch at 1598 Main Street, Peckville, Pennsylvania. The property is leased from a non-related entity.

     The company purchased a commercial property at 116-118 N. Blakely Street, Dunmore, Pennsylvania, during the first quarter of 2000. The building is currently occupied by the United States Postal Service and will continue to be under a lease expiring January 31, 2005. The Post Office has an option to renew that is scheduled to expire on January 31, 2010. The property was acquired for future expansion.

     Total assets of the company have grown $78,070,000 or 19.16% from $407,371,000 to $485,441,000 for the twelve months ending June 30, 2000. The increase is a result of a $53,267,000 rise in deposits, a $23,530,000 net increase in borrowings and a net increase in Capital of $737,000.

     The funds accumulated through the increases in liabilities were used for net loan growth of $59,737,000, an increase in investments of $9,417,000 and fixed asset expansion of $3,153,000.

     Excluding the effect of the net change in the market value of available-for-sale securities, Shareholders' Equity increased $1,157,000 for the six months ending June 30, 2000 and by $2,731,000 for the twelve-month period ending June 30, 2000. The increases are a result of the retention of profits and the issuance of common stock under the Dividend Reinvestment plan.

Changes in Results of Operations

Net Income

     Net Income for the six months ending June 30, 2000 and 1999 was $1,708,193 and $1,705,207 respectively. The significant differences are as follows:

                                              June 30, 2000      June 30, 1999      Difference
                                              -------------      -------------      ----------
Net interest income                             $7,087,270         $6,453,705        $633,566  A
Provision for loan losses                          243,000            320,000          77,000
Deposit service charges and other income           958,283            718,799         239,484  B
Gain on sale of assets                              99,276             60,774          38,502
AFS loan appreciation                               79,063                  0          79,063
Salaries and employee benefits                   2,690,746          2,311,747        (378,999) C
Occupancy and equipment                            982,831            667,745        (315,086) D
Other expense                                    2,235,422          1,747,449        (487,973) E
Provision for income tax                           363,700            481,130         117,430  F

     A) The tax equivalent, ("TE"), yield on Average Earning Assets increased 28 basis points, from 7.45% at June 30, 1999 to 7.73% at June 30, 2000. This action was caused by changes in National Prime, which had a direct effect on loans subject to immediate repricing. Approximately 18% of the loan portfolio is subject to immediate repricing. At the same time competition from non-traditional sources for deposit dollars and competitive interest rates paid for preferred accounts and accounts at the new branch locations, caused the cost of funds to increase 61 basis points. The decline in TE net yield was offset by a rise in loan and investment volume, and that enabled the company to increase Net Interest Income by $633,566.

     B) Service charges on deposit accounts increased $134,000 due to volume increases and a new fee structure. Gross fees from the Trust Department and merchant credit cards increased $84,000.

     C) Merit pay increases and additions to staff caused Personnel expense to increase 16.39%. At June 30, 2000, the company employed 171 full time equivalent employees and at June 30, 1999, the company employed 161. On average, the number of full time equivalent employees increased 12% since June 30, 1999.

     D) Occupancy and equipment expense increased due to the opening of the new branches. Included in the increase is a $141,000 increase in depreciation expense.

     E) Included in Other Expense, at June 30, 2000, are charges of $150,000 related to organization of Fidelity D&D Bancorp, Inc. A rise in merchant credit card volume caused related expenses to increase $48,000. Advertising, postage, courier expense, supplies, ATM expenses and communications, all impacted by the bank's new locations, increased $134,000. Correspondent bank expense increased $13,000, capital shares expense increased $18,000 and state banking charges and the bank's FDIC assessment increased $20,000.

     F) The difference between the expected and actual provision for income taxes is primarily the result of tax-free interest income. Also, for the six months ended June 30, 2000, the provision has been reduced by approximately $61,000 of low income housing credits.

                   FIDELITY D & D BANCORP, INC. and SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                            (in thousands of dollars)

TAX EQUIVALENT YIELD
Average Earnings                          As of June 30,   As of December 31,   As of June 30,
                                             2000                1999                1999
                                          --------------   ------------------   --------------
Assets

Loans & Leases                             $315,688            $281,347            $262,805
Investments                                 120,053             100,882              88,372
Fed Funds                                         0               2,682               5,365
Interest Bearing
         Deposits                             7,081               6,629               6,809
                                           --------            --------            --------
         Total                             $442,822            $391,540            $363,351
                                           ========            ========            ========

Average Interest
Bearing Liabilities

Other Interest-bearing Deposits            $ 85,312            $ 69,131            $ 64,890
CD's                                        186,517             173,626             161,767
Other Borrowed Funds                         75,622              56,943              46,055
Repurchase Agreements                        33,300              31,639              31,699
                                           --------            --------            --------
         Total                             $380,751            $331,339            $304,411
                                           ========            ========            ========

                                       Six months ended      Year ended         Six months ended
                                        June 30, 2000     December 31, 1999      June 30, 1999
                                       ----------------   -----------------     ----------------
Interest Income

Loans & Leases                             $ 12,925             $22,294             $10,309
Investments                                   4,080               6,774               2,227
Fed Funds                                         0                 128                 128
Interest Bearing
         Deposits                                18                  89                  66
                                           --------            --------            --------
         Total                             $ 17,023             $29,285             $13,430
                                           ========            ========            ========

Interest Expense

Other Interest-bearing Deposits               1,366             $ 1,589             $   702
CD's                                          5,322               9,269               4,288
Other Borrowed Funds                          2,217               2,999               1,173
Repurchase Agreements                           904               1,519                 743
                                           --------            --------            --------
         Total                             $  9,809             $15,376             $ 6,906
                                           ========            ========            ========

Net Interest Income                        $  7,214             $13,909             $ 6,524
                                           ========            ========            ========

Yield on Average
Earning Assets                                 7.73%               7.48%               7.45%

                                       Six months ended      Year ended         Six months ended
                                        June 30, 2000     December 31, 1999      June 30, 1999
                                       ----------------   -----------------     ----------------
Cost of Average Interest-bearing               5.18%               4.64%               4.57%
Liabilities
                                                --                  --                  --

Interest Rate Spread                           2.55%               2.84%               2.88%
                                                --                  --                  --

Net Yield on Average Earning                   3.28%               3.55%               3.62%
Assets



                   FIDELITY D & D BANCORP, INC. and SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                            Provision for Loan Losses

                                      June 30, 2000          Dec. 31, 1999          June 30, 1999
                                      -------------          -------------          -------------
Net Loans                              338,275,350            301,447,834            278,538,334

Allowance for loan losses                3,294,190              3,172,375              3,205,142

Percentage to net loans                       0.97%                  1.05%                  1.15%

Provision for loan losses
         Year ended                                               530,000
         Six months ended                  243,000                                       320,000
         Three months ended                136,500                                       140,000

(Charge offs)/recoveries, net
         Year ended                                              (365,338)
         Six months ended                 (121,185)                                     (122,571)
         Three months ended                 11,696                                       (75,952)

     In addition to the Allowance for Loan Loss, there are other reserves not recorded on the bank's records that are available to mitigate potential loan loss. The guaranteed portion of SBA and Student Loans, which are either 90 days or more delinquent or classified as non-accrual, was $182,000 at June 30, 2000. The reserve set aside by the Commonwealth of Pennsylvania for loans registered in the PENNCAP program was $215,000 at June 30, 2000.

     The allowance for loan loss is established through a provision for loan losses. The allowance represents an amount, which, in management's judgement will be adequate to absorb possible losses on existing loans and leases. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of the loans. These evaluations take into consideration such factors as:

     o    changes in the nature and volume of the loan portfolio,

     o current economic conditions that may affect the borrower's ability to repay,

     o    overall portfolio quality, and

     o    review of specific impaired loans.

     Loans considered uncollectible are charged to the allowance. Recoveries on charged-off loans are added to the allowance.

     A loan is considered impaired when, based on current information, it is probable that the company will be unable to collect the scheduled payments. Factors considered in determining impairment include payment status and collateral value. The significance of payment shortfalls is determined on a case-by-case basis. Such factors include the length of the delinquency, the underlying reasons and the borrowers prior payment record. Impairment is measured on a case-by-case basis. The company does not group homogeneous loans collectively for the purpose of determining impairment.

     The company carefully monitors potential problem loans. Potential problem loans are those where there is known information that leads the company to believe repayment is in jeopardy. The loans are either non-accrual or past due 90 days or more. Non-accrual loans and loans that were past due 90 days or more, at June 30, 2000, were $1,535,000 and $2,934,000, respectively. At June 30,
2000, the allowance for loan loss represents 214.65% of non-accrual loans and 112.27% of loans 90 days or more past due.

     Interest rate risk management is an integral part of the Asset Liability Management Process. Interest rate risk is defined as the degree to which interest rate movements may affect net Interest Income and the Balance Sheet. Fluctuations in rates can affect income through the balance of repricing assets and source funds. If more assets reprice than liabilities, the Balance Sheet is positively gapped. This position contributes favorably to net interest income in a rising interest rate environment. Conversely, if the Balance Sheet has more liabilities repricing than assets, the Balance Sheet is liability sensitive and negatively gapped. In a declining rate environment, net interest income would improve.

     The company uses a simulation model to better understand the risks to the company that may be brought about by changes in market interest rates. At June 30, 2000, the company simulated the effects on net interest income given an immediate parallel shift in the yield curve of 200 basis points in either direction. The results of the simulation were within established policy limits for changes in net interest income.

     Liquidity for a bank is the ability to fund customers' needs for borrowings and withdrawals. Sources of liquidity are:

     o    Asset maturities, paydowns and sales,

     o    Growth of core deposits,

     o    Growth of Repurchase Agreements, and

     o    Increase of other borrowed funds.

     Management monitors asset and liability maturities to match anticipated cash flow requirements. These cash flow requirements are reviewed with the use of internally generated reports. The company has instituted certain procedures and policy guidelines to manage the rate sensitive position. Those internal rules enable the company to react to changes in market rates and protect net interest income from significant fluctuations.


                       Liquidity (in thousands of dollars)

                                                            June 30, 2000      Dec. 31, 1999    June 30, 1999
                                                            -------------      -------------    -------------
Assets due within one year                                     $131,574           $117,952         $105,656

Liabilities due within one year                                $235,471           $210,598         $186,496

Percent of assets due within one year to liabilities
due within one year                                               55.88%             56.01%           56.65%

     Management believes that the present level of liquidity is adequate for current operations. Investments were scheduled by maturity dates.

     Liabilities included deposits not having stated maturity dates, (DDA's, NOWs, Savings & MMDA's), in the amounts reported. In addition, sweep accounts were classified as having immediate maturity dates.

     This presentation does not take into consideration Lines of Credit that are available to the company, or assets available-for-sale, both of which could be used to meet liquidity needs.

     The bank's capital amounts and ratios are as follows:

                                                                                          To be Well Capitalized
                                                               For Capital Adequacy       Under Prompt Corrective
                                            Actual                  Purposes                Action Provisions
                                   ----------------------     ---------------------       -----------------------
                                     Amount         Ratio       Amount        Ratio         Amount          Ratio
                                   -----------      -----     -----------     -----       ------------     ------
As of June 30, 2000
Total Capital
(to Risk Weighted Assets)          $41,199,497      12.64%    $26,071,512     8.00%        $32,589,391      10.00%
Tier 1 Capital
(to Risk Weighted Assets)          $37,905,307      11.63%    $13,035,756     4.00%        $19,553,634       6.00%
Tier 1 Capital
(to Average Assets)                $37,905,307       8.30%    $18,275,427     4.00%        $22,844,283       5.00%

     The ratios for the company are not materially different from those of the bank.

                      [This Page Left Intentionally Blank]

                                    BUSINESS

The Company

     Fidelity D & D Bancorp, Inc. is a Pennsylvania corporation, incorporated in 1999. The company is registered as a bank holding company under the Bank Holding Company Act of 1956. The company became an active bank holding company on June 30, 2000, when it acquired all of the outstanding shares of The Fidelity Deposit and Discount Bank. The bank is a wholly-owned subsidiary of the company.

     The company's primary activity consists of owning and operating the bank, which provides customary retail and commercial banking services to individuals and businesses. The bank provides practically all of the company's earnings as a result of its banking services.

The Bank

     The Fidelity Deposit and Discount Bank was organized on December 13, 1902, as a Pennsylvania state-chartered banking institution, in accordance with Act 13th, 1876, entitled "An Act for the Incorporation and Regulation of Deposit and Discount Banks." The bank commenced operations in 1903. Deposits held by the bank are insured by the FDIC to the maximum extent permitted by law. In 1997, the bank became a bank and trust company when it established a Trust Department. The bank's legal headquarters and main office are at Blakely and Drinker Streets, Dunmore, Lackawanna County, Pennsylvania 18512.

     The bank currently has 10 full-service offices, including its main office, in the counties of Lackawanna and Luzerne, Pennsylvania, as follows:

     o    2 in Dunmore -- Main Office and Keystone Industrial Park,

     o    3 in Scranton,

     o    1 in Clarks Summit,

     o    1 in Peckville,

     o    1 in Pittston -- at Bruno's Supermarket,

     o    1 in West Pittston, and

     o    1 in Moosic.

     The bank also has a limited service branch at the Clarks Summit State Hospital, Clarks Summit, Pennsylvania. The Clarks Summit State Hospital facility provides patients and employees of the hospital with check cashing and deposit taking services, as well as offering for sale money orders and cashier's checks.

     The bank has 2 stand-alone automatic tellers, or money access centers, in Scranton, and a third in Moosic.

     The bank engages in a full service commercial and consumer banking business, including the following services:

     o    Accepting time and demand deposits,

     o Providing personal and business checking accounts at competitive rates,

     o    Making secured and unsecured commercial and consumer loans, and

     o    Providing trust services.

     The bank is a locally managed community bank that seeks to provide personal attention and professional assistance to its customer base which consists principally of individuals and small and medium-sized businesses. The bank's philosophy includes offering direct access to its officers and personnel, providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures, and consistently-applied credit policies.

     The bank's primary service area is located in the counties of Lackawanna and Luzerne, Pennsylvania. Within the defined service area of the bank's main office, the banking business is highly competitive. The bank is one of two financial institutions headquartered in Dunmore, Pennsylvania. Competition is primarily with this bank and another commercial bank operating in Dunmore. Additionally, the bank competes with regionally-based commercial banks, which generally have greater assets, capital and lending limits.

     Within the bank's Lackawanna County marketplace, the bank is one of at least 14 commercial banks and two savings associations competing for customers. Our Luzerne County offices in Pittston and West Pittston share many of the same competitors we face in Lackawanna County. As of June 30, 1999, The Fidelity Deposit and Discount Bank held 7.44% of FDIC-insured deposits in Lackawanna County and 1.00% of FDIC-insured deposits in Luzerne County. Within the bank's Luzerne County marketplace, the bank is one of at least 22 commercial banks and one savings association competing for customers. The bank also competes with other types of financial institutions, including credit unions, finance companies, brokerage firms, insurance companies and retailers. Deposit deregulation has intensified the competition for deposits among banks in recent years.

     The bank's acceptance of time demand and savings deposits includes passbook accounts, statement savings accounts, NOW accounts, money market accounts, regular savings accounts, certificates of deposit and club accounts. The bank also offers overdraft protection to its checking customers. The bank has a trust department offering a wide range of trust and fiduciary services, including investment services.

     The bank makes secured and unsecured commercial, consumer, installment and construction loans. Residential mortgages and small business loans have always been at the core of the bank's portfolio. Consumer loans include revolving credit lines and commercial lending.

     The bank offers the following support services to make financial management more efficient and convenient for its customers:

     o    on-line home and business banking,

     o    Internet banking for deposits,

     o    telephone banking,

     o    direct deposit, drive-in banking,

     o    discount brokerage services,

     o    federal tax depository,

     o money access centers -- at every office except 139 Wyoming Avenue, Scranton, Pennsylvania,

     o    MasterCard/Visa credit card services,

     o    night deposit services,

     o    notary public services,

     o    payroll deduction plan,

     o    safe deposit boxes,

     o    signature guarantees,

     o    travelers checks,

     o    treasury securities,

     o    U.S. savings bonds,

     o    individual retirement accounts, and

     o    utility and municipal payments.

At June 30, 2000, the bank had deposits totaling $332,995,639.

Major classifications of loans and leases are summarized as follows:

                                    June 30,         December 31,       December 31,       December 31,       December 31,
                                      2000               1999               1998               1997               1996
                                  ------------       ------------       ------------       ------------      -------------
Loan and Lease
Classifications:
Commercial and                    $139,097,491       $113,061,093       $ 85,425,708       $ 67,201,013      $  47,832,107
Industrial
Agricultural                                 0                  0                  0                  0                  0
Real Estate Mortgages              109,365,985        111,242,490         99,955,640         87,931,770         79,936,722
Real Estate                          3,594,052          5,335,753          3,810,975          2,568,997          3,590,175
Construction
Loans to Individuals -              71,046,462         64,998,362         47,549,512         38,673,662         31,555,744
Consumer
Loans to Municipal                           0                  0                  0                  0                  0
Governments
Direct Financing                     9,507,935          5,710,579          2,248,990          1,536,074            691,098
Leases
Less Unearned                       (1,630,630)          (982,384)          (553,033)          (585,517)        (1,371,625)
Income
Less Allowance for                  (3,294,190)        (3,172,375)        (3,007,713)        (2,809,066)        (2,589,976)
                                  ------------       ------------       ------------       ------------      -------------
Loan Losses
Net Loans                         $327,687,105       $296,193,518       $235,430,079       $194,516,933      $ 159,644,245
                                  ============      =============       ============       ============      =============

Employees

     On June 30, 2000, the bank had approximately 184 employees, including 159 full-time employees and 23 part-time employees. Management considers relations with our employees to be good.

Properties

     Below is a schedule of all the bank's properties, showing the location, whether the property is owned or leased and its use:

                                                                        Type of
   Property        Location                                             Ownership      Use
   --------        --------                                             ---------      ---
      1            Blakely and Drinker Streets                             Own         Main Office
                   Dunmore, PA  18512
      2            116-118 Blakely Street                                  Own         For future expansion, currently
                   Dunmore, PA 18512                                                   leased by United States Post
                                                                                       Office
      3            Keystone Industrial Park                                Own         Dunmore Branch
                   Dunmore, PA  18512
      4            The Fidelity Financial Center                           Own         Scranton Branch
                   338 North Washington Avenue Scranton, PA
                   18503
      5            Green Ridge Office                                     Lease        Scranton Branch
                   Green Ridge Plaza
                   Scranton, PA  18509
      6            Central City Office                                    Lease        Scranton Branch
                   139 Wyoming Avenue
                   Scranton, PA  18640
      7            Abington Office                                        Lease        Clarks Summit Branch
                   1311 Morgan Highway
                   Clarks Summit, PA  18411
      8            Clarks Summit State Hospital Office                    Lease        Clarks Summit State Hospital
                   1451 Hillside Drive                                                 Limited Service Branch
                   Clarks Summit, PA  18411
      9            Peckville Office                                       Lease        Peckville Branch
                   1598 Main Street
                   Peckville, PA 18452
      10           Pittston Office                                        Lease        Pittston Branch--
                   403 Kennedy Boulevard                                               Bruno's Supermarket
                   Pittston, PA  18640
      11           West Pittston Office                                   Lease        West Pittston Branch
                   801 Wyoming Avenue
                   West Pittston, PA  18640

                                                                        Type of
   Property        Location                                             Ownership      Use
   --------        --------                                             ---------      ---
                                                                         Type of
      12           Moosic Office                                          Lease        Moosic Branch
                   4010 Birney Avenue
                   Moosic, PA  18507
      13           Marywood University                                    Lease        Free-standing
                   Nazareth Hall                                                       Money Access Center
                   Scranton, PA  18509
      14           Montage Mountain Sky Lodge                             Lease        Free-standing
                   Scranton, PA  18505                                                 Money Access Center
      15           Lackawanna County Stadium                              Lease        Free-standing
                   Moosic, PA  18507                                                   Money Access Center

     In addition, the bank owns a building adjacent to The Financial Center in Scranton, which a non-related entity leases from the bank, and two residential properties in Clarks Green, Pennsylvania, which the bank also leases to parties not affiliated with the bank. The bank owns several residential properties as foreclosed assets, and these properties are listed for sale.

     The bank recently purchased a right-of-way easement located at the corner of Keystone Industrial Park Road and O'Neill Highway, adjacent to the bank's Keystone Industrial Park branch, from the Pennsylvania Department of Transportation. The bank also recently constructed a new building to better serve the customers of this branch. The property will provide additional parking.


                           SUPERVISION AND REGULATION


Securities Regulation

     The company is under the jurisdiction of the Securities and Exchange Commission and of state securities commission for matters relating to the offering and sale of its securities. In addition, the company is subject to the Securities and Exchange Commission's rules and regulations relating to periodic reporting, proxy solicitation, and insider trading.

Bank and Bank Holding Company Regulation

     Fidelity D & D and the bank are extensively regulated under federal and state laws applicable to bank holding companies and banks. Generally, these laws are intended to protect depositors, not shareholders. Following is a summary of certain provisions of laws affecting the regulation of bank holding companies and banks.

Regulation of Bank Holding Companies

     The company is subject to the provisions of the Bank Holding Company Act of 1956 and to supervision by the Federal Reserve Board.

     o Supervision by the Federal Reserve Board. As a bank holding company, our activities are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Board has adopted a risk-focused supervision program for small shell bank holding companies which is tied to the examination results of the subsidiary bank. The Federal Reserve Board has issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board may require that the company stand ready to provide adequate capital funds to its bank subsidiary during periods of financial stress or adversity.

     o Restrictions on Acquiring Control of other Banks and Companies. A bank holding company may not:

          o Acquire direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or

          o    Merge or consolidate with another bank holding company,

          without prior approval of the Federal Reserve Board.

          In addition, a bank holding company may not:

     o    Engage in a non-banking business, or

     o Acquire ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business,

unless the business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident to banking. In making this determination, the Federal Reserve Board considers whether these activities offer benefits to the public that outweigh any possible adverse effects.

     o Anti-Tie-In Provisions. A bank holding company and its subsidiaries may not engage in tie-in arrangements in connection with any extension of credit or provision of any property or services. These anti-tie-in provisions state generally that a bank may not:

          o    Extend credit,

          o    Lease or sell property, or

          o    Furnish any service to a customer

          on the condition that the customer provide additional credit or service to the bank or its affiliates, or on the condition that the customer not obtain other credit or service from a competitor of the bank.

     o Restrictions on Extensions of Credit by Banks to their Holding Companies. Subsidiary banks of a bank holding company are also subject to restrictions imposed by the Federal Reserve Act on:

          o Any extensions of credit to the bank holding company or any of its subsidiaries,

          o Investments in the stock or other securities of the bank holding company, and

          o Taking these stock or securities as collateral for loans to any borrower.

     o Risk-Based Capital Guidelines. Bank holding companies must comply with the Federal Reserve Board's risk-based capital guidelines. The required minimum ratio of total capital to risk-weighted assets, including some off-balance sheet activities, such as standby letters of credit, is 8%. At least half of the total capital is required to be Tier I Capital, consisting principally of common stockholders' equity, less certain intangible assets. The remainder, Tier II Capital, may consist of:

          o    Some types of preferred stock,

          o    A limited amount of subordinated debt,

          o    Some hybrid capital instruments,

          o    Other debt securities, and

          o    A limited amount of the general loan loss allowance.

     The risk-based capital guidelines are required to take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities.

     o Capital Leverage Ratio Requirements. The Federal Reserve Board requires a banking holding company to maintain a leverage ratio of a minimum level of Tier I capital, as determined under the risk-based capital guidelines, equal to 3% of average total consolidated assets for those bank holding companies that have the highest regulatory examination rating and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum. The bank is subject to almost identical capital requirements adopted by the FDIC.

     o Restrictions on Control Changes. The Change in Bank Control Act of 1978 requires persons seeking control of a bank or bank holding company to obtain approval from the appropriate federal banking agency before completing the transaction. The law contains a presumption that the power to vote 10% or more of voting stock confers control of the bank or bank holding company. The Federal Reserve Board is responsible for reviewing changes in control of bank holding companies. In doing so, the Federal Reserve Board reviews the financial position, experience and integrity of the acquiring person and the effect on the financial condition of the bank holding company, relevant markets and federal deposit insurance funds.

     Supervision by the Pennsylvania Department of Banking. As a Pennsylvania bank holding company, the company is also subject to regulation and examination by the Pennsylvania Department of Banking. For example, the company must obtain the Department of Banking's approval to acquire any additional banks located in Pennsylvania.

     Permitted Activities for Financial Holding Companies. The Gramm-Leach-Bliley Act, signed into law on November 12, 1999, amends the Bank Holding Company Act of 1956 to create a new category of holding company - the financial holding company. To be designated as a financial holding company, a bank holding company must file an application with the Federal Reserve Board. The holding company must be well capitalized and well managed, as determined by Federal Reserve Board regulations. Once a bank holding company becomes a financial holding company, the holding company or its affiliates may engage in any financial activities that are financial in nature or incidental to financial activities. Furthermore, the Federal Reserve may approve a proposed activity if it is complementary to financial activities and does not threaten the safety and soundness of banking. The act provides an initial list of activities that constitute activities that are financial in nature, including:

     o    Lending and deposit activities,

     o    Insurance activities, including underwriting, agency and brokerage,

     o    Providing financial investment advisory services,

     o    Underwriting in, and acting as a broker or dealer in, securities,

     o    Merchant banking, and

     o    Insurance company portfolio investment.

     The primary tool granted the Federal Reserve under the Act is the authority to require that the financial holding company remain well capitalized and well managed.

     Because the new law creates opportunities for banks, other depository institutions, insurance companies, and securities firms to enter into business combinations that permit a single financial services organization to offer customers a complete array of financial products, we anticipate that competition in the marketplace among banks and other financial institutions will increase but cannot predict the full impact of this law.

     Interstate Banking. Prior to the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, also known as the Interstate Banking Act, the Bank Holding Company Act prohibited a bank holding company located in one state from acquiring a bank located in another state, unless the law of the state where the bank to be acquired was located specifically authorized the acquisition. Similarly, prior law generally prohibited interstate branching by a single bank. The Interstate Banking Act permits an adequately capitalized and adequately managed bank holding company to acquire a bank in another state whether or not the laws of that other state permits the acquisition, subject to deposit concentration caps and approval by the Federal Reserve Board. The law permits states to require stricter concentration limitations or to require that the target be in existence for up to 5 years before an out-of-state bank or bank holding company may acquire it. In contrast to interstate acquisitions and mergers, the Interstate Banking Act permits acquisitions of less than all branches of a bank only if the state's laws permit it.

     In addition, under the Interstate Banking Act, an adequately capitalized and well-managed bank can engage in interstate expansion by merging with a bank in another state, unless the other state affirmatively opted out of the legislation before June 1, 1997. The Interstate Banking Act also permits the establishment of new branches in another state, but only if a state affirmatively opts in by adopting appropriate legislation.

     Finally, a bank holding company or bank may not acquire a bank outside its home state primarily for the purpose of deposit production, and the transaction must not have a negative impact on the communities that the target bank serves.

Regulation of the Bank

     As an FDIC-insured, Pennsylvania chartered bank and trust company, the bank is subject to supervision, regulation and examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Various consumer loans regulations also affect the operations of the bank. In addition, the actions of the Federal Reserve Board, as it attempts to control the money supply and credit availability in order to influence the economy, impact commercial banks.

     The laws of Pennsylvania applicable to the bank include, among other things, provisions that:

     o    Limit the scope of the bank's business;

     o    Require the maintenance of reserves against loans and lease losses;

     o Limit the type and amount of loans that may be made and the interest that may be made and that may be charged on loans;

     o    Restrict investments and borrowings by the bank;

     o    Limit the payment of dividends; and

     o    Regulate branching activities and mergers and acquisitions.

     Generally, the bank must obtain prior approval from the Banking Department for the acquisition of shares of stock. Pursuant to Pennsylvania law, the bank may purchase, sell and hold investments in the form of bonds, notes and debentures to the extent permitted by federal law.

     Pennsylvania banking law also requires that a bank obtain the approval of the Banking Department for any merger where the surviving bank would be a Pennsylvania-chartered bank. In reviewing the merger application, the Banking Department considers, among other things, whether the merger would be consistent with adequate and sound banking practices and is in the public interest, on the basis of several factors, including the potential effect of the merger on competition and the convenience and needs of the affected communities.

     Any person intending to acquire more than 10% of outstanding voting shares of stock in a financial institution located in Pennsylvania must obtain the prior approval of the Banking Department.

     In addition, the Banking Department conducts regular examinations of the bank and coordinates these examinations with the FDIC.

     The FDIC insures the bank's deposits pursuant to the system of federal deposit insurance initially established by the Banking Act of 1933. As a state-chartered bank which is not a member of the Federal Reserve System and with FDIC-insured deposits, the bank's primary federal regulator is the FDIC. The FDIC conducts regular examinations of the bank at least every 18 months. Also, FDIC regulations require the bank to file periodic financial information.

     The Federal Deposit Insurance Act of 1950 embodies the basic authority for the operation of the FDIC and gives the FDIC the power to prohibit institutions it regulates from engaging in any activity that would be an unsafe and unsound banking practice. The bank must obtain the FDIC's prior approval for such activities as the establishment and relocation of branches and offices and for mergers and acquisitions. Also, FDIC regulations generally prohibit the bank from engaging in activities and investments that are not also permissible for national banks. Generally, any non- banking activities in which the bank engages must be so closely related to banking as to be incidental to banking.

     Capital Adequacy Guidelines/Prompt Corrective Action Rules. The bank must comply with the FDIC's risk-based capital guidelines. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the FDIC has regulations defining the levels at which an insured institution would be considered:

     o    Well capitalized,

     o    Adequately capitalized,

     o    Undercapitalized,

     o    Significantly undercapitalized, and

     o    Critically undercapitalized.

     To be adequately capitalized, the required minimum ratio of total capital to risk-weighted assets, including some off-balance sheet activities, such as standby letters of credit, is 8%. To be well capitalized, this risk-based ratio must be at least 10%. At least half of the total capital is required to be Tier I Capital, consisting principally of common stockholders' equity, less certain intangible assets. The remainder, Tier II Capital, may consist of:

     o    Some forms of preferred stock,

     o    A limited amount of subordinated debt,

     o    Some hybrid capital instruments,

     o    Other debt securities, and

     o    A limited amount of the general loan loss allowance.

The risk-based capital guidelines must take into account interest rate risk, concentration of credit risk, and risks of nontraditional activities. As of December 31, 1999, the bank satisfied the criteria to be classified as well capitalized, and we do not expect the proposed reorganization to change the bank's capitalization.

     The FDIC could reclassify a well capitalized institution as adequately capitalized or require an adequately capitalized or undercapitalized institution to comply with supervisory actions as if it were in the next lower category. A reclassification could be made if the regulatory agency determines that the institution is in an unsafe or unsound condition, which could include unsatisfactory examination ratings. In the event an institution's capital deteriorates to the undercapitalized category or below, the law prescribes an increasing amount of regulatory intervention.

     The bank is also subject to rules requiring a minimum ratio of classified assets to capital, minimum earnings necessary to absorb losses, and a minimum ratio of market value to book value for publicly held institutions.

     FDIC Insurance Assessments. The bank's deposits have the maximum insurance coverage provided by the FDIC, currently $100,000 per account. The bank pays insurance premiums into the Bank Insurance Fund according to rates established by the FDIC. The FDIC has discretion to increase premiums in the future in response to changes in the economic climate of the banking industry. As a result, the future cost of deposit insurance for the bank is, in large part, dependent upon the extent of future bank failures and the amount of insurance coverage provided by the FDIC for each deposit account.

     The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures. Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups, as follows:

     o    Well capitalized,

     o    Adequately capitalized, or

     o    Undercapitalized,

and further assigns such institutions to a subgroup within a capital group. The institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10% or greater, a Tier I capital to risk-based assets ratio of 6% or greater, and a Tier I leverage ratio of 5% or greater, are assigned to the well-capitalized group. As December 31, 1999, the bank was well capitalized for purposes of calculating insurance assessments.

     The Bank Insurance Fund is presently fully funded at more than the minimum amount required by law. Accordingly, the 1999 BIF assessment rates range from zero for those institutions with the least risk, to $0.27 for every $100 of insured deposits for institutions deemed to have the highest risk. The bank is in the category of institutions that presently pay nothing for deposit insurance. The FDIC adjusts the rates every six months.

     While the bank presently pays no premiums for deposit insurance, it is subject to assessments to pay the interest on bonds issued by the Financing Corporation, which is known as FICO. FICO was created by Congress to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the FICO bonds.

     On September 30, 1996, as part of the Omnibus Budget Act, Congress enacted the Deposit Insurance Funds Act of 1996, which recapitalized the Savings Association Insurance Fund and provided that commercial banks would be subject to 1/5 of the assessment to which savings and loan associations are subject for FICO bond payments through 1999. Beginning in 2000, commercial banks and savings and loan associations will be subject to the same assessment for FICO bonds.

     Community Reinvestment Act Compliance. Under the Community Reinvestment Act
(CRA) of 1977, the FDIC must determine whether the bank is meeting the credit needs of the community, including low and moderate income neighborhoods, that it serves and must take this record into account in its evaluation of most regulatory applications the bank files with the FDIC. The FDIC makes publicly available its evaluation of the bank's record of meeting the credit needs of its entire community.

This evaluation includes a descriptive rating of

     o    Outstanding

     o    Satisfactory

     o    Needs to improve, or

     o    Substantial noncompliance.

     As of June 30, 2000, the bank had a satisfactory CRA rating.

     Truth-In-Savings. The Bank Enterprise Act of 1991 requires truth-in-savings on consumer deposit accounts so that consumers can make meaningful comparisons between the competing claims of banks with regard to deposit accounts and products. Under this provision, the bank is required to provide information to depositors concerning the terms of their deposit accounts, and in particular, to disclose the annual percentage yield. There are some operational costs of complying with this law.

     Restrictions on Control Changes. Under the Federal Change in Banking Control Act of 1978, no person may acquire control of the bank without giving at least 60 days prior written notice to the FDIC. The law contains a presumption that the power to vote 10% or more of the common stock of a bank confers control of the bank. The FDIC may disapprove any such acquisition of control.

     Suspicious Activities Reports. Under the Bank Secrecy Act, banks must report to the Internal Revenue Service currency transactions of more than $10,000 or multiple transactions in any one day that aggregate in excess of $10,000.

Regulatory Restrictions on Dividends

     Cash available for dividend distribution to shareholders of the company must initially come from dividends which the bank pays the company. As a result, the legal restrictions on the bank's dividend payments also affect the ability of the company to pay dividends. The payment of dividends by the bank is subject to the restrictions of the Pennsylvania Banking Code of 1965 and the Federal Deposit Insurance Act. The Pennsylvania Banking Code provides that a bank may declare and pay dividends only out of accumulated net earnings; surplus must not be reduced. In addition, prior to declaring the dividend, the bank must have made any required transfers of net earnings to surplus, in order to maintain surplus at least equal to the capital. Directors are specifically liable for unlawful dividends.

     The Federal Reserve Board and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends, because banks which are not classified as well capitalized or adequately capitalized may not pay dividends.

     In addition, under the Pennsylvania Business Corporation Law, the holding company may not pay a dividend if afterwards:

     o    The company would be unable to pay its debts as they become due, or

     o The company's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

New Legislation

     Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. At this time, we cannot predict whether or not Congress will enact legislation and what effect the legislation might have on the company and the bank.

Legal Proceedings

     Neither the company nor the bank is a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to the business of the company other than those arising in the ordinary course of business. In the opinion of management, no such proceeding will have a material adverse effect on the financial position or results of the company or the bank.


                                   MANAGEMENT

     The board of directors of Fidelity D & D Bancorp, Inc. ("the company") oversees all business, property and affairs of the company. The board of directors presently consists of 10 members, approximately one-third of whom shareholders elect annually to serve for a term of 3 years. The same directors who serve on the company's board of directors also serve on the bank's board of directors.

     The following table provides selected information about the directors of the company and the bank:

                       Name and                              Director             Class of             Age as of
              Position with the Company                        Since              Director           June 30, 2000
              -------------------------                        -----              --------           -------------
Samuel C. Cali                                                 1999                   B                    83
Chairman of the Board
Michael F. Marranca                                            1999                   C                    68
President and Chief Executive Officer, Director
Herbert M. McDonald                                            1999                   B                    87
Director
John F. Glinsky, Jr.                                           1999                   A                    69
Secretary, Director

                       Name and                              Director             Class of             Age as of
              Position with the Company                        Since              Director           June 30, 2000
              -------------------------                        -----              --------           -------------

Patrick A. Calvey, Jr.                                         1999                   C                    72
Director
Patrick J. Dempsey                                             1999                   C                    66
Director
Paul A. Barrett                                                1999                   A                    67
Director
John T. Cognetti                                               1999                   A                    50
Director
Michael J. McDonald                                            1999                   A                    45
Director
David L. Tressler, Sr.                                         1999                   B                    64
Director


     Following is a description of each director's background and experience:

Class A Directors (to serve until 2003)

Paul A. Barrett, Esquire

     Mr. Barrett, age 67, has been a director of the company since 1999. Mr. Barrett has served as a member of the bank's board of directors since 1988. Mr. Barrett is an attorney with the firm of O'Malley & Harris, P.C., in Scranton, Pennsylvania.

John T. Cognetti

     Mr. Cognetti, age 50, has been a director of the company since 1999. Mr. Cognetti has served as a member of the bank's board of directors since 1988. Mr. Cognetti is the President of The Hinerfeld Realty Co. in Scranton, Pennsylvania, and the former Chief Executive Officer of Cognetti Enterprises, Inc., a real estate firm, now dissolved.

John F. Glinsky, Jr.

     Mr. Glinsky, age 69, has been the secretary and a director of the company since 1999. Mr. Glinsky has served as a member of the bank's board of directors since 1972. He has served as Secretary of the bank's board of directors since August 1981. Mr. Glinsky is the proprietor and Funeral Director of John F. Glinsky Funeral Home in Thorpe, Pennsylvania.

Michael J. McDonald, Esquire

     Mr. McDonald, age 45, has been a director of the company since 1999. Mr. McDonald has served as a member of the bank's board of directors since 1994. He is an attorney with the firm of Foley, McLane, Foley, McDonald and MacGregor in Scranton, Pennsylvania.

Class B Directors (to serve until 2002)

Samuel C. Cali

     Mr. Cali, age 83, has served as the company's Chairman of the board of directors since 1999. Mr. Cali is the retired proprietor of S.C. Cali Agency, an insurance agency located in Dunmore, Pennsylvania. He has been a director of the bank since 1958 and has served as Chairman of the bank's board of directors since June 1986.

Herbert M. McDonald

     Dr. McDonald, age 87, has been a director of the company since 1999. He has been a member of the bank's board of directors since 1976 and also serves as a Vice President of the bank's board of directors. Dr. McDonald is a retired surgeon.

David L. Tressler, Sr.

     Mr. Tressler, age 64, has been a director of the company since 1999. Mr. Tressler has been a member of the bank's board of directors since 1998. He is the Executive Director and Chief Executive Officer of Northeastern Pennsylvania Physicians Organization in Clarks Summit, Pennsylvania, and a former Executive Director for the Center For Public Initiatives in Scranton, Pennsylvania.


Class C Directors (to serve until 2001)

Patrick A. Calvey, Jr.

     Mr. Calvey, age 72, has been a director of the company since 1999. Mr. Calvey has served as a member of the bank's board of directors since 1980. He is the retired President of Calvey Enterprises, Inc., a real estate holding company in Scranton, Pennsylvania and the Secretary and Treasurer of American Janitor and Paper Supply Co., Inc., a janitorial supply distributor also located in Scranton, Pennsylvania.

Patrick J. Dempsey

     Mr. Dempsey, age 66, has been a director of the company since 1999. Mr. Dempsey has also served as a member of the bank's board of directors since 1985. He is the President and General Manager of Dempsey Uniform & Supply, Inc. and the President and General Manager of Gonzaga Realty, Inc., both located in Dunmore, Pennsylvania.

Michael F. Marranca

     Mr. Marranca, age 68, has been a director of the company and the company's President and Chief Executive Officer since 1999. He has been a member of the bank's board of directors since

1976. He has been employed by the bank since 1967 and has served as the bank's President and Chief Executive Officer since 1988.

Compensation of Directors

     Directors receive no remuneration for attendance at meetings of the board of directors of the company. However, the bank pays each non-employee member of the bank's board of directors a regular monthly fee. During 1999 and the first half of 2000, the bank paid a monthly fee of $2,000 to its non-employee directors for participating in board and committee meetings. The bank does not compensate employee directors for attendance at board and committee meetings. The bank also awarded every non-employee director a bonus of $2,500 in 1999. Directors are entitled to have up to 4 paid absences per year from scheduled board or committee meetings. In the aggregate, the bank paid the board of directors $238,000 for all services rendered in 1999.

Principal Officers of the Company

     The following table provides information about the current executive officers of the holding company. All of these officers also serve as officers of the bank and are employees of the bank. Further information about their business experience may be found below under "Principal Officers of the Bank."

                                   Office and Position                                                Age as of
             Name                    with the Company                         Held Since            June 30, 2000
             ----                  -------------------                        ----------            -------------
Michael F. Marranca             President and Chief Executive Officer              1999                    68

Kevin R. Messett                Senior Vice President                              1999                    45

Robert P. Farrell               Treasurer                                          1999                    47



Principal Officers of the Bank

     The following table shows selected information about the principal officers of the bank. The board of directors elects the officers for one-year terms, and the board has the discretionary authority to remove these individuals from office. All of the officers have been principally employed by the bank for more than 5 years.


                                          Office and                            Bank                Age as of
                                           Position             Held          Employee               June 30,
               Name                     with the Bank          Since           Since                   2000
               ----                     -------------          -----           -----                   ----
Michael F. Marranca                 President, Chief            1976            1967                    68
                                    Executive Officer
Kevin R. Messett                    Executive Vice              1999            1991                    45
                                    President (1)
Robert P. Farrell                   Cashier/                    1989            1987                    47
                                    Comptroller
John J. Keeler                      Vice President              1990            1990                    49
Joel W. Gillick                     Vice President              2000            1996                    32

(1) Mr. Messett served as Senior Vice President of the bank from 1991 through 1999.

Executive Compensation

     The following table provides the annual compensation for services in all capacities to the bank for the fiscal years ended December 31, 1999, 1998, and 1997, for those persons who were at December 31, 1999,

     o    The Chief Executive Officer, and

     o The four other most highly compensated executive officers of the bank to the extent such person's total annual salary and bonus exceeded $100,000.

                           Summary Compensation Table

                                 Annual Compensation                                  Long-Term Compensation
                                 -------------------                                  ----------------------
                                                                               Awards                       Payouts
                                                                               ------                       -------
          (a)               (b)        (c)           (d)          (e)            (f)            (g)           (h)         (i)
                                                                                            Securities
                                                                 Other       Restricted     Underlying                  All other
                                                                 Annual         Stock        Options/         LTIP       Compen-
   Name and Principal                    Salary         Bonus    Compen-       Award(s)         SARs         Payouts      sation
   Position with Bank      Year           ($)            ($)     sation          ($)            (#)           ($)          ($)
   ------------------      ----         -------        ------    ------      ----------     ----------       -------    ---------
Michael F.                 1999         181,000        25,000      0              0              0             0        29,394(1)
Marranca                   1998         171,560        12,000      0              0              0             0        31,326(1)
President and Chief        1997         160,410        18,000      0              0              0             0        28,473(1)
Executive Officer
Kevin R. Messett,          1999          92,016        19,000      0              0              0             0        15,744(2)
Executive Vice             1998          85,200         4,000      0              0              0             0        15,025(2)
President                  1997          80,000         7,500      0              0              0             0        12,629(2)
Joseph E. Quinnan          1999          94,068        15,000      0              0              0             0        14,383(3)
Senior Vice                1998          87,100         8,000      0              0              0             0        12,247(3)
President and Chief        1997          81,900         7,500      0              0              0             0        12,997(3)
Operating
Officer(4)

(1) Figure includes the bank's contributions to the 401(k) and deferred profit sharing plan of $17,113, $18,934, and $17,278 on behalf of Mr. Marranca for 1999, 1998, and 1997, respectively. It also includes membership dues of $8,577, $9,237 and $7,710 paid on behalf of Mr. Marranca in 1999, 1998 and 1997, respectively.

     In addition to annual salary, Mr. Marranca receives some or all of the following benefits: medical, dental, life and disability insurance, and other customary benefits. Figure includes payments made by the bank, on behalf of Mr. Marranca, of $3,704, $3,155 and $3,485 in 1999, 1998, and
     1997, respectively.

(2) Figure includes the bank's contributions to the 401(k) and deferred profit sharing plan of $10,854, $9,778 and $8,560 on behalf of Mr. Messett for 1999, 1998 and 1997, respectively. It also includes membership dues of $2,310, $2,620 and $1,093 in 1999, 1998 and 1997 respectively.

     In addition, Mr. Messett receives some or all of the following benefits: medical, dental, life and disability insurance, and other customary benefits. Figure includes payments made by bank on behalf of Mr. Messett, of $2,580, $2,627 and $2,976 in 1999, 1998 and 1997, respectively.

(3) Figure includes the bank's contributions to the 401(k) and deferred profit sharing plan of $10,112, $8,321 and $9,303 on behalf of Mr. Quinnan for 1999, 1998 and 1997, respectively. It also includes membership dues of $1,080 and $115 in 1999 and 1998, respectively. No membership dues were paid for Mr. Quinnan in 1997.

     In addition, Mr. Quinnan receives some or all of the following benefits: medical, dental, life and disability insurance, and other customary benefits. Figure includes payments made by bank on behalf of Mr. Quinnan, of $3,191, $3,811 and $3,694 in 1999, 1998 and 1997, respectively.

(4)  Mr. Quinnan retired on May 1, 2000, and is no longer employed by the bank.

Stock Option Plans

     The company assumed the bank's obligations under the 1998 Independent Directors Plan and1998 Stock Incentive Plan. Under the Independent Directors Plan, the company has reserved 50,000 shares for issuance, and under the Stock Incentive Plan, the company has reserved 50,000 shares for issuance, as adjusted for the two-for-one stock exchange on June 30, 2000. The plans will terminate upon the earlier of the board's adoption of a resolution terminating the plan or 10 years from the date the plan was approved and adopted by shareholders of the bank, on May 5, 2008.

1998 Independent Directors Plan

     Under the Independent Directors Plan, directors who are not employees of either the company or its affiliates, "outside directors," are eligible to receive awards under the plan. For the term of the Independent Directors Plan, each outside director shall annually receive a stock option to purchase 500 shares of the bank's common stock on the first business day of January. However, prior to the grant, the board may deny the awards scheduled for the upcoming January by a majority vote. In this event, the directors will not receive awards under the plan for the year in question. However, the board's decision to forgo the current year's awards will not affect awards scheduled for any future years.

     The purchase price of the stock subject to a stock option is the fair market value at the time of grant. No stock option is exercisable after 10 years from the date of grant. The company may grant stock options with varying vesting periods, but must provide for a minimum vesting period of 6 months from the date of grant. The plan also contains provisions that would permit the options granted to be exercised upon the occurrence of a change of control of the company. The entire board of directors, or a committee comprised of at least three directors, administers the plan. In the event a participant ceases to be a director of the company, the remaining portion of a participant's unexercised stock options shall terminate one year after the date of termination as a director, subject to the 10-year limitation on exercisability.

     At June 30, 2000, options to purchase 9,000 shares of the company's common stock, as adjusted for the two-for-one stock exchange, were outstanding under the Independent Directors Plan.

1998 Stock Incentive Plan

     Under the 1998 Stock Incentive Plan, key officers and other management employees of the company or bank are eligible to receive an award, as determined by the committee administering the plan, which consists of three or more non-employee directors. Awards made under the plan may be in the form of:

     o Options to purchase stock intended to qualify as incentive stock options under Sections 421 and 422 of the Internal Revenue Code, known as "qualified options," which means that the plan participant will not recognize any taxable income on the exercise of the options, or

     o    Options which do not so qualify, known as "non-qualified options."

     The purchase price of stock subject to a qualified option will be no less than the fair market value of the stock at the time it is exercised. In addition, qualified options may not be awarded more than 10 years after February 24, 1998, the date the board of directors adopted the plan.

     No stock option is exercisable after 10 years from the date of grant. The company may grant stock options with varying vesting periods, but must provide for a minimum vesting period of six months from the date of grant. The plan also contains provisions that would permit the options to be exercised upon the occurrence of a change in control of the company.

     If a recipient of a non-qualified option ceases to be eligible under the plan before the option lapses or is fully exercised, the committee may permit the recipient to exercise the option during its remaining term, to the extent that the option was then and remains exercisable. If the company or bank ceases to employ the recipient of a qualified option, the committee administering the plan may permit the recipient to exercise his or her option during its remaining term for a period of not more than three months. This period may be extended to a 12- month period if the employment cessation was due to the recipient's disability. If the recipient dies, the committee may permit the recipient's qualified personal representatives, or any persons who acquire the options under his or her will or the laws of descent and distribution, to exercise his or her option during its remaining term for a period not to exceed 12 months after the recipient's death.

     At June 30, 2000, options to purchase 2,900 shares of the company's common stock, as adjusted for the two-for-one stock exchange, were outstanding under the Stock Incentive Plan.

Stock Option Grants in Fiscal Year 1999

     The following table sets forth certain information for any stock options which the bank granted the executives named in the Summary Compensation Table during 1999:

                      Option/SAR Grants in Fiscal Year 1999
                                Individual Grants
--------------------------------------------------------------------------------

                                                                                                             Potential Realizable
                                                                                                               Value at Assumed
                                                                                                             Annual Rates of Stock
                                                                                                            Price Appreciation for
                                            Individual Grants                                                   Option Term(3)
                                            -----------------                                               ----------------------
                                   Number of
                                  Securities                                     Exercise
                                  Underlying           % of Total Options/       or Base
     Name and Principal          Options/ SARs           SARs Granted to          Price      Expiration
     Position with Bank           Granted (#)       Employees in Fiscal Year      ($/Sh)        Date         5%($)         10%($)
     ------------------           -----------       ------------------------      ------        ----         -----         ------
            (a)                       (b)                      (c)                 (d)           (e)          (f)           (g)
Michael F. Marranca,
President and Chief
Executive Officer                   700 (1)                  23.33%             $31.00(2)     01/04/99       13,647        34,584

Kevin R. Messett,
Executive Vice President
                                    500 (1)                  16.66%             $31.00(2)     01/04/99       9,748         24,703

Joseph E. Quinnan,
Senior Vice President
and Chief Operating
Officer(4)                          500(1)                   16.66%             $31.00(2)     01/04/99       9,748         24,703

     (1) Options were granted on January 4, 1999, under the 1998 Stock Incentive Plan, and became exercisable after July 4, 1999. The securities have been adjusted for the two-for-one stock exchange on June 30, 2000.

     (2) The exercise or base price per share has been adjusted to reflect the two-for-one stock exchange on June 30, 2000.

     (3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gain, if any, on the exercise of stock options will depend on the future performance of the common stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

     (4) Mr. Quinnan retired on May 1, 2000, and is no longer employed by the bank.

Exercises of Stock Options in Fiscal Year 1999 and Fiscal Year-End Option Values

     The following table sets forth certain information relating to stock options held by the executives named in the Summary Compensation Table. As noted below, these executives did not exercise any of their stock options in 1999.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                    and Fiscal Year-end Option/SAR(1) Values
--------------------------------------------------------------------------------

                                                                 Number of Securities
                                                                Underlying Unexercised          Value of Unexercised
                                 Shares                              Options/SARs                   in-the-Money
    Name and Principal          Acquired           Value             at FY-End (#)           Options/SARs at FY-End ($)
    Position with Bank       on Exercise (#)   Realized ($)    Exercisable/Unexercisable      Exercisable/Unexercisable
    ------------------       ---------------   ------------    -------------------------      -------------------------
            (a)                    (b)              (c)                   (d)                            (e)
Michael F. Marranca,
President and Chief
Executive Officer                   0                0                700 / 0(2)                   2,887.50 / 0(3)

Kevin R. Messett,
Executive Vice                      0                0                500 / 0(2)                   2,062.50 / 0(3)
President
Joseph E. Quinnan,
Senior Vice President               0                0                500 / 0(2)                   2,062.50 / 0(3)
and Chief Operating
Officer(4)

     (1) A "SAR" is a stock appreciation right. The bank has not granted any SAR's.

     (2) Options were granted on January 4, 1999 under the 1998 Stock Incentive Plan, and became exercisable after July 4, 1999. The options have been adjusted to reflect the two-for-one stock exchange that occurred on June 30, 2000.

     (3) The stock-exchange adjusted exercise price for the options is $31.00. The market value of the bank's stock, adjusted for the two-for-one stock exchange, was $35.125 per share as of December 31, 1999.

     (4) Mr. Quinnan retired on May 1, 2000, and is no longer employed by the bank.

401(k) Profit Sharing Plan

     In 1995, the bank established a 401(k) profit sharing plan. The plan is a defined contribution plan covering substantially all employees of the bank. Participants of the plan may elect to have a portion of their annual compensation reduced and paid to the plan on a pretax basis, pursuant to the provisions found under Section 401(k) of the Internal Revenue Code. The bank also contributes to the plan on behalf of each participant. The bank contribution for each participant is based on the amount the participant's annual compensation was reduced, subject to certain limitations. Additional amounts may be contributed at the option of the bank's board of directors. In 1999, the bank paid $71,173 in 401(k) matching contributions to participants and $135,000, including expenses, as a profit sharing contribution.

Compensation Committee Report on Executive Compensation

     The board of directors of Fidelity D & D Bancorp, Inc. governs the company. In fulfilling its fiduciary duties, the board of directors acts in the best interests of the company's shareholders, customers, and the communities served by the company and the bank. To accomplish the strategic goals and objectives of the company, the board of directors engages competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the board of directors' fulfillment of its duties to accomplish the bank's strategic mission.

     The fundamental philosophy of the company's and the bank's compensation program is to offer competitive compensation opportunities for all employees, based on the individual's contribution and personal performance. The Human Resources Committee, comprised of all the directors, administers the company's and the bank's compensation program. The committee seeks to establish a fair compensation policy governing executive officers' base salaries and bonuses and to attract and motivate competent, dedicated, and ambitious managers, whose efforts will enhance the products and services of the company and the bank, thereby improving profitability, increasing dividends to our shareholders and, subsequently, raising the market value of our shares.

     The committee reviews and approves annually the top executives' compensation, including the compensation for the chief executive officer and all vice presidents. As a guideline for determining base salaries, the committee uses information composed of a Pennsylvania bank peer group in the R.L. Webber Salary Survey, as well as data collected by the bank from prospectus and annual reports of Pennsylvania-based banks. The committee used a separate peer group of banks for compensation review purposes from the peer group it used for the performance chart because the R.L. Webber Salary Survey permits the committee to base its review on data collected from a much broader data base than simply the nine institutions in the peer group reflected in the performance graph.

     Prior to the reorganization of the bank into a holding company structure, the board of directors of the bank constituted the Human resources Committee and operated under the same philosophy as the board of directors of the company in determining executive compensation.

Chief Executive Officer Compensation

     The committee has determined that the Chief Executive Officer's 1999 total compensation of approximately $235,394, including salary, bonuses, benefits and 401(k) matches, is appropriate in light of the bank's performance. This determination included a review of the bank's return on assets, return on equity, net income, and asset growth. However, no direct correlation exists between the Chief Executive Officer's compensation, the Chief Executive Officer's increase in compensation, and any specific performance criteria, nor does the committee give any weight to specific individual performance criteria. After reviewing all information, including the above, the committee subjectively determines the Chief Executive Officer's compensation and any changes relating to it.

Executive Officers

     The committee establishes the compensation of the bank's executive officers including increases in compensation based on its subjective analysis of the individual's contribution to the bank's strategic goals and objectives. In determining whether strategic goals have been achieved, the committee considers, among numerous factors, the bank's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets, and non-performing loans. Although the performance and increases in compensation were measured in light of these factors, no direct correlation exists between any specific criterion and an employee's compensation, nor does the committee attribute any specific weight to any criteria in the analysis. After review of all information, including the above, the committee makes a subjective determination.

     In addition to base salary, executive officers of the bank may participate in the bank's 401(k) plan, which is generally available to all employees. The committee also awards annual bonuses at the end of the year, at its discretion. In addition to base salary, executive officers of the bank are eligible to receive stock option awards under the bank's 1998 Stock Incentive Plan. On January 4, 1999, the bank awarded its officers options to purchase 3,000 shares of common stock under the plan at an exercise price of $31.00, and on January 3, 2000, the bank awarded key officers options to purchase 3,400 shares of common stock under the plan at an exercise price of $35.13, as adjusted for the two-for-one stock exchange upon the bank's reorganization into a holding company structure.

     In addition, under the 1998 Independent Directors Stock Option Plan, non-employee directors are eligible to receive stock option awards. On January 4, 1999, the bank awarded its non-employee directors options to purchase 4,500 shares of common stock under the plan at an exercise price of $31.00, and on January 3, 2000, the bank awarded its non-employee directors options to purchase 4,500 shares of common stock under the plan at an exercise price of $35.13, as adjusted for the two-for-one stock exchange upon the bank's reorganization into a holding company structure. The purpose of these stock options plans is to advance the development, growth and financial condition of the bank and to align the interests of shareholders with that of management. See "Stock Option Plans" above for more information about these plans.

     General labor market conditions, the specific responsibilities of the individual, and the individual's contributions to the bank's success influence total compensation opportunities available to the employees of the bank. Individuals are reviewed annually on a calendar year basis. The bank strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the bank believes it can meet its strategic goals and objectives for its constituencies and provide compensation that is fair and meaningful to its employees.

                          The Human Resources Committee

     Paul A. Barrett           John T. Cognetti             Herbert M. McDonald
     Samuel C. Cali            Patrick J. Dempsey           Michael J. McDonald
     Patrick A. Calvey, Jr.    John F. Glinsky, Jr.         Michael F. Marranca
                               David L. Tressler, Sr.

Compensation Committee Interlocks and Insider Participation

     Mr. Michael F. Marranca, President and Chief Executive Officer of the bank, is a member of the board of directors of the bank and of the Human Resources Committee that performs the functions of a compensation committee. Mr. Marranca neither participates in conducting his own review nor takes part in determining his own compensation.

Shareholder Performance Graph

     We present below a graph comparing the yearly dollar change in the cumulative total shareholder return on the bank's common stock against the cumulative total return of the S&P Stock Index and the Peer Group Index for the period of 5 fiscal years commencing January 1, 1995, and ending December 31, 1999. The graph shows the cumulative investment return to shareholders, based on the assumption that a $100 investment was made on December 31, 1994, in each of the bank's capital stock, the S&P 500 Stock Index and the Peer Group Index. The cumulative total returns on such investments would be $193.19, $350.26 and $203.41, respectively. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency that dividends were paid during the applicable years. The shareholder return shown on the graph below is not necessarily indicative of future performance.(1)

                 Comparison of Five-Year Total Cumulative Return




                                    [GRAPHIC]

[The following is a description of the Performance Graph in tabular format:]

                                      1995              1996              1997             1998           1999
                                     -------          -------           -------          -------        -------
Peer Group Index                     $117.53          $143.16           $197.12          $218.95        $203.41
Fidelity Deposit and
 Discount Bank                        104.58           108.78            129.85           166.73         193.19
S & P 500 Total
 Return Index                         137.45           168.92            225.21           289.43         350.26






















     (1) The peer group for which the above information appears includes the following companies: ACNB Corporation, CNB Financial Corporation, Community Bancorp, Inc., Drovers Bancshares Corporation, First West Chester Corporation, Franklin Financial Services Corp., Juniata Valley Financial Corp., Penseco Financial Services Corp., and Pioneer American Holding Co. These companies were selected based on four criteria: total assets between $80 million and $700 million; market capitalization greater than $20 million; headquarters in Pennsylvania; and, not quoted on NASDAQ.

Family Relationships and Transactions with Management

Family Relationships

     Family relationships exist within the company between directors. Dr. Herbert M. McDonald, a director of the company and the bank and Vice President of the board of directors of the bank, is the uncle of Michael J. McDonald, a director of the company and the bank.

Indebtedness of Management

     Except as described below, the company and the bank have not entered into and do not intend to enter into any material transactions with any director or executive officer of the company or their associates.

     Some of our directors and officers and the companies with which they are associated had banking transactions with the bank in the ordinary course of its business during 1999 and the first two quarters of 2000, and the company expects to continue these and similar banking transactions in the future.

     Total loans outstanding from the bank at December 31, 1999, to the company's and bank's officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more, amounted to $4,125,035, or approximately 12.84% of the total equity capital of the bank. As of June 30, 2000, the amount of such total loans outstanding was $8,616,609.49, or approximately 25.86% of the company's total equity capital. The bank made these loans in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and they did not involve more than the normal risk of collection or present other unfavorable features.

     The largest total amount of indebtedness outstanding during 1999 to the above described group was approximately $5,270,351.23.

Other Transactions

     The bank paid a total of $250 to Samuel Cali and Patrick Calvey, Jr. for appraisals they performed for the bank in 1999. The bank paid a total of $3,406 to the law firm of O'Malley & Harris, P.C. for legal services performed on behalf of the bank during the first half of 2000. Further, for the calendar year ending June 30, 2000, the bank paid $10,112 to American Janitor and Paper Supply Co., Inc. for janitorial supplies and $6,758.49 to Dempsey Uniform & Supply, Inc. for linens for the bank. All of these products and services were sold or provided according to the customary price or fee schedule of the seller or service provider.

                         BENEFICIAL OWNERSHIP OF SHARES

     As of June 30, 2000, we know of no shareholder who owns more than 5% of the company's outstanding common stock, either on the company's records or indirectly as a beneficial owner.

     The following table provides information, as of June 30, 2000, with respect to the following beneficial owners of the company's common stock:

     o    Each director of the company, and

     o    All executive officers and directors as a group.

     We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

     o Owned by or for the person's spouse, minor children or any other relative sharing the person's home,

     o Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock, and

     o Of which the person has investment power, which includes the power to dispose or direct the disposition of the stock.

     Also, a person who has the right to acquire shares within 60 days after June 30, 2000, will be considered to own the shares. As of June 30, 2000, the number of common stock issued and outstanding was approximately 1,804,011. The calculation of percentages is based upon this number, plus 14,400 shares of common stock subject to exercisable options.

                                                           Amount and Nature of            Percentage of Company's
Name of Individual and                                   Beneficial Ownership of                 Common Stock
Position with Company                                   Company's Common Stock (1)            Beneficially Owned
----------------------                                  --------------------------         -----------------------
Paul A. Barrett                                                36,921 (2)                              2.03%
       Director
Samuel C. Cali                                                 54,112 (3)                              2.98%
     Chairman of the Board
Patrick A. Calvey, Jr                                           5,504 (4)                              *
     Director
John T. Cognetti                                                6,542 (5)                              *
     Director
Patrick J. Dempsey                                             32,018 (6)                              1.76%
     Director
John F. Glinsky, Jr                                            34,705 (7)                              1.91%
     Secretary, Director

                                                           Amount and Nature of            Percentage of Company's
Name of Individual and                                   Beneficial Ownership of                 Common Stock
Position with Company                                   Company's Common Stock (1)            Beneficially Owned
----------------------                                  --------------------------         -----------------------
Michael F. Marranca                                               51,112 (8)                            2.81%
     President and Chief Executive Officer,
     Director
Herbert M. McDonald                                               89,554 (9)                            4.93%
     Director
Michael J. McDonald                                              40,382 (10)                            2.16%
     Director
David L. Tressler, Sr.                                            6,137 (11)                            *
     Director
Robert P. Farrell                                                   912 (12)                            *
      Treasurer
Kevin R. Messett                                                  1,476 (13)                            *
     Senior Vice President
All Officers and Directors as a Group (10                           359,375                            19.76%
Directors, 4 Officers, 12 persons in total)

* Represents beneficial ownership of less than 1% of the company's common stock.

     (1)  Information furnished by the directors and the bank.

     (2) Figure includes 976 shares held solely by Mr. Barrett, 9,120 shares held solely by Mr. Barrett in an IRA, 2,005 shares held jointly by Mr. Barrett and his spouse, 2,124 shares held by Mr. Barrett's spouse, 21,696 shares held as Trustee and co-owner of the Estate of Mildred Barrett, and 1,000 exercisable options.

     (3) Figure includes 1,000 shares held jointly by Mr. Cali and his spouse, 48,522 shares held in the S.C. Cali Revocable Trust, 3,590 shares held in Jane Cali's Revocable Trust, and 1,000 exercisable stock options.

     (4) Figure includes 4,234 shares held solely by Mr. Calvey, 270 shares held by Calvey Enterprises Inc. of which Mr. Calvey is the former President, and 1,000 exercisable stock options.

     (5) Figure includes 200 shares held solely by Mr. Cognetti in an IRA, 2,771 shares held jointly by Mr. Cognetti and his spouse, 1,028 shares held by Mr. Cognetti's spouse, 1,543 shares held by Mr. Cognetti's spouse and child, and 1,000 exercisable stock options.

     (6) Figure includes 4,000 shares held solely by Mr. Dempsey, 21,096 shares held by Mr. Dempsey's spouse, 5,922 shares held by Mr. Dempsey's children, and 1,000 exercisable stock options.

     (7) Figure includes 12,408 shares held solely by Mr. Glinsky, 19,997 shares held jointly by Mr. Glinsky and his spouse, 1,300 shares held jointly by Mr. Glinsky and his children, and 1,000 exercisable stock options.

     (8) Figure includes 15,812 shares held solely by Mr. Marranca, 1,456 shares held solely by Mr. Marranca in an IRA, 28,902 shares held by Mr. Marranca's spouse, 3,542 shares held by Mr. Marranca's spouse and grandchildren and 1,400 exercisable stock options.

     (9) Figure includes 73,648 shares held solely by Dr. McDonald, 9,994 shares held jointly by Dr. McDonald and his spouse, 712 shares held by Dr. McDonald's spouse, 4,200 shares held jointly by Dr. McDonald and his sister, and 1,000 exercisable stock options.

     (10) Figure includes 33,265 shares held solely by Mr. McDonald, 5,296 shares held by Mr. McDonald's spouse, 800 shares held by Mr. McDonald's spouse and children, 21 shares held by Mr. McDonald's children, and 1,000 exercisable stock options.

     (11) Figure includes 100 shares held solely by Mr. Tressler, 372 shares held jointly by Mr. Tressler and his spouse, 906 shares held in trust by Mr. Tressler's spouse and child, 3,443 shares held jointly by Mr. Tressler in trust with his son, 266 shares held jointly by Mr. Tressler and his daughter, 50 shares held jointly by Mr. Tressler and his grandchildren, and 1,000 exercisable stock options.

     (12) Figure includes 112 shares held jointly by Mr. Farrell with his spouse and 800 exercisable stock options.

     (13) Figure includes 386 shares held jointly by Mr. Messett and his spouse, 90 shares held jointly by Mr. Messett with his spouse and children, and 1,000 exercisable stock options.

                            DESCRIPTION OF SECURITIES

     The company is authorized to issue up to 10 million shares of common stock, without par value, and up to 5 million shares of preferred stock, without par value. As of June 30, 2000, immediately following the reorganization of The Fidelity Deposit and Discount Bank as the wholly owned subsidiary of Fidelity D & D Bancorp, Inc., the company had 1,804,011 shares of common stock issued and outstanding. No other shares of stock are issued or outstanding.

Common Stock

     Voting Rights. Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. The holders of common stock are not entitled to cumulate votes in the election of directors. Prior to the issuance of any preferred stock which possesses voting rights, the holders of common stock will possess exclusive voting rights in the holding company.

     Preemptive Rights. The company's common stock does not carry preemptive subscription rights.

     Liquidation. In the event of liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after payment of preferred stock shareholders with liquidation priority, if any.

     Liability for Further Assessments. The company will not subject shareholders to further assessments on their shares of common stock.

     Sinking Fund Provision. The common stock does not require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption. However, in the future the company may issue preferred shares that require such a fund, in which case legal restrictions may require the company to maintain the fund prior to paying dividends.

     Redemption or Conversion Rights. The holders of common stock do not have a right of redemption, which is the right to sell their shares back to the company, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

     Dividends. Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds. The bank has paid continuous quarterly cash dividends since 1996. We presently intend to retain the dividend policy of paying a quarterly dividend after the reorganization. However, further dividends depend upon future earnings, financial condition, appropriate legal restrictions and other relevant factors. See ""Supervision and Regulation -- Regulatory Restrictions on Dividends" above.

     Stock Option Plans. The company assumed the bank's obligations under its 1998 Independent Directors Plan and1998 Stock Incentive Plan. Under the Independent Directors Plan, the company has reserved 50,000 shares for issuance, and under the Stock Incentive Plan, the company has reserved 50,000 shares for issuance, as adjusted for the two-for-one stock exchange. Please see "Management -- Executive Compensation - Stock Option Plans" above for more detailed information about the stock option plans.

Preferred Stock

     The company's articles of incorporation authorize the board of directors to approve the issuance of preferred stock, without prior shareholder approval. The board will determine the rights, qualifications, limitations and restrictions on each series of preferred stock at the time of issuance and may include, among other things, rights to participating dividends, voting rights and convertibility into shares of common stock. The company may issue shares of preferred stock with dividend, redemption, voting and liquidation rights taking priority over the common stock. The board may also grant preferred shareholders the right to convert their shares of preferred stock into shares of common stock. Provisions granting directors this type of authority are known as "blank check" provisions.

     Voting Rights. The board will determine the voting rights of preferred shareholders upon the issuance of these shares. The issuance of preferred stock with voting rights would dilute the voting power of common stock shareholders.

     Preemptive Rights. The company's preferred stock does not carry preemptive subscription rights.

     Liquidation. The board will determine the specific liquidation rights of preferred shareholders upon the issuance of these shares. In the event of liquidation, dissolution or winding up of the holding company, the holders of preferred stock will likely rank prior to the holders of common stock for the right to share ratably in all assets remaining after payment of liabilities. The board may issue several series of preferred stock with different rankings with respect to liquidation rights.

     Liability for Further Assessments. The company will not subject shareholders to further assessments on their shares of preferred stock, if issued.

     Sinking Fund Provision. The preferred stock may require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption. Pennsylvania corporate law would require the holding company to maintain this fund prior to paying dividends.

     Redemption or Conversion Rights. Upon the issuance of preferred stock, the board of directors will determine shareholders' right of redemption, which is the right to sell shares back to the holding company. The board will also determine whether to grant conversation rights, which would permit the preferred stock shareholders to convert their shares to common stock at a prescribed ratio.

     Dividends. Upon issuance, the board of directors will determine any rights of the shareholders of a particular series of preferred stock to receive dividends. The right to receive dividends may be cumulative or non-cumulative. The same legal restrictions which apply to dividends payable on shares of common stock apply to dividends payable on shares of preferred stock. See ""Supervision and Regulation -- Regulatory Restrictions on Dividends" above.

Issuance of Additional Securities

     The company has authorized common stock and preferred stock substantially in excess of the number of outstanding shares. As a result, we have the flexibility to raise additional capital and to make acquisitions through the issuance of common stock or preferred stock without prior approval by the company's shareholders. Issuance of these shares could dilute the book value per share and the voting power of the prior shareholders because the company has the right to issue new shares without first offering the shares to shareholders in proportion to their current ownership percentages. Further, the issuance of preferred stock could also affect common stock shareholders' ability to receive dividends and their rights upon liquidation of the company. We currently have no plans for issuing shares of common stock, except under the Dividend Reinvestment Plan, nor shares of preferred stock.

Legal Opinion

     Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania, Special Counsel to the company and bank, has delivered an opinion stating that the shares of common stock to be issued in connection with the plan will be, when issued and delivered pursuant to the terms of the plan, fully paid and non-assessable by the company.

Anti-Takeover Provisions in Articles and By-laws

     The company's articles of incorporation and by-laws contain a number of provisions that could be considered anti-takeover in purpose and effect.

     Authorized Capital. The anti-takeover provisions include:

     o The authorization of 10 million shares of common stock and 5 million shares of preferred stock, and

     o The lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis.

     These provisions generally permit the board of directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans. However, these additional shares may also be used by the board of directors to deter future attempts to gain control over the company.

     Classified Board. The by-laws of the company provide for a classified or staggered board. A classified board has the effect of moderating the pace of any change in control of the board of directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also tends to discourage a tender offer or takeover bid. Article 9 of the by-laws of the company provides that at its 2001 Annual Meeting of Shareholders, the shareholders shall elect 10 directors as follows:

     o 4 Class A directors to serve until the 2003 Annual Meeting of Shareholders,

     o 3 Class B directors to serve until the 2002 Annual Meeting of Shareholders, and

     o 3 Class C directors to serve until the 2004 Annual Meeting of Shareholders.

     Shareholders shall elect each class in a separate election. At each following annual meeting, shareholders will elect successors to the class of directors whose term is then expiring to hold office for a term of 3 years. The board of directors will fill vacancies which occur during the year for the remainder of the full term.

     No Cumulative Voting. Another provision is the elimination of cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. Article 8 of the company's articles of incorporation eliminates cumulative voting rights in the election of directors. We believe that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the board of directors. The absence of cumulative voting may make it more difficult for minority shareholders' nominees to be elected to the board of directors.

     Supermajority Vote for Approval of Extraordinary Transactions. Another anti-takeover provision is the requirement in the articles of incorporation that the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote must approve any merger, consolidation, dissolution or liquidation of the holding company or the sale of all or substantially all of its assets. However, if at least 80% of the board of directors have approved this type of transaction, then the holders of at least 51% of the outstanding shares entitled to vote may approve the transaction. We included these provisions to ensure that any extraordinary corporate transaction could happen only if it receives a clear mandate from the shareholders. However, these provisions give the holding company's directors and/or the holders of a minority of the company's outstanding shares a veto power over such mergers and consolidations unless 75% of the shareholders believe that the transaction is desirable or beneficial.

     Authorization to Consider Various Factors in Tender Offers. Another anti-takeover provision in the articles of incorporation enables the board of directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

     o    The impact the acquisition of the company would have on the community,

     o The effect of the acquisition upon shareholders, employees, depositors, suppliers and customers, and

     o    The reputation and business practices of the tender offeror.

     We included this provision in the articles of incorporation to permit us, as directors of the company, to recognize our responsibilities to these constituent groups of the holding company and its subsidiaries and to the communities that they serve. Pennsylvania corporate law specifically authorizes this type of provision.

     Supermajority Vote for Amendment of By-laws. The company's by-laws may be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote at any regular or special meeting or by a majority vote of the members of the board of directors, subject to the affirmative vote of at least 75% of the shares to change any amendment to the by-laws previously approved by the board of directors. However, the board of directors may not make or alter any by-laws fixing their qualification, classification or term of office. We included these provisions in the by-laws of the company to make it more difficult for a potential acquirer to change the by-laws.

     Supermajority Vote for Amendment of Specified Articles. A final antitakeover provision in the articles of incorporation of the company requires the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote for an amendment of the following provisions:

     o    The voting requirements for approval of mergers,

     o    The elimination of cumulative voting rights,

     o The ability of shareholders entitled to cast 20% of votes to call special meetings, or the board of directors, to call special meetings, and

     o The ability of the board of directors to consider non-economic factors in opposing a tender offer.

Anti-takeover Provisions Applicable to Registered Corporations

     Pennsylvania law gives strong anti-takeover provisions to corporations that have their securities registered with the SEC under Section 12 of the Securities Exchange Act of 1934, known as "registered corporations." The company's common stock is registered under Section 12 of the1934 Act. These provisions are in addition to provisions contained in the company's articles of incorporation and by-laws.

     One of these statutory provisions eliminates the rights of the shareholders of registered corporations to call a meeting of shareholders. This provision will not apply to the holding company because it has opted out of this provision. Article 9 of its articles of incorporation provides that one or more shareholders entitled to cast at least 20% of the vote that all shareholders are entitled to cast at a particular meeting shall be entitled to call a special meeting of shareholders. The board of directors may also call a special meeting of shareholders. Article 9 provides shareholders of the holding company with the same right to call a special meeting as that of the bank's shareholders.

     Another of these statutory provisions eliminates the rights of the shareholders of registered corporations to propose an amendment to the articles of incorporation of the holding company. In the opinion of the board of directors, the elimination of this right will make the holding company less attractive as a potential takeover target because a potential acquirer will not be able to propose changes to the articles of incorporation simply by purchasing shares of the holding company.

     Another provision to which the holding company will be subject, upon obtaining registered corporation status, assures that all shareholders will receive the fair value for their shares as the result of a control transaction. "Fair Value" means not less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on and including the date of the control transaction. Alternatively, if a shareholder believes the value of his or her shares is higher, he or she may demand an appraisal procedure to receive the fair value of the shares as the date of the control transaction, taking into account all relevant factors which may not be reflected in the price paid for the shares. "Control Transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over voting shares of the holding company that would entitle the holders of the shares to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the holding company. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least 20% of the voting power of the shares of the holding company for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs.

     It is a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in a company and then to acquire the remaining equity interest in the company by paying the balance of the shareholders a price for their shares which is lower than the price paid to acquire control or is in a less desirable form of payment, such as securities of the purchaser that do not have an established trading market. The board of directors considers these two-tier pricing tactics to be unfair to the holding company's shareholders. By their very nature, these tactics tend to cause concern on the part of shareholders that if they do not act promptly, they risk either being relegated to the status of minority shareholders in a controlled company or being forced to accept a lower price for all of their shares. Thus, two-tier pricing unduly pressures shareholders into selling as many of their shares as quickly as possible, either to the purchaser or in the open market, without having genuine opportunity to make a considered investment choice between remaining a shareholder of the company or disposing of their shares. These sales in turn facilitate the purchaser's acquisition of a sufficient interest in the company to enable the purchaser to force the exchange of remaining shares for a lower price in a business combination.

     While the fair price provision in Pennsylvania law is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the fair price provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the fair price provision would not preclude the board of directors' opposition to any future takeover proposal which it believes not to be in the best interests of the holding company and its shareholders, whether or not the proposal satisfies the minimum price, form of payment and procedural requirements of the fair price provision.

     Another provision of Pennsylvania law relates to a business combination involving a registered corporation. These business combinations include the following transactions involving an interested shareholder:

     o A merger or consolidation of the holding company with an interested shareholder;

     o A sale, lease, exchange, mortgage, pledge, transfer or other disposition with the interested shareholder of the assets of the holding company or its subsidiaries;

     o The issuance or transfer by the holding company or its subsidiary of any shares of the holding company or its subsidiary which has a total market value at least equal to 5% of the total market value of all the company's outstanding shares to an interested shareholder;

     o The adoption of any plan for the liquidation or dissolution of the holding company proposed by, or under any agreement with, the interested shareholder;

     o A reclassification of securities or recapitalization of the holding company or any merger or consolidation of the holding company with any subsidiary of the holding company or any other transaction proposed by, or under any agreement with the interested shareholder which has the effect of increasing the interested shareholder's proportionate share of the outstanding shares of the holding company; or

     o The interested shareholder's receipt of the benefit, directly or indirectly, of any loans or other financial assistance or any tax credits or other tax advantages provided by the holding company.

     An interested shareholder is any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the holding company. The above definitions also apply to an interested shareholder's affiliate or associate.

     Under Pennsylvania law, the company shall not engage in a business combination with an interested shareholder other than:

     o A business combination approved by the board of directors prior to the date the interested shareholder acquires at least 20% of the shares or where the board of directors of the holding company has approved the purchase of shares by the interested shareholder;

     o A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares held by the interested shareholder, at a meeting called for that purpose within 3 months after the interested shareholder became the beneficial owner of shares entitling it to cast at least 80% of the votes in an election of directors, and if the business combination satisfies certain minimum conditions, which are discussed below;

     o A business combination approved by the affirmative vote of all of the shareholders of the outstanding shares;

     o A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than 5 years after the interested shareholder's share acquisition date; and

     o A business combination approved at a shareholders' meeting called for that purpose no earlier than 5 years after the interested shareholder's share acquisition date and that meets certain minimum conditions, which are discussed below.

     The minimum conditions discussed above generally require that the total amount of the cash and the market value of any payments other than cash, such as stock, bonds or debentures, to the shareholders of the holding company be at least equal to the higher of the following:


     o The highest price paid by the interested shareholder when the interested shareholder was the beneficial owner of shares entitling him to cast at least 5% of the votes in an election of directors within the 5-year period immediately prior to the announcement date of the business combination or within the 5-year period prior to time the interested shareholder became an interested shareholder, whichever is higher, plus interest; or

     o The market value per common share on the announcement date of the business combination or on the share acquisition date, whichever is higher, plus interest.

     The Pennsylvania provision relating to business combinations is designed to help assure that if, despite the holding company's best efforts to remain independent, the holding company is nevertheless taken over, each shareholder will be treated fairly vis-a-vis every other shareholder and that professional investors will not profit at the expense of the holding company's long-term public shareholders. While the business combination provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the business combination provision to assure that shareholders will receive premium price for their shares in a takeover. Accordingly, we believe that the business combination provision would not preclude our opposition to any future takeover proposal which we believe not to be in the best interests of the holding company and its shareholders, whether or not the proposal satisfied the requirements of the business combination provision, fair price provision or both.

     Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law also applies to registered corporations. Under Subchapter G, the acquisition of shares that increase the shareholder's control of the corporation above 20, 33 or 50% of the voting power able to elect the board of directors cannot be voted until a majority of disinterested shareholders approves the restoration of the voting rights of those shares in two separate votes:

     o    All disinterested shares of the corporation, and

     o    All voting shares of the corporation.

     Voting rights which are restored by shareholder approval will lapse if any proposed control-share-acquisition which is approved is not consummated within 90 days after shareholder approval is obtained. Furthermore, control-shares that are not accorded voting rights or whose rights lapse will regain their voting rights on transfer to another person who is not an affiliate. If the shares constitute control-shares for the transferee, this subchapter must be applied to that person as well. If the acquiring shareholder does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if voting rights are denied by the shareholders or if they lapse, the corporation may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

     Subchapter H of Chapter 25 of the BCL likewise applies to registered corporations. Under Subchapter H, a control person -- a person who owns shares with 20% or more voting power -- must disgorge to the corporation any profits from the disposition of any equity securities if the disposition occurs within 18 months of becoming a control person, and the securities were acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

     Finally, Pennsylvania law grants a registered corporation the express authority to treat individual shareholders differently and therefore may take advantage of poison pills. Poison pills generally consist of a shareholder rights plan in which a corporation gives its shareholders the right to buy common stock when specified events occur, such as a merger, which decreases the value of the acquirer's holdings and the acquirer's percentage of ownership.

     The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of the holding company's common stock at that time. In addition, these provisions may have the effect of assisting the holding company's management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the holding company's business.

                                     EXPERTS

     The financial statements of The Fidelity Deposit and Discount Bank, consisting of the balance sheets of the bank as of December 31, 1999 and 1998, and related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, have been audited by Parente Randolph, P.C., independent certified public accountants. They are included in this prospectus in reliance upon the authority of the firm as experts in accounting and auditing. The interim consolidated financial statements of Fidelity D & D Bancorp, Inc. for the six months ended June 30, 2000, are unaudited.


                              AVAILABLE INFORMATION

     Fidelity D & D is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, files reports, prospectus and other information with the Securities and Exchange Commission. The reports, prospectus and other information filed by Fidelity D & D can be inspected and copied, or copies obtained by mail at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

     Fidelity D & D has filed a registration statement on Form S-1 under the Securities Act of 1933 with the Commission, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, omits certain of the information contained in the registration statement and the exhibits to the registration statement on file with the SEC pursuant to the Securities Act and the SEC's rules and regulations. The entire registration statement may be accessed from the SEC's Web site or copies obtained at its public reference facilities described above.

                          FIDELITY D & D BANCORP, INC.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                       SUPPLEMENTAL FINANCIAL INFORMATION

                                                                                       Page
                                                                                       ----
Summary Financial Data                                                                    5

Management's Discussion and Analysis of Consolidated Financial Condition
         and Results of Operation and Quantitative Disclosures about Market Risk         23

CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Consolidated Balance Sheet as of June 30, 2000 and December 31, 1999                    F-2

Consolidated Statement of Income for the Three and Six Months
         Ended June 30, 2000 and June 30, 1999                                          F-3

Consolidated Statement of Changes in Shareholders' Equity
         for the Six Months Ended June 30, 2000 and June 30, 1999                       F-4

Consolidated Statement of Cash Flows for the Six Months
         Ended June 30, 2000 and June 30, 1999                                          F-5

Notes to Consolidated Interim Financial Statements,
         June 30, 2000 (Unaudited)                                                      F-6

INDEPENDENT AUDITORS' REPORT                                                            F-9

FINANCIAL STATEMENTS OF THE FIDELITY DEPOSIT AND DISCOUNT
         BANK (Prior to the June 30, 2000, Reorganization as Subsidiary of
         Fidelity D & D Bancorp, Inc.)

Balance Sheet for the Years Ended December 31, 1999 and 1998                           F-10

Statement of Income for the Years Ended December 31, 1999, 1998, and 1997              F-11

Statement of Changes in Shareholders' Equity for Years Ended
         December 31, 1999, 1998, and 1997                                             F-12

Statement of Cash Flows for the Years Ended December 31, 1999, 1998, and 1997          F-13

Notes to Financial Statements                                                          F-14

                   FIDELITY D & D BANCORP, INC. and SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                    As of June 30, 2000 and December 31, 1999

                                               June 30, 2000   December 31, 1999
                                                 (unaudited)       (audited)
                                               -------------   -----------------
ASSETS
Cash and due from banks                         $  5,992,396     $  6,415,519
Interest-bearing deposits with financial
  institutions                                     6,675,713       11,541,860
                                                ------------     ------------
      Total cash and cash equivalents             12,668,109       17,957,379

Investment Securities:
Held to maturity
   U.S. Treasuries & Agencies                      5,960,630                0
Available for sale
   U.S. Treasuries & Agencies                     82,637,147       81,035,599
   State & Municipal                              19,672,352       22,556,775
   Other securities                                5,601,828        5,669,848
                                                ------------     ------------

      Total investment securities                113,871,957      109,262,221

Loans net of unearned income                     330,981,295      299,365,893
Allowance for loan losses                          3,294,190        3,172,375
                                                ------------     ------------

      Net loans                                  327,687,105      296,193,518

Loans available-for-sale                          10,588,245        5,254,316
Bank premises and equipment, net                  11,173,080        9,506,308
Accrued interest receivable                        3,592,632        3,262,362
Foreclosed assets held for sale                      214,321          412,922
Other assets                                       5,646,042        5,361,991
                                                ------------     ------------
      Total assets                              $485,441,491     $447,211,017
                                                ============     ============
LIABILITIES
Deposits
   Noninterest-bearing                          $ 41,878,518     $ 37,575,183
   Cert. of deposit $100,000 or more              95,611,396       66,642,656
   Other interest-bearing deposits               195,505,725      190,483,126
                                                ------------     ------------
      Total deposits                             332,995,639      294,700,965

Accrued expenses and other liabilities             3,231,136        2,829,770
Short-term borrowings                             58,594,218       60,249,046
Long-term debt                                    57,305,000       57,305,000
                                                ------------     ------------
   Total liabilities                             452,125,993      415,084,781
                                                ------------     ------------
Shareholders' Equity
   Common stock, 10,000,000 shares                 1,409,679        1,406,863
     authorized with out par value
   Surplus                                         7,388,325        7,266,168
   Undivided profits                              29,159,086       28,126,918
   Accumulated other comprehensive income
     (loss)                                       (4,641,592)      (4,673,713)
                                                ------------     ------------
      Total shareholders' equity                  33,315,498       32,126,236
                                                ------------     ------------
      Total liabilities and shareholders'
         equity                                 $485,441,491     $447,211,017
                                                ============     ============



                 See Notes to Consolidated Financial Statements.

                                 FIDELITY D & D
                          BANCORP, INC. and SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
             Three & Six Month Periods Ended June 30, 2000 and 1999
                                  (unaudited)

                                                             Three Months Ended               Six Months Ended
                                                        -----------------------------   -------------------------------
                                                            06/30/00        06/30/99      06/30/00        06/30/99
                                                        ----------------   ----------   -----------  ------------------
Interest Income
   Loans:
        Taxable                                            $6,417,767      $5,177,384   $12,429,630      $10,093,095
        Nontaxable                                            154,635         151,336       302,216          282,101
   Leases                                                     171,016          48,004       296,416           86,580
   Interest-bearing deposits with financial institutions        7,905          33,034        18,447           65,879
   Investment securities:
        US Treasury                                                 0          85,104             0          204,705
        US Government Agencies                              1,581,843       1,122,197     3,106,670        1,824,230
        States & Political Subdivisions (nontaxable)          272,487         295,967       557,804          595,806
        Other Securities                                       94,232          45,135       185,151           78,614
   Income federal funds sold                                        0          56,419             0          128,415
                                                           ----------      ----------   -----------      -----------
      Total interest income                                 8,699,885       7,014,580    16,896,335       13,359,425
                                                           ----------      ----------   -----------      -----------
Interest expense
   Certificates of deposit of $100,000 or more              1,291,749         923,427     2,419,174        1,566,070
   Other Deposits                                           2,185,353       1,752,095     4,268,767        3,423,590
   Securities sold under repurchase agreements                463,107         366,557       903,769          742,852
   Other Borrowings                                         1,202,264         628,211     2,217,354        1,173,208
      Total interest expense                                5,142,473       3,670,290     9,809,064        6,905,720
                                                           ----------      ----------   -----------      -----------
      Net interest income                                   3,557,412       3,344,290     7,087,270        6,453,705
Provision for loan losses                                     136,500         140,000       243,000          320,000
                                                           ----------      ----------   -----------      -----------
      Net interest income, after
       provision for loan losses                            3,420,912       3,204,290     6,844,270        6,133,705
                                                           ----------      ----------   -----------      -----------
Other income
Service charge on deposit accounts                            298,670         220,557       553,312          419,487
Gain on sale of securities                                      9,023               0        20,123                0
Gain on sale of loans and leases                               30,791          40,597        79,153           60,774
Gain on loans available-for-sale                               53,690               0        79,063                0
Other income                                                  223,584         166,911       404,971          299,312
                                                           ----------      ----------   -----------      -----------
      Total other income                                      615,758         428,065     1,136,622          779,573
                                                           ----------      ----------   -----------      -----------
Other expenses
   Salaries and employee benefits                           1,322,134       1,136,270     2,690,746        2,311,747
   Occupancy and equipment                                    484,925         363,312       982,831          667,745
   Shares Tax Expense                                          47,314          48,303       116,221           97,955
   FDIC assessment                                             14,937           7,382        30,347           14,564
   Advertising                                                112,326         120,331       229,543          216,597
   (Gain)/loss on sale of foreclosed assets
     held for sale                                             69,035          (1,184)       69,035           27,945
   Other expenses                                             967,103         795,204     1,790,277        1,390,389
                                                           ----------      ----------   -----------      -----------
      Total other expenses                                  3,017,774       2,469,618     5,908,999        4,726,941
                                                           ----------      ----------   -----------      -----------
Income before income taxes                                  1,018,896       1,162,737     2,071,893        2,186,337
Provision for income taxes                                    176,900         260,830       363,700          481,130
                                                           ----------      ----------   -----------      -----------
      Net Income                                           $  841,996      $  901,907   $ 1,708,193      $ 1,705,207
                                                           ==========      ==========   ===========      ===========
Net income per weighted average share                          $ 0.47           $0.50        $ 0.95            $0.95

Diluted earnings per share                                     $ 0.47           $0.50        $ 0.95            $0.95

Dividends per weighted average share                           $0.188           $0.15        $0.375            $0.30

                 See Notes to Consolidated Financial Statements.

                   FIDELITY D & D BANCORP, INC. and SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 For the Six Months Ended June 30, 2000 and 1999

                                                                                                         Accumulated
                                                Capital Stock                                               Other
                                          ------------------------                      Undivided       Comprehensive
                                           Shares         Amount         Surplus         Profits         Income(Loss)     Total
                                          -------       ----------      ----------     -----------      -------------  -----------
Balance, Dec. 31, 1998                    893,647       $1,396,324      $6,826,669     $25,656,844         $133,868    $34,013,705
                                                                                                                       -----------
Comprehensive income:
Net income                                                                               1,705,207                       1,705,207

Change in net unrealized holding
gains/(losses) on available-for-sale
securities, net of reclassification
adjustment and tax effects                                                                               (2,782,375)    (2,782,375)
                                                                                                                       -----------
Comprehensive income                                                                                                    (1,077,168)
                                                                                                                       -----------
Cash dividends                                                                            (536,589)                       (536,589)

Dividend reinvestment                       2,839            4,437         173,644                                         178,082
                                        ---------       ----------      ----------     -----------      -----------    -----------
Balance, June 30, 1999                    896,486       $1,400,761      $7,000,313     $26,825,462      ($2,648,507)   $32,578,029
                                        =========       ==========      ==========     ===========      ===========    ===========

Balance, Dec. 31, 1999                    900,392       $1,406,863      $7,266,168     $28,126,918      ($4,673,713)   $32,126,236
                                                                                                                       -----------
Comprehensive income:
Net income                                                                               1,708,193                       1,708,193

Change in net unrealized
holding gains/(losses) on
available-for-sale
securities, net of reclassification
adjustment and tax effects                                                                                   32,121         32,121
                                                                                                                       -----------
Comprehensive income                                                                                                     1,740,314
                                                                                                                       -----------
Cash dividends                                                                            (676,026)                       (676,026)

Stock options exercised                       250              391          15,109                                          15,500

Dividend reinvestment                       1,553            2,425         107,048                                         109,473

Stock exchange                            901,816
                                        ---------       ----------      ----------     -----------      -----------    -----------
Balance June 30, 2000                   1,804,011       $1,409,679      $7,388,325     $29,159,085      ($4,641,592)   $33,315,498
                                        =========       ==========      ==========     ===========      ===========    ===========

                See Consolidated Notes to Financial Statements.

                   FIDELITY D & D BANCORP, INC. and SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 For the Six Months Ended June 30, 2000 and 1999

                                                                             2000                  1999
                                                                        -------------          ------------
CASH FLOW FROM OPERATING ACTIVITIES:
     Net income                                                         $   1,708,193          $  1,705,207
     Adjustments to reconcile net income to net
     cash provided by, (used in), by operating activities:
        Depreciation                                                          427,800               286,866
        Amortization of securities
           (net of accretion)                                                 (34,184)              (80,967)
        Provision for loan losses                                             243,000               320,000
        Deferred income tax                                                   107,000              (23,000)
        Amortization of mortgage servicing rights                               9,527                     0
        (Gain)/loss sale of investment securities                             (20,123)                    0
        (Gain)/loss on sale of loans                                          (79,153)              (59,511)
        (Gain)/loss on sale of foreclosed assets held for sale                 69,035                34,384
        (Appreciation)/depreciation available-for-sale loans                  (79,063)                    0
        (Increase)/decrease in interest receivable                           (330,270)             (698,338)
        Increase/(decrease) in accrued expenses                               611,701              (237,591)
        (Increase)/decrease in other assets                                  (610,913)           (1,317,178)
                                                                        -------------          ------------
        Net cash provided by, (used in), operating activities               2,022,550               (70,128)
                                                                        -------------          ------------
CASH FLOW FROM INVESTING ACTIVITIES:
     Proceeds from paydown of held-to-maturity securities                      33,580                     0
     Proceeds from sale of available-for-sale securities                    4,809,783                     0
     Proceeds from maturity, call and paydown
        of available-for-sale securities                                      540,334            20,793,361
     Purchase of available-for-sale securities                             (3,896,249)          (48,755,890)
     (Increase)/decrease in federal funds sold                                      0             6,500,000
     Proceeds from sale of loans                                            2,671,002             7,389,669
     (Increase)/decrease in loans and leases                              (45,678,916)          (44,246,300)
     Purchase of bank premises and equipment                               (2,094,572)           (1,858,095)
     Capital expenditures on foreclosed assets held for sale                        0              (327,060)
     Proceeds from sale of foreclosed assets held for sale                    214,425               167,707
                                                                        -------------          ------------
        Net cash used in investing activities                             (43,400,613)          (60,009,548)
                                                                        -------------          ------------
CASH FLOW FROM FINANCING ACTIVITIES:
     Net increase (decrease) in non interest-bearing deposits               4,303,335             2,433,510
     Net increase (decrease) in interest-bearing deposits                   5,022,599             8,924,546
     Net increase (decrease) in CD's $100,000 or more                      28,968,740            28,370,234
     Increase(decrease) in short term borrowings                           (1,654,828)           20,712,151
     Dividends paid                                                          (676,026)             (536,589)
     Proceeds from stock options exercised                                     15,500                     0
     Proceeds from dividend reinvestment                                      109,473               178,082
                                                                        -------------          ------------

        Net cash provided by financing activities                          36,088,793            60,081,934
                                                                        -------------          ------------
Net increase (decrease) in cash and cash equivalents                      (5,289,270)                 2,258

Cash and cash equivalents at beginning of period                           17,957,379             8,719,744
                                                                        -------------          ------------

Cash and cash equivalents at end of period                              $  12,668,109          $  8,722,002
                                                                        =============          ============

                 See Notes to Consolidated Financial Statements.

                   FIDELITY D & D BANCORP, INC. and SUBSIDIARY
                                DUNMORE, PA 18512

                             FORM 10-Q JUNE 30, 2000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On August 10, 1999 Fidelity D&D Bancorp, Inc., was incorporated. Effective June 30, 2000, by operation of law, one share of The Fidelity Deposit & Discount Bank stock became the right to receive two shares of Fidelity D&D Bancorp, Inc. common stock. Fidelity D&D Bancorp, Inc., is not issuing fractional shares. Cash will be paid at the fair market value for the fractional shares of The Fidelity Deposit & Discount Bank stock after June 30, 2000.

     The accompanying unaudited financial statements of Fidelity D&D Bancorp, Inc., and subsidiary, The Fidelity Deposit & Discount Bank, (collectively, the "Company"), have been prepared in accordance with generally accepted accounting principals ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10-01 of Regulation S-X. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods have been included. All significant inter-company balances and transactions have been eliminated in the consolidation. Prior period amounts are reclassified when necessary to conform to the current year's presentation.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates. For additional information and disclosures required under GAAP, please see the bank's Annual Report on Form 10-K for the period ended December 31, 1999.

     The bank is a commercial bank chartered by the Commonwealth of Pennsylvania. Commencing operations in 1903, the bank provides a full range of traditional banking services and alternative financial products from its main office located in Dunmore and other branches throughout Lackawanna and Luzerne counties.

     Management is responsible for the fairness, integrity and objectivity of the unaudited financial statements included in this report. Management in accordance with GAAP prepared the unaudited financial statements. In meeting its responsibility for the financial statements, management depends on the company's accounting systems and related internal controls. These systems and controls are designed to provide reasonable, but not absolute, assurance that the financial records accurately reflect the transactions of the company, that company assets are safeguarded and that financial statements present fairly the financial position and results of operations of the company.

     In the opinion of management, the balance sheets as of June 30, 2000 and December 31, 1999 present fairly the financial position of the company as of those dates and the related statements of income, changes in shareholders' equity and cash flows for the six month periods ended June 30, 2000 and 1999 present fairly the results of its operations and its cash flows for the periods then ended. All material adjustments required for fair presentation have been made, and there have been no material changes in accounting principles, practices or in the method of application and there have been no retroactive adjustments during this period. These adjustments are of a normal reoccurring nature.

     The accompanying unaudited financial statements should be read in conjunction with the bank's audited financial statements for the year ended December 31, 1999 and the notes included therein, in the bank's Annual Report on Form 10-K, filed with the FDIC on March 31, 2000. These audited financial statements are located at pages F-9 through F-37 of this prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for the entire year.

     In addition to historical information, this prospectus may contain forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include but are not limited to; those discussed in the section entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

     Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the period, (1,803,017 in 2000 and 1,789,339 in 1999).

     Diluted earnings per share is similar to the computation of basic earnings per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

     The following data shows the amounts used in computing earnings per share and the effects on income and the weighted average number of shares of dilutive potential common stock for the periods ended June 30, 2000 and 1999:

                                                                           Common           Earnings
                                                          Income           Shares              per
June 30, 2000                                           Numberator       Denominator          Share
                                                        ----------       -----------         -------
Basic EPS                                               $1,708,193        1,803,017           $0.95
                                                                                              =====
Dilutive effect of potential common stock
Stock options;
     Exercise of outstanding options                                         14,400
     Hypothetical share repurchase at $35.75                                (13,341)
                                                        ----------        ---------
Diluted EPS                                             $1,708,193        1,804,076           $0.95
                                                        ==========        =========           =====

June 30, 1999
Basic EPS                                               $1,705,207        1,789,339           $0.95
                                                                                              =====
Dilutive effect of potential common stock
Stock options;
     Exercise of outstanding options                                          7,500
     Hypothetical share repurchase at $31.00                                 (7,500)
                                                        ----------        ---------
Diluted EPS                                             $1,705,207        1,789,339           $0.95
                                                        ==========        =========           =====


     Diluted earnings per share have been restated for the 2000 two-for-one stock exchange.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
Fidelity Deposit & Discount Bank
Dunmore, Pennsylvania:

We have audited the accompanying balance sheets of Fidelity Deposit & Discount Bank as of December 31, 1999 and 1998 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Deposit & Discount Bank as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



                             Parente Randolph, P.C.


Wilkes-Barre, Pennsylvania
January 31, 2000

                        FIDELITY DEPOSIT & DISCOUNT BANK

                                  BALANCE SHEET
                           DECEMBER 31, 1999 AND 1998

---------------------------------------------------------------------------------------------------------------

                                                                                      1999            1998
---------------------------------------------------------------------------------------------------------------

ASSETS:
      Cash and due from banks                                                    $  6,415,519     $  3,315,306
      Interest-bearing deposits with financial institutions                        11,541,860        5,404,438
                                                                                 ------------     ------------

                    Total cash and cash equivalents                                17,957,379        8,719,744

      Federal funds sold                                                                    -        6,500,000
      Available-for-sale securities                                               109,262,221       78,607,860
      Loans and leases, net (allowance for loan losses of $3,172,375
           and $3,007,713 in 1999 and 1998, respectively)                         296,193,518      235,430,079
      Loans available-for-sale (fair value $5,254,316 in
           1999; $9,010,000 in 1998)                                                5,254,316        8,858,157
      Accrued interest receivable                                                   3,262,362        2,404,480
      Bank premises and equipment, net                                              9,506,308        6,449,141
      Foreclosed assets held for sale                                                 412,922          201,261
      Other assets                                                                  5,361,991        1,433,699
                                                                                 ------------     ------------

                                  Total assets                                   $447,211,017     $348,604,421
                                                                                 ============     ============

LIABILITIES:
      Deposits:
           Noninterest-bearing                                                   $ 37,575,183     $ 33,449,998
           Certificates of deposit of $100,000 or more                             66,642,656       49,435,718
           Other interest-bearing deposits                                        190,483,126      157,115,035
                                                                                 ------------     ------------

                    Total deposits                                                294,700,965      240,000,751

      Accrued interest payable and other liabilities                                2,829,770        2,932,666
      Short-term borrowings                                                        60,249,046       29,405,299
      Long-term debt                                                               57,305,000       42,252,000
                                                                                 ------------     ------------

                         Total liabilities                                        415,084,781      314,590,716
                                                                                 ------------     ------------

SHAREHOLDERS' EQUITY:
      Capital stock authorized 1,000,000 shares with $1.5625 par value; issued and outstanding, 900,392 and 893,647 shares
           in 1999 and 1998, respectively                                           1,406,863        1,396,324
      Surplus                                                                       7,266,168        6,826,669
      Undivided profits                                                            28,126,918       25,656,844
      Accumulated other comprehensive income (loss)                                (4,673,713)         133,868
                                                                                 ------------     ------------

                         Total shareholders' equity                                32,126,236       34,013,705
                                                                                 ------------     ------------

                                  Total liabilities and shareholders' equity     $447,211,017     $348,604,421
                                                                                 ============     ============


--------------------------------------------------------------------------------
                        See Notes to Financial Statements

                        FIDELITY DEPOSIT & DISCOUNT BANK

                               STATEMENT OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-----------------------------------------------------------------------------------------------------------
                                                                    1999            1998           1997
-----------------------------------------------------------------------------------------------------------

INTEREST INCOME:
      Loans:
          Taxable                                               $21,124,032     $18,016,230    $15,151,599
          Nontaxable                                                662,857         307,265        248,111
      Leases                                                        262,452         125,227         86,496
      Interest-bearing deposits with financial institutions          89,323         103,396         78,387
      Investment securities:
          U.S. Treasury                                             204,705         585,108        655,334
          U.S. government agency and corporations                 4,701,262       2,833,672      3,680,356
          States and political subdivisions (nontaxable)          1,173,783       1,020,335        902,749
          Other securities                                          219,256          86,333         68,217
      Federal funds sold                                            128,415         393,806        166,364
                                                                -----------     -----------    -----------

                        Total interest income                    28,566,085      23,471,372     21,037,613
                                                                -----------     -----------    -----------

INTEREST EXPENSE:
      Certificates of deposit of $100,000 or more                 3,558,826       2,823,061      2,329,777
      Other deposits                                              7,299,315       6,730,882      6,219,283
      Securities sold under repurchase agreements                 1,519,054       1,396,244      1,350,892
      Other short-term borrowings and long-term debt              2,973,266       1,335,896        721,007
      Other                                                          25,338          22,549         18,925
                                                                -----------     -----------    -----------

                        Total interest expense                   15,375,799      12,308,632     10,639,884
                                                                -----------     -----------    -----------

NET INTEREST INCOME                                              13,190,286      11,162,740     10,397,729

PROVISION FOR LOAN LOSSES                                           530,000         646,000        622,800
                                                                -----------     -----------    -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              12,660,286      10,516,740      9,774,929
                                                                -----------     -----------    -----------

OTHER INCOME:
      Service charges on deposit accounts                           733,939         722,270        546,230
      Gain on sale of:
          Investment securities                                       1,400         109,940        123,611
          Loans                                                     196,813         160,740          3,124
      Loss on loans available for sale                             (145,847)
      Fees and other service charges                              1,349,476         851,864        585,960
      Other operating income                                         92,006          57,920         44,545
                                                                -----------     -----------    -----------

                        Total other income                        2,227,787       1,902,734      1,303,470
                                                                -----------     -----------    -----------

OTHER EXPENSES:
      Salaries and employee benefits                              5,190,480       3,875,854      3,454,936
      Premises and equipment                                      1,632,530       1,109,076      1,042,646
      Shares tax expense                                            260,023         228,599        210,409
      Federal Deposit Insurance Corporation assessment               29,200          26,235         26,418
      Loss on sale of:
          Foreclosed assets held for sale                            71,413          26,584              -
          Bank premises and equipment                                     -               -         11,983
      Other                                                       2,986,812       2,342,814      1,836,942
                                                                -----------     -----------    -----------

                        Total other expenses                     10,170,458       7,609,162      6,583,334
                                                                -----------     -----------    -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                          4,717,615       4,810,312      4,495,065

PROVISION FOR INCOME TAXES                                          903,400       1,246,760      1,185,008
                                                                -----------     -----------    -----------

NET INCOME                                                      $ 3,814,215     $ 3,563,552    $ 3,310,057
                                                                ===========     ===========    ===========

Per share data:
      Net income                                                      $4.26           $4.20          $3.97
      Diluted                                                         $4.25           $4.20          $3.97
      Dividends                                                       $1.50           $1.40          $1.28

--------------------------------------------------------------------------------
                        See Notes to Financial Statements

                     FIDELITY DEPOSIT & DISCOUNT BANK

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          ACCUMULATED
                                                                                                             OTHER
                                                          ..CAPITAL STOCK..                   UNDIVIDED   COMPREHENSIVE
                                                          SHARES     AMOUNT       SURPLUS      PROFITS    (LOSS) INCOME   TOTAL
------------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                               413,889   $ 1,293,402  $ 3,164,306  $21,046,174  $  (137,500)  $25,366,382
                                                                                                                        -----------
Comprehensive income:
      Net income                                                                               3,310,057                  3,310,057
      Change in net unrealized holding gains (losses)
           on available-for-sale securities, net of
           reclassification adjustment and tax effects                                                        362,550       362,550
                                                                                                                        -----------
               Comprehensive income                                                                                       3,672,607
                                                                                                                        -----------
Issuance of stock                                          1,690         5,281      146,819                                 152,100
Dividends                                                                                     (1,062,530)                (1,062,530)
Dividends reinvested                                       4,754         9,535      285,683                                 295,218
Two-for-one stock split (Note 2)                         416,927                                                                  -
                                                         -------   -----------  -----------  -----------  -----------   -----------

BALANCE, DECEMBER 31, 1997                               837,260     1,308,218    3,596,808   23,293,701      225,050    28,423,777
                                                                                                                        -----------
Comprehensive income:
      Net income                                                                               3,563,552                  3,563,552
      Change in net unrealized holding gains (losses)
           on available-for-sale securities, net of
           reclassification adjustment and tax effects                                                        (91,182)      (91,182)
                                                                                                                        -----------
               Comprehensive income                                                                                       3,472,370
                                                                                                                        -----------
Issuance of stock                                         50,025        78,165    2,862,750                               2,940,915
Dividends                                                                                     (1,200,409)                (1,200,409)
Dividends reinvested                                       6,362         9,941      367,111                                 377,052
                                                         -------   -----------  -----------  -----------  -----------   -----------

BALANCE, DECEMBER 31, 1998                               893,647     1,396,324    6,826,669   25,656,844      133,868    34,013,705
                                                                                                                        -----------
Comprehensive loss:
      Net income                                                                               3,814,215                  3,814,215
      Change in net unrealized holding gains (losses)
           on available-for-sale securities, net of
           reclassification adjustment and tax effects                                                     (4,807,581)   (4,807,581)
                                                                                                                        -----------
               Comprehensive loss                                                                                          (993,366)
                                                                                                                        -----------
Dividends                                                                                     (1,344,141)                (1,344,141)
Dividends reinvested                                       6,745        10,539      439,499                                 450,038
                                                         -------   -----------  -----------  -----------  -----------   -----------

BALANCE, DECEMBER 31, 1999                               900,392   $ 1,406,863  $ 7,266,168  $28,126,918  $(4,673,713)  $32,126,236
                                                         =======   ===========  ===========  ===========  ===========   ===========

----------------------------------------------------------------
                        See Notes to Financial Statements

                     FIDELITY DEPOSIT & DISCOUNT BANK

                             STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------------------------------------------

                                                                             1999         1998             1997
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                       $  3,814,215  $  3,563,552      $  3,310,057
      Adjustments to reconcile net income to net cash provided by operating activities
               Depreciation                                                 762,865       488,354           491,767
               Amortization of securities (net of accretion)               (119,263)      (63,802)          (21,075)
               Provision for loan losses                                    530,000       646,000           622,800
               Deferred income taxes                                        258,291       114,812            11,920
               Gain on sale of investment securities                         (1,400)     (109,940)         (123,611)
               Gain on sale of loans                                       (196,813)     (160,740)           (3,124)
               Loss on sale of foreclosed assets held for sale               71,413        26,584                 -
               Loss on loans available for sale                             145,847
               Loss on sale of bank premises and equipment                        -             -            11,983
               Change in:
                    Accrued interest receivable                            (857,882)      (30,160)         (158,443)
                    Other assets                                         (1,709,959)     (777,331)           82,806
                    Accrued interest payable and other liabilities         (102,896)      481,462           371,029
                                                                       ------------  ------------      ------------

                        Net cash provided by operating activities         2,594,418     4,178,791         4,596,109
                                                                       ------------  ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Net decrease (increase) in federal funds sold                       6,500,000    (6,500,000)        3,850,000
      Held-to-maturity securities:
           Proceeds from maturities and calls                                     -     1,400,000         4,005,000
           Purchases                                                              -    (2,368,080)       (7,168,147)
      Available-for-sale securities:
           Proceeds from sales                                              201,400     3,947,560        14,101,904
           Proceeds from maturities, calls and paydowns                  22,974,907    38,675,325        22,182,739
           Purchases                                                    (57,409,856)  (47,514,176)      (18,024,813)
      Proceeds from sale of loans available-for-sale                     11,796,340    15,500,658           898,017
      Net increase in loans and leases                                  (73,501,527)  (57,744,631)      (41,904,533)
      Acquisition of bank premises and equipment                         (3,820,032)   (2,800,036)         (263,397)
      Improvements to foreclosed assets held for sale                       (33,239)       (8,146)
      Proceeds from sale of foreclosed assets held for sale                 232,366       245,944                 -
                                                                       ------------  ------------      ------------

                        Net cash used in investing activities           (93,059,641)  (57,165,582)      (22,323,230)
                                                                       ------------  ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net increase in noninterest-bearing deposits                        4,125,185     8,076,597         2,331,621
      Net increase in certificates of deposit
           of $100,000 or more                                           17,206,938     2,092,247         2,042,557
      Net increase in other interest-bearing deposits                    33,368,091    11,806,897         1,581,162
      Net increase in short-term borrowings                                 243,747       304,848         9,510,675
      Net increase in federal funds purchased                            30,600,000
      Increase in long-term debt                                         15,053,000    30,000,000         2,252,000
      Dividends paid, net of dividend reinvestment                         (894,103)     (823,357)         (767,312)
      Proceeds from issuance of common stock                                      -     2,940,915           152,100
                                                                       ------------  ------------      ------------

                        Net cash provided by financing activities        99,702,858    54,398,147        17,102,803
                                                                       ------------  ------------      ------------

NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                                    9,237,635     1,411,356          (624,318)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              8,719,744     7,308,388         7,932,706
                                                                       ------------  ------------      ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                 $ 17,957,379  $  8,719,744      $  7,308,388
                                                                       ============  ============      ============


--------------------------------------------------------------------------------
                        See Notes to Financial Statements

                        FIDELITY DEPOSIT & DISCOUNT BANK

                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


 1.   NATURE OF OPERATIONS AND SUMMARY OF
      SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF OPERATIONS

         The Bank provides a variety of financial services to individuals and corporate customers in Lackawanna and Luzerne Counties, Pennsylvania. This region has a diversified and fairly stable economy. The Bank's primary deposit products are savings accounts, NOW accounts, money market deposit accounts, certificates of deposit and checking accounts. Its primary lending products are single-family residential loans, secured consumer loans, and secured loans to businesses. In addition to these traditional banking services, the Bank also provides annuities, mutual funds and trust services.

      USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination for the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

         A significant portion of the Bank's loan portfolio consists of single-family residential loans in its market area. Although the Bank has a diversified loan portfolio, a substantial portion of its debtor's ability to honor their contracts is dependent on the economic sector in which the Bank operates.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


         While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for loan losses and foreclosed assets. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and foreclosed assets may change materially in the near future.

      HELD-TO-MATURITY SECURITIES

         Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income over the period to maturity.

      TRADING SECURITIES

         Debt and equity securities held principally for resale in the near term are recorded at their fair values. Unrealized gains and losses are included in other income. The Bank did not have any investment securities held for trading purposes during 1998, 1997 or 1996.

      AVAILABLE-FOR-SALE SECURITIES

         Available-for-sale securities consist of debt and equity securities not classified as either held-to-maturity securities or trading securities and are reported at fair value. Unrealized holding gains and losses, net of deferred income taxes, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. These net unrealized holding gains and losses are the sole component of accumulated other comprehensive income
         (loss).

      Loans Held For Sale

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      LOANS

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at face value, net of unearned discount, unamortized loan fees and costs and the allowance for loan losses. Interest on residential real estate loans is recorded on an amortized schedule. Commercial loan interest is accrued on the principal balance on an actual day basis. Interest on consumer loans is determined using the actuarial method or the simple interest method.

         The accrual of interest on impaired loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Any payments received on impaired loans are applied, first to the outstanding loan amounts, then to the recovery of any charged-off loan amounts. Any excess is treated as a recovery of lost interest.

      ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans and leases that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of the loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific impaired loans. Loans considered uncollectible are charged to the allowance. Recoveries on loans previously charged off are added to the allowance.


         A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments in accordance to the contractual terms of the loan. Factors considered in determining impairment include payment status, collateral value, and the probability of collecting payments when due. The significance of payment delays and/or shortfalls, is determined on a case by case basis. All circumstances surrounding the loan are taken into account. Such factors include the length of the delinquency, the underlying reasons and the borrower's prior payment record. Impairment is measured on all loans on a loan by loan basis. The Bank does not group homogeneous loans collectively for the purpose of determining impairment.



      LEASES

         Financing of equipment and automobiles are provided to customers under lease arrangements accounted for as direct financing leases. Income earned is based on a constant periodic return on the net investment in the lease.

      LOAN FEES

         Nonrefundable loan origination fees and certain direct loan origination costs are recognized over the life of the related loans as an adjustment of yield. The unamortized balance of these fees and costs are included as part of the loan balance to which it relates.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

      LOAN SERVICING AND LOAN SERVICING RIGHTS

         The Bank services real estate loans for investors in the secondary mortgage market, which are not included in the balance sheet. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. For purposes of measuring impairment, the rights are stratified based on the present dominant risk characteristics of the underlying loans, stated term of the loan and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. Fair values are estimated using discounted cash flows based on a current market interest rate.

      FORECLOSED ASSETS HELD FOR SALE

         Foreclosed assets held for sale are carried at the lower of carrying amount or fair value less cost to sell. Losses from the acquisition of property in full and partial satisfaction of debt are treated as credit losses. Routine holding costs and subsequent declines in value are included in other operating expenses.

      TRUST FEES

         Trust fees are recorded on the cash basis which is not materially different from the accrual basis.

      ADVERTISING COSTS

         Advertising costs are charged to expense as incurred and were $ 403,000 in 1999 and $288,700 in 1998.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Cash and short-term instruments: The carrying amounts of cash and short-term instruments approximate their fair value.

         Available-for-sale and held-to-maturity securities: Fair values for securities are based on bid prices received from securities dealers. Restricted equity securities are carried at cost.

         Loans receivable: The fair value of all loans is estimated by the net present value of the future expected cash flows.

         Loans available for sale: For loans available for sale, the fair value is estimated using rates currently offer for similar borrowings and are stated at the lower of cost or market.

         Deposit liabilities: The fair value of demand deposits, NOW accounts, savings accounts, and money market deposits is estimated by the net present value of the future expected cash flows. For certificates of deposit, the discount rates used reflect the Bank's current market pricing. The discount rates used for nonmaturity deposits are the current book rate of the deposits.

         Short-term borrowings: For short-term borrowings, the fair value is estimated using the rates currently offered for similar borrowings.

         Long-term debt: For other borrowed funds, the fair value is estimated using the rates currently offered for similar borrowings.

         Accrued interest: The carrying amounts of accrued interest approximate their fair values.

         Off-balance-sheet instruments: Commitments to extend credit are generally short term and are priced to market. The rates on standby letters of credit are priced on prime. Therefore, the estimated fair value of these financial instruments is face value.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      INCOME TAXES

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      CASH FLOWS

         For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks.

         For the years ended December 31, 1999, 1998, and 1997, the Bank paid interest in cash on interest-bearing liabilities of $15,272,903, $11,827,170 and $10,299,735, respectively. For the years ended December 31, 1999, 1998, and 1997, the Bank paid cash for income taxes of $725,500, $1,241,283 and $1,068,646, respectively.

         Noncash investing activities related to the acquisition of foreclosed assets held for sale amounted to $482,201, $189,814 and $275,829 in 1999, 1998, and 1997, respectively. Noncash investing activities also included transferring $3,603,841, $655,753 and $6,136,340 from loans to loans available-for-sale in 1999, 1998 and 1997, respectively.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      OTHER COMPREHENSIVE (LOSS) INCOME


         The components of other comprehensive (loss) income and related tax effects are as follows:

                                                                                           YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------------
                                                                                     1999              1998          1997
                                                                                     ----              ----          ----

             Unrealized holding (losses) gains on
                available-for-sale securities                                   $(7,282,815)        $ (28,215)     $ 549,318

             Less reclassification adjustment for gains
                realized in income                                                   (1,400)         (109,940)            -
                                                                                -----------         ---------      --------

             Net unrealized (losses) gains                                       (7,284,215)         (138,155)       549,318

             Tax effect                                                           2,476,634            46,973       (186,768)
                                                                                -----------         ---------      ---------

             Net of tax amount                                                  $(4,807,581)        $ (91,182)     $ 362,550
                                                                                ===========         =========      =========


 2.   RESTRICTED CASH

      The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amounts of those reserve balances for the years ended December 31, 1999 and 1998 were $2,466,000 and $1,123,000, respectively.

      Deposits with any one financial institution are insured up to $100,000. The Bank maintains cash and cash equivalents with certain other financial institutions in excess of the insured amount.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 3.   INVESTMENT SECURITIES

      Amortized cost and fair value of investment securities at December 31, 1999 and 1998, are as follows (in thousands):

                                                       .............................1999..................................
                                                                               GROSS             GROSS
                                                          AMORTIZED         UNREALIZED         UNREALIZED        FAIR
                                                             COST              GAINS             LOSSES          VALUE
                                                             ----              -----             ------          -----

      Available-for-sale securities:
         U.S. government agencies and
             corporations                                   $ 79,293                              $5,945          $73,348
         U.S. treasury securities
         Obligations of states and political
             subdivisions                                     23,450              $84                977           22,557
         Mortgage-backed securities                            8,017                2                332            7,687
                                                            --------             ----             ------          -------

                Total debt securities                        110,760               86              7,254          103,592

         Equity securities:
             Restricted                                        5,343                -                  -            5,343
             Other                                               241              130                 44              327
                                                            --------             ----             ------         --------

                       Total                                $116,344             $216             $7,298         $109,262
                                                            ========             ====             ======         ========


                                                       .............................1998..................................
                                                                               GROSS             GROSS
                                                          AMORTIZED         UNREALIZED         UNREALIZED        FAIR
                                                             COST              GAINS             LOSSES          VALUE
                                                             ----              -----             ------          -----

      Available-for-sale securities:
         U.S. government agencies and
             corporations                                   $ 39,697             $ 48             $  280         $ 39,465
         U.S. treasury securities                              6,994               62                  -            7,056
         Obligations of states and political
             subdivisions                                     24,215              449                213           24,451
         Mortgage-backed securities                            5,380               41                 52            5,369
                                                            --------             ----             ------         --------

                Total debt securities                         76,286              600                545           76,341

         Equity securities:
             Restricted                                        2,113                -                  -            2,113
             Other                                                 6              148                  -              154
                                                            --------             ----             ------         --------

                       Total                                $ 78,405             $748             $  545         $ 78,608
                                                            ========             ====             ======         ========

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      There are no significant concentrations of investments (greater than 10 percent of shareholders' equity) in any individual security issuer other than securities of the United States government and agencies.

      Most of the Bank's debt and equity securities are pledged to secure trust funds, public deposits, short-term borrowings, Federal Home Loan Bank of Pittsburgh ("FHLB") borrowings and certain other deposits as required by law. U.S. government securities pledged on repurchase agreements are under the Bank's control.

      The amortized cost and fair value of debt securities at December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                                                   AMORTIZED          FAIR
                                                                                                     COST             VALUE
                                                                                                     ----             -----
                                                                                                         (IN THOUSANDS)

         Available-for-sale securities:
             Due in one year or less                                                             $    590          $    593
             Due after one year through five years                                                  2,525             2,546
             Due after five years through ten years                                                32,811            31,071
             Due after ten years                                                                   66,817            61,695
                                                                                                 --------          --------

                                                                                                  102,743            95,905

         Mortgage-backed securities                                                                 8,017             7,687
                                                                                                 --------          --------

                       Total                                                                     $110,760          $103,592
                                                                                                 ========          ========

      Gross realized gains and losses on sales of available-for-sale securities, determined using specific identification of the securities in 1999, 1998 and 1997, were as follows:

                                                                                     1999         1998            1997
                                                                                     ----         ----            ----

         Gross realized gains                                                       $1,400      $109,940        $143,518
         Gross realized losses                                                           -             -        $ 19,907

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as "derivatives") and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures.

      On October 1, 1998, the Bank transferred certain held-to-maturity securities to the available-for-sale investment portfolio. The amortized cost of the securities was approximately $15,477,000 with an unrealized gain, net of taxes of approximately $266,000. This transfer was in accordance with special reassessment provision contained within SFAS No. 133 which was adopted by the Bank as of October 1, 1998.

      The Bank does not have any derivative financial instruments requiring disclosure under SFAS No. 133. The adoption of this statement did not affect operating results of the Bank.


 4.   LOANS AND LEASES

      The major classifications of loans and leases at December 31, 1999 and 1998 are summarized as follows:

                                                                        1999                  1998
                                                                        ----                  ----

         Real estate                                                $111,242,490          $ 99,955,640
         Consumer                                                     64,998,362            47,549,512
         Commercial                                                  113,061,093            85,425,708
         Direct financing leases                                       5,710,579             2,248,990
         Real estate construction                                      5,335,753             3,810,975
                                                                    ------------          ------------

                    Total                                            300,348,217           238,990,825

         Less:
             Unearned income                                             982,384               553,033
             Allowance for loan losses                                 3,172,375             3,007,713
                                                                    ------------          ------------

                           Loans and leases, net                    $296,193,518          $235,430,079
                                                                    ============          ============

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      The Bank has no concentration of loans to borrowers engaged in similar businesses or activities which exceed 5 percent of total assets at December 31, 1999 or 1998.

      Net unearned loan fees and costs of $144,781 and $67,285 have been deducted from the carrying value of loans at December 31, 1999 and 1998, respectively.

      Impaired loans which are past due 90 days or more and still accruing interest are $2,917,464 and $2,688,867 at December 31, 1999 and 1998,
      respectively.

      Impaired loans on which the accrual of interest has been discontinued amounted to $1,210,186 and $1,364,102 at December 31, 1999 and 1998,
      respectively. The average balance of total impaired loans was $3,709,119 in 1999 and $3,723,024 in 1998. The total allowance for loan losses related to these loans was $883,866 and $707,391 at December 31, 1999 and 1998, respectively. Cash payments of $66,837 and $114,655, received during 1999 and 1998, respectively, on these impaired loans were all applied to principal. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

      Changes in the allowance for loan losses for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                                               1999                1998               1997
                                                               ----                ----               ----

         Balance, beginning                                $3,007,713          $2,809,066         $2,589,976
         Recoveries                                           115,623             132,649             80,462
         Provision for loan losses                            530,000             646,000            622,800
         Losses charged to allowance                         (480,961)           (580,002)          (484,172)
                                                           ----------          ----------         ----------

         Balance, ending                                   $3,172,375          $3,007,713         $2,809,066
                                                           ==========          ==========         ==========

      For federal income tax purposes, the allowance for loan losses is $315,958 at December 31, 1999, 1998, and 1997. The amounts deducted for loan losses in the federal income tax returns were $365,338 in 1999, $447,353 in 1998 and $403,710 in 1997. These amounts were the maximum allowable deduction.

      The Bank services real estate loans, which are not included in the accompanying balance sheet, for investors in the secondary mortgage market. The approximate amount of mortgages serviced amounted to $29,234,000 and $20,252,000 at December 31, 1999 and 1998, respectively.
      Mortgage servicing rights were $122,564 at December 31, 1999 and are included in other assets. There were no mortgage servicing rights at December 31, 1998.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


 5.   PREMISES AND EQUIPMENT

      Components of premises and equipment at December 31, 1999 and 1998 are summarized as follows:

                                                                            1999                1998
                                                                            ----                ----

         Land                                                           $   855,330         $   855,330
         Bank premises                                                    5,906,164           4,401,551
         Furniture, fixtures and equipment                                5,920,656           3,957,005
         Leasehold improvements                                           1,293,050             964,104
                                                                        -----------         -----------

                       Total                                             13,975,200          10,177,990

         Less accumulated depreciation and amortization                   4,468,892           3,728,849
                                                                        -----------         -----------

                              Premises and equipment, net               $ 9,506,308         $ 6,449,141
                                                                        ===========         ===========


         The Bank leases its Green Ridge, Scranton, Pittston, West Pittston, Moosic and Clarks Summit branches under the terms of operating leases. Rental expense was $223,281 for 1999, $157,434 for 1998 and $142,960
         for 1997. The future minimum rental payments under these leases are as follows:

             YEAR                                                  AMOUNT
             ----                                                  ------

                2000                                            $  288,000
                2001                                               289,000
                2002                                               286,000
                2003                                               279,000
                2004                                               254,000
                                                                ----------

                                  Total                         $1,396,000
                                                                ==========

      Amortization of leasehold improvements is included in depreciation expense.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


 6.   DEPOSITS

      At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

             2000                                          $ 88,242,709
             2001                                            55,446,969
             2002                                            15,978,304
             2003                                             4,824,950
             2004 and thereafter                              4,595,595
                                                           ------------
                                                           $169,088,527
                                                           ============

 7.   SHORT-TERM BORROWINGS

      Short-term borrowings are as follows at December 31:

                                                                              1999                1998
                                                                              ----                ----

         Federal funds purchased                                          $30,600,000         $         -
         Securities sold under repurchase agreements                       28,487,585          28,872,826
         Demand note, U.S. Treasury                                         1,161,461             532,473
                                                                          -----------         -----------

                    Total                                                 $60,249,046         $29,405,299
                                                                          ===========         ===========

         The maximum and average amounts of short-term borrowings outstanding and related interest rates for the years ended December 31, 1999 and 1998 are as follows:

                                                           MAXIMUM                              WEIGHTED
                                                         OUTSTANDING                            AVERAGE
                                                           AT ANY             AVERAGE         RATE DURING       RATE AT
                        1999                              MONTH END         OUTSTANDING         THE YEAR        YEAR END
                        ----                              ---------         -----------         --------        --------

         Federal funds purchased                        $30,600,000        $10,581,431            5.06%          4.05%
         Securities sold under repurchase
             agreements                                  35,865,050         31,634,056            4.80%          5.04%
         Demand note, U. S. Treasury                      1,189,861            549,438            7.17%          4.54%
                                                        -----------        -----------


                    Total                               $67,654,911       $42,764,925
                                                        ===========       ===========

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                           MAXIMUM                              WEIGHTED
                                                         OUTSTANDING                            AVERAGE
                                                           AT ANY             AVERAGE         RATE DURING       RATE AT
                        1998                              MONTH END         OUTSTANDING         THE YEAR        YEAR END
                        ----                              ---------         -----------         --------        --------

         Federal funds purchased                        $ 6,000,000        $   224,658            5.50%
         Securities sold under repurchase
             agreements                                  29,011,874         27,442,189            5.09%           4.76%
         Demand note, U. S. Treasury                      1,257,747            617,226            6.07%           4.12%
                                                        -----------        -----------

                    Total                               $36,269,621        $28,284,073
                                                        ===========        ===========

      At December 31, 1999, the Bank has $5,000,000 available on an unsecured line of credit from a financial institution.

      At December 31, 1999, the Bank has available approximately $2,795,000 that it can borrow at the discount window from the Federal Reserve Bank of Philadelphia, which is secured by certain investments.

      There were no borrowings on these lines at December 31, 1999 or 1998.

      At December 31, 1999, the Bank has a $40,000,000 open repo plus with the FHLB, which is secured by certain mortgage loans, and expires April 21, 2000. The borrowings at December 31, 1999 were $30,600,000.

      At December 31, 1999, the Bank also has a $9,545,000 Y2K line of credit which expires May 15, 2000. This line is secured by certain mortgage loans. There were no borrowings at December 31, 1999.


 8.   LONG-TERM DEBT

      Long-term debt consists of advances from the FHLB with interest rates ranging from 4.69% to 6.33% in 1999 and 3.81% to 6.15% in 1998. These
      advances are secured by unencumbered U.S. government agency securities, mortgage-backed securities, U.S. Treasury notes and certain residential mortgages.

      At December 31, 1999, the maturities of long-term debt are as follows:

         YEAR ENDING DECEMBER 31
         -----------------------

             2000                                             $ 1,305,000
             2003                                              10,000,000
             2004                                              21,000,000
             2008                                              20,000,000
             2009                                               5,000,000
                                                              -----------

                                                              $57,305,000
                                                              ===========

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


 9.   STOCK OPTION PLANS

      The Bank has reserved 50,000 shares of its unissued capital stock for issuance under a dividend reinvestment plan. Shares issued under this plan are valued at fair value as of the dividend payment date. At December 31, 1999, 24,280 shares are available for future issuance.

      The Bank has established the 1998 Independent Directors Stock Option Plan and has reserved 25,000 shares of its unissued capital stock for issuance under the plan. Under the 1998 Independent Directors Stock Option Plan, each outside director will be awarded stock options to purchase 250 shares of the Bank's common stock on the first business day of January, each year, at the fair market value on date of grant. 2,250 stock options with a ten-year life were awarded in 1999. No stock options were awarded in 1998.

      The Bank has established the 1998 Stock Incentive Plan and has reserved 25,000 shares of its unissued capital stock for issuance under the plan. Under the 1998 Stock Incentive Plan, key officers and certain other employees are eligible to be awarded qualified options to purchase the Bank's common stock at the fair market value on the date of grant. 1,500 qualified stock options with a ten-year life were awarded in 1999. No qualified options were awarded in 1998.

      The Bank applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the Option Plans. Accordingly, no compensation expense has been recognized for the Option Plans. Had compensation cost for the Option Plans been determined based on fair values at the grant date for awards consistent with the method of SFAS No. 123, the Bank's net income and earnings per share would have been adjusted to the pro forma amounts indicated below for the year ended December 31, 1999:

                                                  AS REPORTED      PRO FORMA
                                                  -----------      ---------

         Net income (in thousands)                  $3,814           $3,790
         Earnings per share - Basic                   4.26             4.23
                            - Diluted                 4.25             4.23

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      For purposes of the pro forma calculations, the fair value of each option is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for grants issued in 1999:

         Dividend yield                                              2.48%
         Expected volatility                                         6.85%
         Risk-free interest rate                                     5.50%
         Expected lives                                            5 years

      A summary of the status of the Bank's option Plans as of December 31, 1999 and changes during the year ended is presented below:

                                                                WEIGHTED AVERAGE
                                                  SHARES         EXERCISE PRICE
                                                  ------         --------------

         Outstanding, beginning of year                -
         Granted                                    3,750             $62.00
         Exercised                                     -
         Forfeited                                     -
                                                    ----              ------

         Outstanding, end of year                   3,750             $62.00
                                                    =====             ======

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


10.   INCOME TAXES

      The following temporary differences gave rise to the deferred tax asset at December 31, 1999 and 1998:

                                                                                     1999                1998
                                                                                     ----                ----
         Deferred tax assets:
             Provision for loan losses                                          $  971,182           $ 915,197
             Deferred compensation                                                 104,244              90,104
             Unrealized losses on available-for-sale loans                          49,588                   -
             Other tax assets                                                       14,395                   -
             Unrealized gain on available-for-sale securities                    2,407,670             (68,962)
                                                                                ----------           ---------

                       Total                                                     3,547,079             936,339
                                                                                ----------           ---------

         Deferred tax liabilities:
             Leasing                                                              (686,734)           (350,340)
             Loan fees and costs                                                  (187,171)           (133,250)
                                                                                ----------           ---------

                       Total                                                      (873,905)           (483,590)
                                                                                ----------           ---------

                                  Deferred tax asset, net                       $2,673,174           $ 452,749
                                                                                ==========           =========

      The provision for income taxes is as follows:

                                                                           1999             1998              1997
                                                                           ----             ----              ----

             Current                                                    $645,109         $1,131,948       $1,173,088
             Deferred                                                    258,291            114,812           11,920
                                                                        --------         ----------       ----------

                       Total provision                                  $903,400         $1,246,760       $1,185,008
                                                                        ========         ==========       ==========

      A reconciliation between the expected statutory income tax and the actual provision for income taxes is as follows:

                                                                       1999                1998                 1997
                                                                       ----                ----                 ----

         Expected provision at the statutory rate                   $1,603,989          $1,635,506            $1,528,322
         Tax-exempt income                                            (660,622)           (437,820)             (383,916)
         Nondeductible interest expense                                 95,891              66,618                54,659
         Low income housing tax credits                                (73,910)                  -                     -
         Other, net                                                    (61,948)            (17,544)              (14,057)
                                                                    ----------          ----------            ----------

                Actual provision for income taxes                   $  903,400          $1,246,760            $1,185,008
                                                                    ==========          ==========            ==========

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


11.   RETIREMENT PLAN

      The Bank has a defined contribution 401(k) plan covering substantially all employees of the Bank. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to the Plan for 1999, 1998 and 1997 were $212,898, $200,140 and $177,529, respectively.


12.   FINANCIAL INSTRUMENTS

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

      The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank on extension of credit, is based on management's credit assessment of the customer.

      Standby letters of credit written are conditional commitments issued by the Bank guaranteeing performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      The Bank has not incurred any losses on its commitments in either 1999, 1998 or 1997.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      The carrying or notional amount and estimated fair values of the Bank's financial instruments were as follows at December 31, 1999 and 1998:

                                                         ............1999...........        ...........1998............
                                                          CARRYING                          CARRYING
                                                             OR                                OR
                                                          NOTIONAL           ESTIMATED      NOTIONAL          ESTIMATED
                                                           AMOUNT            FAIR VALUE      AMOUNT          FAIR VALUE
                                                           ------            ----------      ------          ----------
                                                                (IN THOUSANDS)                     (IN THOUSANDS)
         Financial assets:
             Cash and cash equivalents                   $ 17,957             $ 17,957       $  8,720         $  8,720
             Federal funds sold                                 -                    -          6,500            6,500
             Available-for-sale securities                109,262              109,262         78,608           78,608
             Loans and leases                             299,366              295,628        238,438          240,072
             Loans available for sale                       5,254                5,254          8,858            9,010
             Accrued interest                               3,262                3,262          2,404            2,404

         Financial liabilities:
             Deposit liabilities                         $294,701             $294,649       $240,001         $240,551
             Accrued interest                               1,767                1,767          2,742            2,742
             Short-term borrowings                         60,249               60,249         29,405           29,411
             Long-term debt                                57,305               56,805         42,252           42,256

         Off-balance sheet liabilities:
             Commitments to extend credit                 $56,018             $ 56,018       $ 75,070         $ 75,070
             Standby letters of credit                      4,398                4,398          1,443            1,443


13.  EARNINGS PER SHARE

     Earnings per share (EPS) is computed using the weighted-average number of shares of common stock outstanding after giving effect to the assumed exercise of stock options.

     The following data shows the amounts used in computing earnings per share and the effects on income and the weighted average number of shares of dilutive potential common stock for the years ended December 31, 1999, 1998 and 1997.

                                                                      INCOME              COMMON SHARES
                                                                    NUMBERATOR             DENOMINATOR             EPS
                                                                    ----------             -----------             ---

      1999
      ----
         Basic EPS                                                      $3,814,215           896,116              $4.26
                                                                                                                  =====

      Dilutive effect of potential common stock
      -----------------------------------------
         Stock options:
             Exercise of options outstanding                                                   3,750
             Hypothetical share repurchase at $70.25                                          (3,310)
                                                                        ----------           -------

      Diluted EPS                                                       $3,814,215           896,556              $4.25
      -----------                                                       ==========           =======              =====

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                           INCOME       COMMON SHARES
                                         NUMBERATOR      DENOMINATOR       EPS
                                         ----------      -----------       ---

      1998
         Basic and diluted EPS           $3,563,552        848,554        $4.20
                                         ==========        =======        =====


                                           INCOME       COMMON SHARES
                                         NUMBERATOR      DENOMINATOR       EPS
                                         ----------      -----------       ---

      1997
         Basic and diluted EPS           $3,310,057        832,994        $3.97
                                         ==========        =======        =====




14.   REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possible additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject.

      To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk in either 1999 or 1998.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                                                      To Be Well Capitalized
                                                                               For Capital           Under Prompt Corrective
                                                     Actual                Adequacy Purposes:           Action Provisions:
                                           ------------------------------------------------------------------------------------
                                              Amount        Ratio      Amount           Ratio           Amount            Ratio
                                              ------        -----      ------           -----           ------            -----

      As of December 31, 1999:
         Total Capital
             (to Risk Weighted Assets)        $39,972,000   14.0%     >$23,073,000       >8.0%        >$28,841,000       >10.0%
                                                                      -                  -            -                  -

         Tier I Capital
             (to Risk Weighted Assets)        $36,800,000   12.8%     >$11,536,000       >4.0%        >$17,304,000       >10.0%
                                                                      -                  -            -                  -

         Tier I Capital
             (to Average Assets)              $36,800,000    8.2%     >$16,170,000       >4.0%        >$20,213,000       > 5.0%
                                                                      -                  -            -                  -

      As of December 31, 1998:
         Total Capital
             (to Risk Weighted Assets)        $36,493,000   17.5%     >$16,695,000       >8.0%        >$20,869,000       >10.0%
                                                                      -                  -            -                  -

         Tier I Capital
             (to Risk Weighted Assets)        $33,880,000   16.2%     > $8,347,000       >4.0%        >$12,521,000       >10.0%
                                                                      -                  -            -                  -

         Tier I Capital
             (to Average Assets)              $33,880,000    9.7%     >$12,557,000       >4.0%        >$15,696,000       > 5.0%
                                                                      -                  -            -                  -



15.   RELATED PARTY TRANSACTIONS

      During the ordinary course of business, loans are made to executive officers, directors, shareholders and associates of such persons. These transactions were made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others. These loans do not involve more than the normal risk of collectability or present other unfavorable features. A summary of loan activity with officers, directors, shareholders and associates of such persons is as follows:

                                                                          1999               1998                1997
                                                                          ----               ----                ----

         Balance, beginning                                           $ 4,337,908        $ 4,261,755         $ 3,910,681
         Additions                                                      1,981,163          1,597,121           2,266,427
         Collections                                                   (2,194,036)        (1,520,968)         (1,915,353)
                                                                      -----------        -----------         -----------

         Balance, ending                                              $ 4,125,035        $ 4,337,908         $ 4,261,755
                                                                      ===========        ===========         ===========

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      Aggregate loans to directors and associates exceeding 2.5% of shareholders' equity included in the table above are as follows:

                                                                           1999                1998               1997
                                                                           ----                ----               ----

         Number of persons                                                    1                  2                   3

         Balance, beginning                                              $2,447,527          $3,511,442        $ 2,616,784
         Additions                                                          689,343             590,547          2,088,447
         Collections                                                       (375,165)           (926,111)        (1,807,055)
         Prior loan balance now above threshold                                                                    613,266
         Adjustment for loans no longer
             exceeding 2.5% of shareholder's equity                        (890,347)           (728,351)                 -
                                                                         ----------          ----------        -----------

         Balance, ending                                                 $1,871,358          $2,447,527        $ 3,511,442
                                                                         ==========          ==========        ===========



16.   SUBSEQUENT EVENT

      In January 2000, the Bank granted 2,250 options to purchase the Bank's capital stock at $70.25 per share under the terms of its 1998 Independent Directors Stock Option Plan. In January 2000, the Bank also granted 1,700 options to purchase the Bank's capital stock at $70.25 per share under the 1998 Stock Incentive Plan.

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


17.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following is a summary of quarterly results of operations for the years ended December 31, 1999, 1998 and 1997:

                                        FIRST        SECOND       THIRD     FOURTH
                     1999              QUARTER      QUARTER      QUARTER    QUARTER      TOTAL
                     ----              -------      -------      -------    -------      -----
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Interest income                         $ 6,213     $ 6,883     $ 7,560     $ 7,949     $ 28,605
Interest expense                         (3,235)     (3,670)     (4,072)     (4,399)     (15,376)
                                        -------     -------     -------     -------     --------

Net interest income                       2,978       3,213       3,488       3,550       13,229
Provision for loan losses                  (180)       (140)        (85)       (125)        (530)
Other income                                498         574         602         431        2,105
Other expenses                           (2,272)     (2,484)     (2,683)     (2,648)     (10,087)
                                        -------     -------     -------     -------     --------

Income before provision for
   income taxes                           1,024       1,163       1,322       1,208        4,717
Provision for income taxes                 (220)       (261)       (303)       (119)        (903)
                                        -------     -------     -------     -------     --------

Net income                              $   804     $   902     $ 1,019     $ 1,089     $  3,814
                                        =======     =======     =======     =======     ========

Net income per share                    $   .90     $  1.00     $  1.14     $  1.22     $   4.26
                                        =======     =======     =======     =======     ========


                                        FIRST        SECOND       THIRD     FOURTH
                     1998              QUARTER      QUARTER      QUARTER    QUARTER      TOTAL
                     ----              -------      -------      -------    -------      -----
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Interest income                         $ 5,530     $ 5,712     $ 5,974     $ 6,255     $ 23,471
Interest expense                         (2,915)     (2,990)     (3,193)     (3,210)     (12,308)
                                        -------     -------     -------     -------     --------

Net interest income                       2,615      2,722       2,781       3,045       11,163
Provision for loan losses                  (182)       (182)       (184)        (98)        (646)
Other income                                389         415         457         641        1,902
Other expenses                           (1,711)     (1,842)     (1,978)     (2,078)      (7,609)
                                        -------     -------     -------     -------     --------

Income before provision for
   income taxes                           1,111       1,113       1,076       1,510        4,810
Provision for income taxes                 (284)       (280)       (270)       (413)      (1,247)
                                        -------     -------     -------     -------     --------

Net income                              $   827     $   833     $   806     $ 1,097     $  3,563
                                        =======     =======     =======     =======     ========

Net income per share                    $   .98     $   .98     $   .95     $  1.29     $   4.20
                                        =======     =======     =======     =======     ========

FIDELITY DEPOSIT & DISCOUNT BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                        FIRST        SECOND       THIRD     FOURTH
                     1997              QUARTER      QUARTER      QUARTER    QUARTER      TOTAL
                     ----              -------      -------      -------    -------      -----
                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Interest income                         $ 5,073     $ 5,188     $ 5,207     $ 5,569     $ 21,038
Interest expense                         (2,570)     (2,617)     (2,627)     (2,825)     (10,640)
                                        -------     -------     -------     -------     --------

Net interest income                       2,503       2,571       2,580       2,744       10,398
Provision for loan losses                   (90)       (176)       (138)       (219)        (623)
Other income                                298         351         343         311        1,303
Other expenses                           (1,605)     (1,648)     (1,706)     (1,624)      (6,583)
                                        -------     -------     -------     -------     --------

Income before provision for
   income taxes                           1,106       1,098       1,079       1,212        4,495
Provision for income taxes                 (290)       (289)       (284)       (322)      (1,185)
                                        -------     -------     -------     -------     --------

Net income                              $   816     $   809     $   795     $   890     $  3,310
                                        =======     =======     =======     =======     ========

Net income per share                    $   .98     $   .97     $   .95     $  1.07     $   3.97
                                        =======     =======     =======     =======     ========


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     Management estimates that the expenses payable by the company in connection with the sale of securities registered on the Registration Statement will be as follows:


Registration Fee                                         $    964
Accounting Fees and Expenses                             $  1,500
Legal Fees and Expenses                                  $ 12,000
Printing and EDGAR Filing Expenses                       $ 10,000
Miscellaneous                                            $  1,000
                                                         ========
TOTAL                                                    $ 25,464

Item 14. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1741-1750) provides that a business corporation has the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. We qualify the following discussion, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, is attached as Exhibit 99.

     Section 1721 of the Pennsylvania Business Corporation Law of 1988, which relates to the Board of Directors, declares that, unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502, which relates to general powers, and elsewhere in the corporation law or otherwise vested by law in a business corporation must be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If a provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the corporation law are exercised or performed to the extent and by a person or persons as provided in the by-laws.

     Section 1712 provides that a director of a business corporation stands in a fiduciary relation to the corporation and must perform his duties as a director, including his duties as a member of any committee of the board, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with the care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     o one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

     o counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

     o a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     A director is not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors does not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action are presumed to be in the best interests of the corporation.

     Moreover, Section 1721 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director is not personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     o the director has breached or failed to perform the duties of his office under this section; and

     o the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions discussed above shall not apply to:

     o the responsibility or liability of a director pursuant to any criminal statute; or

     o the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Section 1714 states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, is presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment of the meeting or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent does not apply to a director who voted in favor of the action. Nothing in Section 1714 bars a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of the minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 which relates to third party actions, provides that unless otherwise restricted in its by-laws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

     Section 1742, which relates to derivative actions, provides that unless otherwise restricted in its by-laws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743, which relates to mandatory indemnification, provides for mandatory indemnification of directors and officers to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, the person is indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744, which relates to procedure for effecting indemnification, provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) is made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because the person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     o by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     o if a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     o    by the shareholders.

     Section 1745, which relates to advancing expenses, provides that expenses, including attorneys' fees, incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation as authorized by Pennsylvania law or otherwise.

     Section 1746, which relates to supplementary coverage, provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of Pennsylvania law are not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 also provides that indemnification referred to above is not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. This indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747, which relates to the power to purchase insurance, provides that unless otherwise restricted in its by-laws, a business corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the corporation law. This insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1748, which relates to application to surviving or new corporations, provides that for the purposes of Pennsylvania law, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Pennsylvania law with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

     Section 1749, which applies to employee benefit plans, states that for the purposes of Pennsylvania law:

     o references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

     o excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and

     o action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

     Section 1750, which relates to duration and extent of coverage, declares that the indemnification and advancement of expenses provided by, or granted pursuant to Pennsylvania law, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and inure to the benefit of the heirs and personal representative of that person.

     Article 23 of the company's By-laws provides for indemnification to the full extent authorized by Pennsylvania law.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

     None.

Item 16.           Exhibits and Financial Statement Schedules

         (a)       Exhibits:

         3(i)      Registrant's Amended and Restated Articles of
                   Incorporation. (Incorporated by reference to Exhibit 3(i) to Registrant's Registration Statement No. 333-90273 on Form S-4, filed with the Commission on November 3, 1999, and as amended on January 4, March 21, March 24 and April 6, 2000.)

         3(ii) Registrant's Bylaws. (Incorporated by reference to Exhibit 3(ii) to Registrant's Registration Statement No. 333-90273, filed with the Commission on November 3, 1999, and as amended on January 4, March 21, March 24 and April 6, 2000.)

         4 Registrant's 2000 Dividend Reinvestment Plan. (Included in the prospectus.)

         5         Form Opinion of Shumaker Williams, P.C. re: Legality of
                   Shares.

        10.1       1998 Independent Directors Stock Option
                   Plan of The Fidelity Deposit and
                   Discount Bank (Incorporated by
                   reference to Exhibit 10.1 to
                   Registrant's Registration Statement No.
                   333-90273, filed with the Commission on
                   November 3, 1999, and as amended on
                   January 4, March 21, March 24 and April
                   6, 2000.)

        10.2 1998 Stock Incentive Plan of the Fidelity Deposit and Discount Bank (Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement No. 333-90273, filed with the Commission on November 3, 1999, and as amended on January 4, March 21, March 24 and April 6, 2000.)

        10.3 The Fidelity Deposit and Discount Bank Form of Deferred Compensation Plan

        11 Statement re: Computation of Earnings Per Share. (Included at page F-32 of the prospectus contained herein.)

        21         Subsidiaries of Registrant.

        23.1       Consent of Shumaker Williams, P.C.  (Included as part of
                   Exhibit 5.)

        23.2       Consent of Parente Randolph, P.C.

        24         Power of Attorney.  (Included on Signature Page.)

        99.1       Indemnification Provisions.

        99.2       Enrollment Form.

        99.3       Letter to Shareholders.

         (b)      Financial Statement Schedules:

                  None required.

Item 17. Undertakings.

         (a)

     1. The undersigned Registrant hereby undertakes:

          (A) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

     o to include any prospectus required by Section 10(a)(3) of the Securities Act;

     o to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     o to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses, incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Dunmore, Lackawanna County, Commonwealth of Pennsylvania on September 8, 2000.

                                  FIDELITY D & D BANCORP, INC.
                                  (Registrant)


                              By: /s/ Michael F. Marranca
                                  ----------------------------------------
                                  Michael F. Marranca,
                                  President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael F. Marranca and Robert P. Farrell, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature and Capacity                                                                  Date
         ----------------------                                                                  ----
/s/ Michael F. Marranca                                                                    September 8, 2000
-----------------------------------------------
Michael F. Marranca, President and
Chief Executive Officer, Director
(Principal Executive Officer)

 /s/ Robert P. Farrell                                                                     September 8, 2000
-----------------------------------------------
Robert P. Farrell, Treasurer
(Principal Financial and Accounting Officer)


 /s/ Samuel C. Cali                                                                         September 8, 2000
-----------------------------------------------
Samuel C. Cali, Chairman of the Board,
Director

 /s/ Paul A. Barrett                                                                        September 8, 2000
-----------------------------------------------
Paul A. Barrett, Director

 /s/ Patrick A. Calvey, Jr.                                                                 September 8, 2000
-----------------------------------------------
Patrick A. Calvey, Jr., Director

 /s/ John T. Cognetti                                                                       September 8, 2000
-----------------------------------------------
John T. Cognetti, Director

 /s/ Patrick J. Dempsey                                                                     September 8, 2000
-----------------------------------------------
Patrick J. Dempsey, Director

 /s/ John F. Glinsky, Jr.                                                                   September 8, 2000
-----------------------------------------------
John F. Glinsky, Jr., Secretary, Director

 /s/ Herbert M. McDonald                                                                    September 8, 2000
-----------------------------------------------
Herbert M. McDonald, Director

 /s/ Michael J. McDonald                                                                    September 8, 2000
-----------------------------------------------
Michael J. McDonald, Director

 /s/ David L. Tressler, Sr.                                                                 September 8, 2000
-----------------------------------------------
David L. Tressler, Sr., Director

                                  EXHIBIT INDEX

                                                                                                   Page Number in
                                                                                                 Sequential Number
        Number                             Title                                                      System
        ------                             -----                                                 -----------------
         3(i)        Registrant's Amended and Restated Articles of
                     Incorporation.  (Incorporated by reference to Exhibit 3(i)
                     to Registrant's Registration Statement No. 333-90273,
                     filed with the Commission on November 3, 1999, and as
                     amended on January 4, March 21, March 24 and April 6,
                     2000.)

         3(ii)       Registrant's Bylaws.  (Incorporated by reference to
                     Exhibit 3(ii) to Registrant's Registration Statement No.
                     333-90273, filed with the Commission on November 3, 1999, and as amended on January 4, March 21, March 24 and April 6, 2000.)

         4           Registrant's 2000 Dividend Reinvestment Plan.
                     (Included in the prospectus.)

         5 Form Opinion of Shumaker Williams, P.C. re: Legality of Shares

        10.1         1998 Independent Directors Stock Option Plan of The
                     Fidelity Deposit and Discount Bank (Incorporated by reference to Exhibit 10.1 to Registrant's Registration
                     Statement No. 333-90273, filed with the Commission on November 3, 1999, and as amended on January 4, March 21,
                     March 24 and April 6, 2000.)

        10.2         1998 Stock Incentive Plan of the Fidelity Deposit and
                     Discount Bank (Incorporated by reference to Exhibit 10.2 to
                     Registrant's Registration Statement No. 333- 90273, filed with the Commission on November 3, 1999, and as amended on January 4, March 21, March 24 and April 6, 2000.)

        10.3         The Fidelity Deposit and Discount Bank Form of
                     Deferred Compensation Plan

        11           Statement re: Computation of Earnings Per Share.
                     (Included at page F-32 of the prospectus contained herein.)

        21           Subsidiaries of Registrant.

                                                                                                   Page Number in
                                                                                                 Sequential Number
        Number                             Title                                                      System
        ------                             -----                                                 -----------------
        23.1         Consent of Shumaker Williams, P.C.  (Included as part
                     of Exhibit 5.)

        23.2         Consent of Parente Randolph, P.C.

        24           Power of Attorney.  (Included on Signature Page.)

        99.1         Indemnification Provisions.

        99.2         Enrollment Form.

        99.3         Letter to Shareholders.